Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

EQV VENTURES ACQUISITION CORP.,

PROMETHEUS PUBCO INC.,

Prometheus PubCo Merger Sub Inc.,

PROMETHEUS HOLDINGS LLC,

PROMETHEUS MERGER SUB LLC

AND

PRESIDIO INVESTMENT HOLDINGS LLC

DATED August 5, 2025

i

EXHIBITS

Exhibit A	Form of Subscription Agreements
Exhibit B	Form of Series A Preferred Securities Purchase Agreement
Exhibit C	Form of Series A Preferred Certificate of Designation
Exhibit D	Form of ParentCo Series A Investor Warrants
Exhibit E	Form of Sponsor Letter Agreement
Exhibit F	Form of EQV Charter
Exhibit G	Form of EQV Bylaws
Exhibit H	Form of EQV Holdings A&R LLCA
Exhibit I	Form of ParentCo Charter
Exhibit J	Form of ParentCo Bylaws
Exhibit K	Form of Registration and Stockholders’ Rights Agreement
Exhibit L-1	Employment Agreement – Ulrich
Exhibit L-2	Employment Agreement – Hammack
Exhibit L-3	Employment Agreement – Brawley
Exhibit L-4	Employment Agreement – Barnes
Exhibit M	Illustrative Allocation Schedule
Exhibit N	Illustrative Available Cash
Exhibit O	Form of Equity Incentive Plan
Exhibit P	Form of Restricted Stock Unit Award Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 5, 2025 (the “Execution Date”) by and among (a) EQV Ventures Acquisition Corp., a Cayman Islands exempted company (“EQV”), (b) Prometheus PubCo Inc., a Delaware corporation and a direct, wholly owned subsidiary of EQV (“ParentCo”), (c) Prometheus PubCo Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ParentCo (“EQV Merger Sub”), (d) Prometheus Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of EQV (“EQV Holdings”), (e) Prometheus Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of EQV Holdings (“Company Merger Sub” and, together with EQV, ParentCo, EQV Merger Sub and EQV Holdings collectively, the “EQV Parties”), and (f) Presidio Investment Holdings LLC, a Delaware limited liability company (the “Company”). Each of EQV, ParentCo, EQV Merger Sub, EQV Holdings, Company Merger Sub and the Company is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

whereas, (a) EQV is a blank check company incorporated to acquire one or more operating businesses through a Business Combination, (b) ParentCo is a direct, wholly owned Subsidiary of EQV, (c) EQV Holdings is a direct, wholly owned Subsidiary of EQV, (d) EQV Merger Sub is a direct, wholly owned subsidiary of ParentCo and (e) Company Merger Sub is a direct, wholly owned Subsidiary of EQV Holdings and was formed for the sole purpose of the Company Merger (as defined below);

WHEREAS, subject to the terms and conditions hereof and after the Domestication (defined below), at the Closing, EQV Merger Sub will merge with and into EQV (the “EQV Merger”), with EQV surviving the EQV Merger as a wholly owned Subsidiary of ParentCo;

WHEREAS, subject to the terms and conditions hereof, at the Closing and immediately following the EQV Merger and the ParentCo Class A Contribution, among other things, (i) Company Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Company Merger”, and together with the EQV Merger, the “Mergers”), resulting in the Company becoming a wholly owned direct subsidiary of EQV Holdings and (ii) all the Company Equity Interests (as defined below) that are issued and outstanding immediately prior to the Company Merger Effective Time (as defined below) (other than Cancelled Equity Interests (as defined below) and Company Equity Interests held by ParentCo following the ParentCo Class A Contribution) shall, at the Company Merger Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive Cash Consideration (as defined below) and a number of EQV Holdings Common Units (as defined below) issued by EQV Holdings in accordance with the terms of this Agreement;

WHEREAS, the boards of managers or directors, special committee of independent directors, managing member or other governing body, as applicable, of each of EQV, ParentCo, EQV Merger Sub, EQV Holdings, Company Merger Sub and the Company have approved and declared advisable the entry into this Agreement and the Transactions (as defined below), upon the terms and subject to the conditions hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”), and the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), as applicable, and the Company Board Consent (as defined below) has been executed and delivered to EQV;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the Mergers (the “Transactions”), EQV and ParentCo have entered into subscription agreements in the form attached hereto as Exhibit A (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”), pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of ParentCo Class A Shares in an aggregate amount of $87,500,000 immediately prior to the Closing (the “PIPE Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, EQV, ParentCo and the Company have entered into a securities purchase agreement in the form attached hereto as Exhibit B (the “Series A Preferred SPA”) with the investors named therein (the “Series A Preferred Investors”), pursuant to which the Series A Preferred Investors have committed to make a private placement in the form of (a) shares of Series A preferred stock of ParentCo, par value $0.0001 per share (the “ParentCo Series A Preferred Shares”), having the rights, preferences and privileges set forth in ParentCo’s Certificate of Designation of Preferences, Rights and Limitations of Series A Perpetual Preferred Stock, in substantially the form attached hereto as Exhibit C (the “Series A Preferred Certificate of Designation”), and (b) warrants to purchase ParentCo Class A Shares in substantially the form attached hereto as Exhibit D (the “ParentCo Series A Investor Warrants”), substantially concurrently with the Closing (the “Series A Preferred Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, the Sponsor, EQV, ParentCo, EQV Holdings, the Company and the officers and directors of EQV, have entered into a Sponsor Letter Agreement, dated the Execution Date, in the form attached hereto as Exhibit E (the “Sponsor Letter Agreement”), pursuant to which (among other things) the Sponsor has agreed to (a) vote in favor of this Agreement and the Transactions, (b) be bound by certain restrictions on transfer with respect to its EQV Equity Interests prior to Closing, (c) be bound by certain lock-up provisions during the lock-up periods described therein with respect to its EQV Class B Shares, (d) subject certain of its EQV Class B Shares to vesting (or forfeiture) on the basis of achieving certain trading price thresholds during the first five years following the Closing pursuant to an earnout program, (e) subject certain of its EQV Class B Shares to time vesting during the first three years following the Closing pursuant to a dividend reinvestment program, which will fall away on the basis of achieving certain trading price thresholds during the first three years following Closing and (f) waive any adjustment to the conversion ratio set forth in the Governing Documents of any EQV Party or any other anti-dilution or similar protection with respect to the EQV Equity Interests, as more fully set forth in the Sponsor Letter Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, EQV, ParentCo, EQV Holdings, and certain Company Unitholders have entered into those certain Rollover Agreements, dated as of the Execution Date, and during the Pre-Closing Period certain other Company Unitholders may enter into Rollover Agreements in substantially the same form thereto (each, a “Rollover Agreement”, and collectively, the “Rollover Agreements”, and, such Company Unitholders, the “Rollover Members”);

WHEREAS, as a condition to the consummation of the Transactions, EQV shall provide its eligible shareholders with the opportunity to exercise their right to participate in the EQV Share Redemption (as defined below), on the terms and subject to the conditions and limitations set forth herein and in the applicable EQV Governing Documents, in conjunction with, among other things, obtaining the EQV Required Vote (as defined below);

WHEREAS, prior to the Domestication (as defined below) but after giving effect to the EQV Share Redemption, EQV shall cause each then issued and outstanding EQV Class B Share to be converted into an EQV Class A Share in accordance with the EQV Governing Documents (the “EQV Share Conversion”);

WHEREAS, on the day prior to the consummation of the Mergers and the closing of the Series A Preferred Investment and the PIPE Investment but after giving effect to the EQV Share Conversion, EQV shall, subject to obtaining the EQV Required Vote, (a) migrate and domesticate as a corporation in the State of Delaware in accordance with the DGCL and the Cayman Companies Act (the “Domestication”) and (b) adopt the certificate of incorporation (the “EQV Charter”) substantially in the form set forth on Exhibit F, which shall be the certificate of incorporation of EQV, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the EQV Merger Effective Time, EQV shall adopt bylaws substantially in the form set forth on Exhibit G, which shall be the bylaws of EQV, until thereafter supplemented or amended in accordance with their terms and the DGCL (“EQV Bylaws”);

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding EQV Class A Share will convert automatically, on a one-for-one basis, from a Class A ordinary share of EQV to a share of Class A common stock, par value $0.0001 per share, of EQV and (b) each EQV Warrant will convert automatically, on a one-for-one basis, from a whole warrant exercisable for one Class A ordinary share of EQV into a whole warrant exercisable for one share of Class A common stock, par value $0.0001 per share, of EQV, pursuant to the EQV Public Warrant Agreement (as defined below);

WHEREAS, prior to the EQV Merger Effective Time, and immediately after the Domestication, the EQV Holdings LLCA shall be replaced by an amended and restated limited liability company agreement in the form attached hereto as Exhibit H (the “EQV Holdings A&R LLCA”) to, among other things, reflect the Transactions;

WHEREAS, prior to the EQV Merger Effective Time, and immediately after the Domestication, ParentCo shall adopt (a) the first amended and restated certificate of incorporation substantially in the form set forth as Exhibit I (the “ParentCo Charter”) and (b) amended and restated bylaws substantially in the form set forth on Exhibit J (“ParentCo Bylaws”), which shall be the bylaws of ParentCo, in each case, until thereafter supplemented or amended in accordance with their terms and the DGCL;

WHEREAS, prior to the Company Merger Effective Time, and following the Domestication and the EQV Merger Effective Time, pursuant to their respective Rollover Agreements, certain Rollover Members shall contribute cash to ParentCo in exchange for ParentCo Class B Shares (the “ParentCo Class B Purchase”);

WHEREAS, prior to the Company Merger Effective Time, and following the Domestication and the EQV Merger Effective Time, NHPI shall, pursuant to its Rollover Agreement, contribute its Class A ParentCo Rollover Units attributable to the NHPI Class A ParentCo Rollover Amount to ParentCo in exchange for ParentCo Class A Shares, and certain other Rollover Members shall, pursuant to their respective Rollover Agreements, contribute their respective Class A ParentCo Rollover Units to ParentCo in exchange for ParentCo Class A Shares (collectively, the “ParentCo Class A Contribution”);

WHEREAS, prior to the Company Merger Effective Time, and following the Domestication and the EQV Merger Effective Time, EQV shall make the EQV Contribution (as defined below) in exchange for EQV Holdings Common Units, EQV Holdings Preferred Units and EQV Holdings Warrants;

WHEREAS, EQV intends to treat for U.S. federal and applicable state and local income tax purposes, the Domestication as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (and any comparable provisions of applicable state or local Tax law);

WHEREAS, simultaneously with the Closing and by virtue of the Company Merger, the Company LLCA shall be amended and restated in a form to be mutually agreed upon by EQV and the Company to, among other things, reflect the Merger;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, EQV, ParentCo, EQV Holdings and certain of the Company Unitholders will enter into a Registration and Stockholders’ Rights Agreement (the “Registration and Stockholders’ Rights Agreement”) in substantially the form attached hereto as Exhibit K;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, Presidio Employee Co LLC, on the one hand, and each of Chris Hammack, William Ulrich, John Brawley and Brett Barnes, on the other hand, have entered into an employment agreement (the “Employment Agreements”), effective as of the Closing, in substantially the form attached hereto as Exhibit L-1, L-2, L-3 and L-4;

WHEREAS, EQV Holdings has negotiated the acquisition (the “EQVR Acquisition”) of all of the issued and outstanding equity interests of EQV Resources LLC (“EQVR”), a Delaware limited liability company, and, contemporaneous with the execution of this Agreement, EQVR and the other parties thereto have entered into a merger agreement (the “EQVR Merger Agreement”), pursuant to which EQV and ParentCo will effect the EQVR Acquisition on the terms and subject to the conditions set forth in the EQVR Merger Agreement; and

WHEREAS, in connection with the Closing, ParentCo shall be renamed “Presidio Production Company” and shall trade publicly on the Securities Exchange (as defined below) under the ticker symbol “FTW” (or an alternative ticker symbol agreed by EQV and the Company).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“ACA” has the meaning set forth in Section 3.23(c).

“Additional EQV Filings” has the meaning set forth in Section 6.8(f).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of EQV, the Sponsor, NHPI, a Group Company or an Interested Party shall be deemed an “Affiliate” for purposes of this Agreement; provided, further, that the Group Companies, on the one hand, and any direct or indirect owner of NHPI, on the other hand, shall not be deemed an “Affiliate” for purposes of this Agreement, other than for the purposes of Section 3.27, Section 3.34, Section 6.5, Section 6.6, Section 6.12, Section 10.14 and Section 10.16.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group or unitary group under applicable Tax Law.

“Affiliated Transactions” has the meaning set forth in Section 3.27.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” means an allocation schedule in the form attached hereto as Exhibit M, as it may be updated in accordance with the terms of this Agreement.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the Transactions, including the Company A&R LLCA, the EQV Holdings A&R LLCA, the EQV Charter, the EQV Bylaws, the ParentCo Charter, the ParentCo Bylaws, the Subscription Agreements, the Rollover Agreements, the Sponsor Letter Agreement, the Registration and Stockholder Rights Agreement, the Series A Preferred SPA, the Series A Preferred Certificate of Designation, the Preferred Stockholders’ Agreement, the Securities Contribution and Transfer Agreements and the documents entered in connection therewith, and the Financing Agreements, in each case, only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, to the extent applicable to the Company and its Subsidiaries, the U.S. Foreign Corrupt Practices Act of 1977, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010 and the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Audited Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Available Cash” shall equal, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the EQV Share Redemption Amount), plus (b) the amount of Available Financing Proceeds, plus (c) any Cash reflected on the balance sheet of the Company, plus (d) any Cash reflected on the balance sheet of EQVR, plus (e) any Cash held by EQV in any working capital or similar account, less (f) the aggregate amount of the indebtedness of EQVR (including, without limitation, principal, accrued interest, prepayment premiums and fees) that EQV pays off in connection with the Transactions as of the closing of the EQVR Acquisition pursuant to the terms of the EQVR Merger Agreement, less (g) the amount of all Transaction Expenses, less (h) the WAB RBL Payoff Amount, less (i) the Hedge Restrike Amount, less (j) $10,000,000; provided, that in no event shall Available Cash be equal to an amount less than the Minimum Cash Condition. Attached hereto as Exhibit N is a sample schedule of Available Cash for illustrative purposes of the Execution Date.

“Available Financing Proceeds” shall equal, as of the Closing, the unrestricted net cash proceeds to EQV, ParentCo, EQVR or the Company resulting from the Financing Agreements and any Debt Financing.

“Business Combination” has the meaning ascribed to such term in the EQV Governing Documents (prior to the Domestication).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York or the Cayman Islands.

“Cancelled Equity Interests” has the meaning set forth in Section 2.1(g)(v).

“Cash” means unrestricted cash and cash equivalents, including checks, cash on deposit and over-the-counter bank deposits as of 12:01 a.m. Eastern Time on the Closing Date, which shall include deposits in transit and be net of outstanding checks. For the avoidance of doubt, “Cash” shall not include any cash held in restricted accounts, restricted under the Indenture or otherwise unavailable for unrestricted use for any reason.

“Cash Consideration” means an amount equal to the amount of Available Cash; provided, that the amount of the Cash Consideration shall not exceed an amount equal to the Minimum Cash Condition amount.

“Cayman Companies Act” has the meaning set forth in the Recitals.

“CBA” means any collective bargaining agreement, works council agreement, or labor agreement or other similar Contract with a union, works council, or labor organization.

“Class A ParentCo Rollover Units” means (a) the Company Equity Interests of NHPI (or any Successor LP) that are contributed to ParentCo pursuant to NHPI’s Rollover Agreement or (b) the Company Equity Interests of certain other Rollover Members that are contributed to ParentCo pursuant to such Rollover Member’s respective Rollover Agreement.

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Closing Form 8-K” has the meaning set forth in Section 6.8(g).

“Closing Press Release” has the meaning set forth in Section 6.8(g).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company A&R LLCA” has the meaning set forth in Section 2.1(h)(ii).

“Company Board Consent” means that certain action by written consent approving this Agreement, the Merger and the other Transactions, executed by the requisite Company board members whose approval is necessary to approve the same, in each case, in accordance with the Company LLCA and applicable Law.

“Company Bring-Down Certificate” has the meaning set forth in Section 8.2(c).

“Company Certificate of Merger” has the meaning set forth in Section 2.1(f)(ii).

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to EQV concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has or would reasonably be expected to have any Liability.

“Company Equity Interests” means Equity Interests of the Company.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2 (Non-contravention; Governmental Approvals), Section 3.3 (Capitalization) and Section 3.21 (Brokerage).

“Company Indebtedness” means, without duplication, with respect to the Group Companies, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Group Companies (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) for any lease classified as a capital or finance lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) for any letters of credit, bank guarantees, bankers acceptances or other obligation by which any Group Company assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) except as set forth in Schedule 1.1(b), for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including Hedge Contracts, (i) with respect to any outstanding unpaid and unfunded bonuses, commissions or incentive obligations, severance and deferred compensation (including deferred compensation payable as deferred purchase price) plus the employer portion of any payroll or similar Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date), (j) amounts of third parties, including in respect of Production Burdens or working interest amounts, being held in suspense, or escrow accounts for such suspended funds, by any Group Companies, and (k) in the nature of guarantees of the obligations described in clauses (a) through (j) above, and any obligations of any other Person of the type described in clauses (a) through (j) above directly or indirectly guaranteed by any of the Group Companies or secured by any assets of any of the Group Companies, whether or not such obligations have been assumed by any of the Group Companies. For the avoidance of doubt, Company Indebtedness will (x) be measured on a consolidated basis and exclude any intercompany Company Indebtedness among the Group Companies which are wholly owned, (y) exclude deferred revenue and (z) exclude any items included as a current liability in the calculation of Transaction Expenses.

“Company Independent Petroleum Engineers” has the meaning set forth in Section 3.8(a).

“Company LLCA” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated March 29, 2018, by and among the Company and the other parties party thereto, as amended pursuant to that First Amendment to Amended and Restated Limited Liability Company Agreement of the Company, dated July 9, 2019.

“Company Merger” has the meaning set forth in the Recitals.

“Company Merger Effective Time” has the meaning set forth in Section 2.1(f)(ii).

“Company Merger Sub” has the meaning set forth in the Preamble.

“Company Merger Sub Interests” means the limited liability company interests of Company Merger Sub.

“Company Post-Closing Representation” has the meaning set forth in Section 10.16(a)(i).

“Company Registered IP” has the meaning set forth in Section 3.18(a).

“Company Reserve Report” has the meaning set forth in  Section 3.8(a).

“Company Subsidiaries” means the Subsidiaries of the Company prior to the Closing and consummation of the EQVR Acquisition. For the avoidance of doubt, EQVR shall not be deemed a “Company Subsidiary” or part of the “Company Subsidiaries” for purposes of this Agreement.

“Company Transaction Expenses” means to the extent not paid as of the Closing:

(a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other advisors, service providers or Representatives, including, for the avoidance of doubt, on behalf of the executive officers and senior management of the Company), incurred or payable by the Group Companies (and, for the avoidance of doubt, not by the EQV Parties or the Sponsor) through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Registration Statement/Proxy Statement and the consummation of the Transactions;

(b) all fees, costs and expenses for the “run-off” coverage to be borne by the Company pursuant to Section 6.12(b);

(c) all fees, costs and expenses incurred or payable by the Group Companies (and, for the avoidance of doubt, not by the EQV Parties or the Sponsor) through the Closing pursuant to the Company LLCA; and

(d) any transaction, change in control, retention or stay bonuses, severance, incentive, phantom equity or deferred compensation payments or other similar payments or obligations to any current or former employee, officer, director or other individual service provider of any Group Company payable by any Group Company in connection with the consummation of the Transactions (including in combination with any other event), together with the employer portion of any applicable withholding, payroll or similar Taxes due with respect to any such payments and calculated as if all such amounts were paid on the Closing Date.

“Company Unitholder” means each holder of Company Units.

“Company Units” means the Units, as defined in the Company LLCA.

“Competing Buyer” has the meaning set forth in Section 6.19(a).

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets or business of the Group Companies, taken as a whole, or (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities convertible into equity of any Group Company (excluding any such sale between or among the Group Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except to the extent contemplated hereby), in each case excluding the Interim Company Contributions, in all cases of clauses (a) through (c), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Company Unitholders, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing).

“Confidential Information” means any and all information, knowledge or data concerning the businesses or affairs of the Group Companies that is not already generally available to the public, including information of third parties that the Group Companies are required to keep confidential.

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, effective as of August 28, 2024, by and between the Company and EQV.

“Continuing Partnership” has the meaning set forth in Section 7.1(a)(i)(D).

“Contract” means any legally binding written or oral contract, agreement, license or Lease (including any amendments thereto), but excluding any Oil and Gas Lease, easement, right-of-way, permit, instrument of conveyance or other instrument creating or evidencing any Group Company’s chain-of-title with respect to the Oil and Gas Properties.

“D&O Provisions” has the meaning set forth in Section 6.12(a).

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to the receipt, collection, use, storage, processing, sharing, security, confidentiality, disclosure, or transfer of Personal Information or the security of the IT Systems, Personal Information, or any other confidential or sensitive data of any Group Company: (i) all applicable Laws; (ii) the Group Companies’ written privacy policies; (iii) if applicable to any Group Company, the Payment Card Industry Data Security Standard (PCI DSS), and any other industry or self-regulatory standard to which any Group Company is bound; and (iv) applicable provisions of Contracts with any Group Company is a party or bound.

“Data Room” has the meaning set forth in Section 10.5.

“Debt Financing” has the meaning set forth in Section 6.11(c).

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedules” means the EQV Disclosure Schedules and the Company Disclosure Schedules.

“DLLCA” has the meaning set forth in the Recitals.

“Domestication” has the meaning set forth in the Recitals.

“Employee Benefit Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means all Laws concerning pollution, protection of the environment or natural resources, human health or safety (to the extent relating to exposure of Hazardous Substances), and the generation, handling, transport, use, treatment, storage, emission, release or disposal of Hazardous Substances.

“Equity Consideration” means the number of EQV Holdings Common Units equal to the result of dividing (a)(i) Equity Value less (ii) the amount of Cash Consideration payable, if any, pursuant to Section 2.2(b) by (b) $10.00.

“Equity Incentive Plan” has the meaning set forth in Section 6.16.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted equity awards, restricted equity units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“Equity Value” means the sum of (a) $200,000,000, plus (b) the Interim Company Contribution Amount, less (c) the Interim Company Distribution Amount.

“Equityholder Materials” has the meaning set forth in Section 2.4.

“EQV” has the meaning set forth in the Preamble.

“EQV Balance Sheet” has the meaning set forth in Section 4.6(c).

“EQV Board” means the Board of Directors of EQV.

“EQV Bring-Down Certificate” has the meaning set forth in Section 8.3(c).

“EQV Bylaws” has the meaning set forth in the Recitals.

“EQV Certificate of Merger” has the meaning set forth in Section 2.1(f)(i).

“EQV Charter” has the meaning set forth in the Recitals.

“EQV Class A Shares” means (a) prior to the Domestication, Class A ordinary shares of a par value of USD $0.0001 each in the capital of EQV and, (b) from and after the Domestication, shares of Class A common stock, par value $0.0001 per share, of EQV, in each case, as contemplated by the EQV Governing Documents. Any reference to the EQV Class A Shares or the EQV Shares in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“EQV Class B Shares” means (a) prior to the Domestication, Class B ordinary shares of a par value of USD $0.0001 each in the capital of EQV and, (b) from and after the Domestication, shares of Class B common stock, par value $0.0001 per share, of EQV, in each case, as contemplated by the EQV Governing Documents. Any reference to the EQV Class B Shares or the EQV Shares in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“EQV Closing Cash” shall mean all cash and cash equivalents of EQV (including cash from the Trust Account) as of immediately prior to the Closing and prior to the EQV Share Redemptions or any payment of any Company Transaction Expenses or EQV Party Transaction Expenses.

“EQV Contribution” has the meaning set forth in Section 2.1(e).

“EQV Disclosure Schedules” means the Disclosure Schedules delivered by EQV to the Company concurrently with the execution and delivery of this Agreement.

“EQV Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Non-Contravention), Section 4.3 (Capitalization), Section 4.5 (Brokerage), Section 4.6 (Business Activities), Section 4.8 (Prior Operations), Section 4.10 (EQV Capitalization) and Section 4.12 (Trust Account).

“EQV Governing Documents” means (a) prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of EQV, as may be amended from time to time and, (b) from and after the Domestication, the EQV Charter and EQV Bylaws.

“EQV Holdings” has the meaning set forth in the Preamble.

“EQV Holdings A&R LLCA” has the meaning set forth in the Recitals.

“EQV Holdings Common Units” means the issued and outstanding common units of EQV Holdings from and after the Domestication, as issued and outstanding pursuant to the terms of the EQV Holdings A&R LLCA.

“EQV Holdings Interests” means one hundred percent (100%) of the issued and outstanding limited liability company interests of EQV Holdings as of immediately prior to Closing (before giving effect to the EQV Holdings A&R LLCA).

“EQV Holdings LLCA” means the limited liability company agreement of EQV Holdings, dated July 22, 2025 as it may be amended and/or restated from time to time in accordance with its terms.

“EQV Holdings Preferred Units” means the Class A Preferred Units of EQV Holdings from and after the Domestication, as issued and outstanding pursuant to the terms of the EQV Holdings A&R LLCA.

“EQV Holdings Warrants” means the warrants to purchase EQV Holdings Common Units.

“EQV Interest” means, (i) collectively, one EQV Holdings Common Unit and one ParentCo Class B Share (i.e., one EQV Interest is equivalent to one EQV Holdings Common Unit and one ParentCo Class B Share) or (ii) one ParentCo Class A Share, as applicable.

“EQV Merger” has the meaning set forth in the Recitals.

“EQV Merger Effective Time” has the meaning set forth in Section 2.1(f)(i).

“EQV Merger Sub” has the meaning set forth in the Preamble.

“EQV Merger Sub Interests” means the limited liability company interests of EQV Merger Sub.

“EQV Parties” has the meaning set forth in the Preamble.

“EQV Party Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of a material amount of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving any EQV Party (or any Subsidiary of any EQV Party) and any party other than the Company or the Company Unitholders; provided that the EQVR Acquisition shall not be deemed an EQV Party Competing Transaction.

“EQV Party Indebtedness” means, without duplication, with respect to the EQV Parties, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the EQV Parties (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security (including, for the avoidance of doubt, such obligations that are convertible into or exchangeable for Equity Interests of any EQV Party), (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) for any lease classified as a capital or finance lease or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) for any letters of credit, bank guarantees, bankers acceptances or other obligation by which any EQV Party assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) except as set forth in Schedule 1.1(d), for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, and (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above. For the avoidance of doubt, EQV Party Indebtedness will (x) be measured on a consolidated basis and exclude any intercompany EQV Party Indebtedness among the EQV Parties which are wholly owned, (y) exclude deferred revenue and (z) exclude any items included as a current liability in the calculation of Transaction Expenses.

“EQV Party Transaction Expenses” means to the extent not paid as of the Closing:

(a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including any deferred underwriting discount), or other advisors, service providers or Representatives), including financial advisor and brokerage fees and commissions, incurred or payable by the EQV Parties or the Sponsor (and, for the avoidance of doubt, not by the Group Companies or Company Unitholders) through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Registration Statement/Proxy Statement and the consummation of the Transactions (including due diligence and the Domestications) or in connection with EQV Parties’ pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b) all fees, costs and expenses paid or payable pursuant to the Tail Policy with respect to the EQV’s existing policies;

(d) all fees, costs and expenses incurred in connection with the Transactions paid or payable to the Transfer Agent; and

(e) all Transfer Taxes borne by the EQV Parties pursuant to Section 7.1(b).

“EQV Post-Closing Cash” has the meaning set forth in Section 7.1(g).

“EQV Post-Closing Representation” has the meaning set forth in Section 10.16(b)(i).

“EQV Preferred Shares” has the meaning set forth in Section 4.3(a).

“EQV Private Placement Agreement” means that certain Private Placement Purchase Agreement, dated August 6, 2021, by and between EQV and the Sponsor.

“EQV Private Warrants” means those certain whole non-redeemable warrants to purchase EQV Class A Shares that were issued by EQV in a private placement to the Sponsor and certain other purchasers at the time of the consummation of the initial public offering of EQV, with each whole warrant exercisable for one EQV Class A Share at an exercise price of $11.50 as contemplated under the EQV Private Placement Agreement.

“EQV Public Securities” means the issued and outstanding EQV Class A Shares and EQV Public Warrants.

“EQV Public Warrant Agreement” means that certain Warrant Agreement, dated August 6, 2024, between EQV and the Transfer Agent as it may be amended and/or restated from time to time in accordance with its terms.

“EQV Public Warrants” means those certain whole redeemable warrants to purchase EQV Class A Shares, with each whole warrant exercisable for one EQV Class A Share at an exercise price of $11.50 as contemplated under the EQV Public Warrant Agreement.

“EQV Record Date” has the meaning set forth in Section 6.8(c).

“EQV Required Vote” means the approval by the affirmative vote of the holders of the requisite number of EQV Shares entitled to vote thereon, whether in person or by proxy at the EQV Special Meeting (or any adjournment thereof), in accordance with the EQV Governing Documents and applicable Law, of each of the following: (i) the adoption and approval of this Agreement, the EQVR Merger Agreement, the EQVR Acquisition and any of the Transactions requiring approval of holders of EQV Shares, (ii) the approval of the issuance of EQV Shares and ParentCo Shares, including any EQV Shares and ParentCo Shares to be issued in connection with the Transactions, including the PIPE Investment and any applicable Permitted Equity Financing, as may be required under the Stock Exchange listing requirements, (iii) the adoption and approval of the Equity Incentive Plan, (iv) the Domestication, (v) the adoption and approval of the EQV Charter, (vi) the adoption and approval of the ParentCo Charter, (vii) the appointment of directors to the board of ParentCo and (viii) the approval of any other matters reasonably agreed by EQV and the Company to be necessary or appropriate in connection with the Transactions.

“EQV SEC Documents” has the meaning set forth in Section 4.13(a).

“EQV SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by EQV with the SEC, whether individually or together with other Parties, including the Registration Statement/Proxy Statement, Additional EQV Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“EQV Securities” has the meaning set forth in Section 4.3(a).

“EQV Series A Investor Warrants” has the meaning set forth in the Recitals.

“EQV Share Conversion” has the meaning set forth in the Recitals.

“EQV Share Redemption” means the election of an eligible holder of EQV Class A Shares (as determined in accordance with the applicable EQV Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s EQV Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the EQV Governing Documents and the Trust Agreement) in connection with the EQV Special Meeting.

“EQV Share Redemption Amount” means the aggregate amount of cash proceeds required to satisfy the EQV Share Redemption.

“EQV Shares” means, collectively, EQV Class A Shares and EQV Class B Shares, in each case, as issued and outstanding pursuant to the terms of the EQV Governing Documents.

“EQV Special Meeting” means an extraordinary general meeting of the holders of EQV Shares to be held for the purpose of voting on whether to approve the EQV Stockholder Voting Matters.

“EQV Stockholder Voting Matters” means, collectively, proposals to approve, (a) by Ordinary Resolution (i) the adoption and approval of this Agreement and the Transactions and (ii) the approval of the issuance of EQV Shares, including any EQV Shares to be issued in connection with the Transactions, including the PIPE Investment and any applicable Permitted Equity Financing, as may be required under the Stock Exchange listing requirements, (iii) the adoption and approval of the Equity Incentive Plan; and (b) by Special Resolution (i) the Domestication and (ii) the adoption and approval of the EQV Charter.

“EQV Stockholders” means the holders of EQV Shares.

“EQV Surviving Sub Common Shares” means the issued and outstanding shares of common stock, par value $0.0001 per share, of EQV Surviving Subsidiary as contemplated by the EQV Surviving Subsidiary Governing Documents.

“EQV Surviving Sub Preferred Shares” shares of Series A preferred stock of EQV Surviving Subsidiary, par value $0.0001 per share, as issued and outstanding pursuant to the terms of the EQV Surviving Subsidiary Governing Documents.

“EQV Surviving Sub Warrants” means the warrants to purchase EQV Surviving Sub Common Shares, as issued and outstanding pursuant to the terms of the EQV Surviving Subsidiary Governing Documents.

“EQV Surviving Subsidiary” has the meaning set forth in Section 2.1(f)(i).

“EQV Warrants” means, collectively, the EQV Private Warrants and the EQV Public Warrants.

“EQVR” has the meaning set forth in the Recitals.

“EQVR Acquisition” has the meaning set forth in the Recitals.

“EQVR Merger Agreement” has the meaning set forth in the Recitals.

“EQVR Merger Sub” means EQVR Merger Sub LLC, a direct, wholly owned Subsidiary of ParentCo.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Execution Date” has the meaning set forth in the Preamble.

“Finance NomCo” has the meaning set forth in Section 3.32.

“Financial Advisor” means TD Securities (USA) LLC, as placement agent and capital markets advisor to EQV in connection with the PIPE Investment, Cantor Fitzgerald & Co. as financial advisor to EQV in connection with the Series A Preferred Investment.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing Agreements” means the Subscription Agreements, the Series A Preferred SPA, the Qualifying RBL Financing, the EQV Series A Investor Warrants, and any Permitted Equity Financing Agreements.

“Fraud” means a knowing and intentional fraud committed by a Party in the making of a representation or warranty expressly set forth in this Agreement or any Ancillary Agreement or as affirmed in any certificate delivered pursuant hereto or thereto, as applicable; provided that (a) such representation or warranty was false or inaccurate at the time such representation or warranty was made or affirmed, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was false or inaccurate when made, (c) such Party had the specific intent to induce such other Party to act, or refrain from acting, or otherwise rely on such knowing and intentional misrepresentation (including entering into this Agreement or consummating the Transactions, as applicable) and (d) the other Party actually and reasonably relied upon such representation and warranty to its detriment. For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness and (y) only the Party to this Agreement who committed a Fraud shall be responsible for such Fraud and only the Party alleged to have suffered from such Fraud shall be able to make such claim.

“Fully Diluted Number” means the total number of Company Units outstanding as of immediately prior to the Company Merger Effective Time, determined on a fully-diluted, as-if exercised basis, whether or not exercised, exercisable, settled, eligible for settlement or vested.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Good and Defensible Title” has the meaning set for in Section 3.8(a).

“Governing Documents” means (a) in the case of a corporation or exempted company, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association, in each case, as amended and/or restated from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation or registration (or analogous document) and limited liability company operating agreement or limited liability company agreement, in each case, as amended and/or restated from time to time, or (c) in the case of a Person other than a corporation, exempted company or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any federal, state, provincial, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or arbitral body (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” or “Group Company” means, collectively, the Company and the Company Subsidiaries. For the avoidance of doubt, EQVR shall not be deemed a “Group Company” or part of the “Group Companies” for purposes of this Agreement.

“Hazardous Substance(s)” means (i) those substances, chemicals, wastes or materials regulated, listed, defined or classified as hazardous or toxic or as a pollutant or contaminant, or for which standards of conduct or liability are imposed, under Environmental Laws, including the following United States federal statutes and their state counterparts, and all regulations promulgated thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum byproducts, and (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, urea formaldehyde foam and radioactive materials.

“Hedge Contract” means any swap, forward, future, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging any Group Company’s exposure to fluctuations in the interest rates, currencies or the price of commodities in their operations and not for speculative purposes.

“Hedge Restrike Amount” means the amount of Cash used by the Group Companies in connection with entering into hedge restrike transactions outside the Ordinary Course of Business in connection with Closing. Schedule 1.1(c) is attached for illustrative purposes, and any hedge restrike transactions that may be entered into may be in amounts different than those set forth on Schedule 1.1(c).

“Hydrocarbons” means oil, gas and other hydrocarbons produced or processed in association therewith, or any combination thereof, including all crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons.

“Imbalances” means (a) any marketing imbalance between (x) the quantity of Hydrocarbons attributable to the Oil and Gas Properties required to be delivered by any Group Company under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and (y) the quantity of Hydrocarbons attributable to the Oil and Gas Properties actually delivered by such Group Company pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility and (b) any imbalance at the wellhead between (x) the amount of Hydrocarbons produced from a Well and allocable to the interests of any Group Company therein and (y) the shares of production from the relevant Well to which such Group Company is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.

“Improvements” has the meaning set forth in Section 3.7(b).

“Indemnified Persons” has the meaning set forth in Section 6.12(a).

“Indenture” has the meaning set forth in Section 3.32.

“Insurance Policies” has the meaning set forth in Section 3.24(a).

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media identifiers and other indicia of origin, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, copyrightable works, all copyrights (including rights in software) and rights in databases, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and other confidential information, including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, databases and collection of data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secret”) and (e) all other intellectual property or proprietary rights of any kind or description.

“Intended Tax Treatment” has the meaning set forth in Section 7.1(a)(i).

“Interested Party” means the Company Unitholders, and any of their respective directors, executive officers or Affiliates (other than any Group Company).

“Interim Company Contribution” means any capital contribution, equity financing or any combination of the foregoing provided by any Company Unitholders to the Company during the period commencing at the Reference Time and ending at the Closing on arms-length terms; provided that any such capital contribution or equity financing would not obligate the Company to issue any Equity Interests other than Company Units to be issued prior to the Company Merger Effective Time such that each such Company Unit (if any) is included in the Fully Diluted Number.

“Interim Company Contribution Amount” means, as of the Closing Date, the aggregate amount (without duplication) of all cash proceeds from any Interim Company Contribution.

“Interim Company Distribution Amount” means, without duplication, the aggregate amount of payments made directly or indirectly by any Group Company, whether in cash, cash equivalents or other assets or properties (in each case, valued at the then-current fair market value, as reasonably determined by EQV and the Company, working together in good faith), to any Company Unitholder or any of its Affiliates (other than any Group Company) or its or their respective directors, managers or officers, during the period commencing at the Reference Time and ending at the Closing, to the extent such payments are any dividend, distribution, return of capital, profit or other payment from the Company or any Company Subsidiary to any holder of Equity Interests of the Company or any Company Subsidiary or any of its Affiliates (other than the Company or any Company Subsidiary) in respect of any Equity Interests of the Company or any Company Subsidiary; provided that the distribution of $75,000,000 of cash proceeds from the Company’s 2024 Cherokee Acreage Sale shall be excluded from the Interim Company Distribution Amount.

“Internal Controls” has the meaning set forth in Section 3.4(c).

“IRS” has the meaning set forth in Section 3.23(a).

“Issuer” has the meaning set forth in Section 3.32.

“IT Systems” means all software, computer hardware (including hardware, firmware, middleware, peripherals, communication equipment and links, storage media, networks, networking equipment, power supplies and any other components used in conjunction with such), servers, data processing systems, data communication lines, routers, hubs, switches, databases and all other information technology equipment, and related documentation, in each case, owned, or controlled by or on behalf of, or otherwise provided under contract to, any Group Company or any of its Affiliates and used in the operation of their businesses.

“JOBS Act” has the meaning set forth in Section 6.3(b).

“Kirkland” means Kirkland & Ellis LLP.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company,” “to the Company’s Knowledge” or phrases of similar import means the actual knowledge of any of Chris Hammack, Will Ulrich, John Brawley, Ginnie Vierra and Dave Smith and (b) as used in the phrase “to the Knowledge of EQV” or phrases of similar import means the actual knowledge of Jerome Silvey, III, Andrew McKinley, Mickey Raney and Danny Murray.

“Latest Balance Sheet Date” means March 31, 2025.

“Laws” means all laws, common law, acts, statutes, constitutions, ordinances, codes, rules, regulations, rulings and any Orders.

“Leased Real Property” means all leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixtures, appurtenant easements or other interest in real property held by any Group Company, excluding the Oil and Gas Properties.

“Leases” means all leases, subleases, or licenses pursuant to which any Group Company holds any Leased Real Property (along with all amendments, extensions, modifications, guaranties, supplements and other agreements with respect thereto) but excluding all Permits.

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, deeds of trust, hypothecations, claims, encumbrances, options, charges, pledges, trust deeds, title or survey defects, options, rights of refusal, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Lookback Date” means the date which is three years prior to the Execution Date.

“Manager” has the meaning set forth in Section 3.32.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the Transactions; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are generally applicable to the regions, industries or markets in which the Group Companies operate, including changes affecting the oil and gas exploration and production industry in the geographic areas or markets in which the Group Companies operate; (ii) changes in Law (including Environmental Laws) or GAAP or the interpretation thereof, in each case effected after the Execution Date; (iii) any failure of any Group Company to achieve any internal or published projections, forecasts, estimates, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or banking, credit, financial, securities or capital markets (including any changes in interest or exchange rates, suspension of trading in, or limitation on prices for, any security, market index or commodity or any disruption of such markets) or any change or disruption in markets for, or prices of Hydrocarbons or other commodities or supplies; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire, or any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster or act of God; (vi) any change in general regulatory or political conditions in any jurisdiction in which the Group Companies conduct business; (vii) any trade disputes or the imposition, repeal, modification or alteration of, or any proposal, threat or announcement with respect to, any import or export restriction, tariff, duty, border adjustment tax, customs valuation methodology, trade remedy measure (including, without limitation, antidumping, countervailing duty or safeguard action), quota, sanction, embargo or other trade restrictions, whether unilateral, bilateral, plurilateral or multilateral in nature, and whether implemented or threatened by the United States, any foreign sovereign or any supranational body, including any retaliation, countermeasure or responsive action (formal or informal) by any Governmental Entity or regional trade block in respect of, or in response to the foregoing; (viii) any geopolitical conditions, outbreak, commencement or escalation of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions, including the engagement by the United States or any other state or non-state actor in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) natural declines in well performance or any reclassification or recalculation of reserves in the Ordinary Course of Business; (x) any consequences arising from any action: (A) taken by a Party and that is expressly required or permitted by this Agreement (other than the Group Companies’ compliance with Section 5.1(a)) or (B) taken by any Group Company at the express direction or with the written consent of any EQV Party or any Affiliate thereof; (xi) epidemics, pandemics, disease outbreaks, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak; or (xii) effects, events, changes, occurrences or circumstances resulting from the announcement, existence, pendency, negotiation or consummation of, this Agreement or the Transactions or the identity of the EQV or its Affiliates, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, contractors, lenders, suppliers, vendors, business partners, licensors, licensees, payor or other third parties related thereto; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv), (v), (vi) and (vii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

“Material Contract” has the meaning set forth in Section 3.17(b).

“Material Leases” has the meaning set forth in Section 3.7(a).

“Mergers” has the meaning set forth in the Recitals.

“Minimum Cash Condition” means that ParentCo, EQV, EQV Holdings, EQVR and the Company, in the aggregate, have at least $140,197,687 less the Pre-Closing Period Rollover Amount in Available Cash at Closing.

“NHPI” means NH Presidio Investments LLC, a Delaware limited liability company.

“NHPI Class A ParentCo Rollover Amount” means the Class A ParentCo Rollover Amount as such term is defined in NHPI’s Rollover Agreement; provided that the Class A ParentCo Rollover Amount shall be an amount not less than $2,500,000.

“Non-Committed Member” means a Company Unitholder that has not executed a Rollover Agreement as of Closing.

“Non-Committed Member Class B Purchase” has the meaning set forth in Section 2.2(c).

“Non-Committed Member Class B Purchased Shares” has the meaning set forth in Section 2.2(c).

“Non-Party Affiliate” has the meaning set forth in Section 10.14.

“OFAC” has the meaning set forth in the definition of “Sanctions.”

“Oil and Gas Equipment” means all interests in tangible personal property including machinery, fixtures, inventory, equipment (including Well equipment and machinery), production, completion, injection, rigs, pumps, water plants, electric plants, platforms, processing plants, separation plants, refineries, testing and monitoring equipment, gathering, treating, compression, transmission and/or handling systems, storage terminals and storage facilities, produced and fresh water pipelines, recycling and disposal systems and other tangible personal property of the Group Companies, whether or not located on the Oil and Gas Leases or Units or used in connection with the other Oil and Gas Properties.

“Oil and Gas Leases” means (a) all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons and (b) all overriding royalty interests, production payments and other rights in and to Production Burdens, in each case, that are owned by any Group Company.

“Oil and Gas Properties” means (a) all direct or indirect interests in and right of any Group Company with respect to Hydrocarbons, minerals, water or storage of such said interests and similar properties of any kind and nature, including (i) any Oil and Gas Leases, and the interests in the lands covered thereby or included in any units with which the Oil and Gas Leases may have been pooled, communitized or unitized (“Units”), (ii) working, leasehold and mineral interests estates and operating rights, Production Burdens and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), mineral fee interests, reversionary interests, back-in interests, reservations and concessions, (b) all Wells located or injecting on or producing from such interests and properties described in clause (a), including those set forth on the Company Reserve Report, and (c) all surface fee interests, surface rights, easements, surface use agreements, rights-of-way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons.

“Operated Oil and Gas Properties” means the Oil and Gas Properties of the Group Companies that are operated by a Group Company.

“Operator” has the meaning set forth in Section 3.32.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree, ruling or award entered by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Resolution” has the meaning given to that term in the EQV Governing Documents.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“ParentCo” has the meaning set forth in the Preamble.

“ParentCo Bylaws” has the meaning set forth in the Recitals.

“ParentCo Charter” has the meaning set forth in the Recitals.

“ParentCo Class A Contribution” has the meaning set forth in the Recitals.

“ParentCo Class A Shares” means shares of Class A common stock, par value $0.0001 per share of ParentCo as contemplated by the ParentCo Governing Documents.

“ParentCo Class B Purchase” has the meaning set forth in the Recitals.

“ParentCo Class B Shares” means shares of Class B common stock, par value $0.0001 per share of ParentCo as contemplated by the ParentCo Governing Documents.

“ParentCo Interests” means one hundred percent (100%) of the issued and outstanding shares of common stock of ParentCo as of immediately prior to Closing (before giving effect to the ParentCo Charter).

“ParentCo Private Warrants” has the meaning set forth in Section 2.1(g)(ii).

“ParentCo Public Warrants” has the meaning set forth in Section 2.1(g)(ii).

“ParentCo Series A Investor Warrants” has the meaning set forth in the Recitals.

“ParentCo Series A Preferred Shares” has the meaning set forth in the Recitals.

“ParentCo Warrants” means the ParentCo Public Warrants and the ParentCo Private Warrants.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any official guidance issued thereunder or successor provisions and any similar or corresponding provisions of state or local Law.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pass-Through Income Tax” means any income Tax with respect to which the Company Unitholders (or any of their direct or indirect owners) would be liable (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section 3.25.

“Permitted Equity Financing” means purchases of EQV Class A Shares on or prior to the Closing pursuant to Section 6.11.

“Permitted Equity Financing Proceeds” has the meaning set forth in Section 6.11(a).

“Permitted Equity Subscription Agreements” has the meaning set forth in Section 6.11(a).

“Permitted Liens” means (a) such defects or imperfections of title, easements, encumbrances, Liens, or restrictions (in each case, other than those securing indebtedness) that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the current operation, use or marketability of any Group Company’s assets, including its Oil and Gas Properties that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course of Business, or deposits to obtain the release of such Liens, for amounts that are not yet due and payable, or that are being contested in good faith by appropriate Proceedings, and, in each case for which appropriate accruals or reserves have been made in accordance with GAAP, (c) statutory Liens for Taxes not yet due and payable, or which are being contested in good faith through appropriate Proceedings and, in each case for which appropriate accruals or reserves have been made in accordance with GAAP, (d) zoning, entitlement, conservation restriction and other land use and Environmental Laws or Orders promulgated by Governmental Entities which do not materially interfere with the current use or marketability of the Oil and Gas Properties that are subject thereto, (e) to the extent not applicable to the Transactions or otherwise waived by the holder thereof, consent rights, preferential purchase rights, rights of first or last offer, negotiation or refusal, purchase options and similar rights in joint operating agreements, participation agreements or other Contracts, (f) non-exclusive licenses (or sublicenses) of Owned Intellectual Property granted in the Ordinary Course of Business, (g) with respect to Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord Liens and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, in the case of (i) which do not materially impair the use or occupancy of the Leased Real Property related thereto in the operation or use of the property or asset affected, (h) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (i) contractual Liens arising in the Ordinary Course of Business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas industry and are for claims that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, in each case, other than those securing indebtedness and that otherwise are customarily granted in the oil and gas industry and do not materially interfere with the operation, use or marketability of the Oil and Gas Property affected thereby; provided that such Lien does not materially impair the use of the property covered by such Lien for the purposes for which such property is held or materially impair the value of the property subject thereto, (j) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights of record in respect of surface operations and easements for pipelines, power lines, utilities, streets, railways and other easements and rights-of-way on, over or in respect of any of the Oil and Gas Properties that are customarily granted in the oil and gas industry and do not materially interfere with the operation, use or marketability of the Oil and Gas Property affected thereby, (k) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the Ordinary Course of Business, (l) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (m) Liens arising under this Agreement or any Ancillary Agreement, (n) Liens identified in the Financial Statements, (o) Securities Liens, (p) Liens in connection with the Debt Financing and/or the Qualifying RBL Financing, and (q) Liens described on Schedule 1.1(a).

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, exempted company, limited liability company, entity or Governmental Entity.

“Personal Information” means all data or information that (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device, or (b) is defined as “personal information,” “personal data” or similar terms under applicable Laws, privacy policies, or contractual obligations.

“PFHC” has the meaning set forth in Section 3.32.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investor” has the meaning set forth in the Recitals.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Period Rollover Amount” means the aggregate “Rollover Amount” committed pursuant to any Rollover Agreements entered into during the Pre-Closing Period in excess of $1,078,447.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of the Straddle Period ending on (and including) the Closing Date.

“Preferred Stockholders’ Agreement” means the agreement between ParentCo and certain holders of ParentCo Series A Preferred Shares to be delivered pursuant to the Series A Preferred SPA on the Closing Date.

“Proceeding” means any action, claim, suit, charge, cause of action, petition, litigation, complaint, investigation, audit, examination, assessment, notice of violation, citation, grievance, arbitration, mediation, demand, inquiry or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of Hydrocarbon production.

“Push-Out Election” has the meaning set forth in Section 7.1(d).

“Qualified Group” has the meaning assigned to “qualified group” in Treasury Regulations Section 1.368-1(d)(4)(ii).

“Qualifying RBL Commitment Letter” means that certain Commitment Letter, dated as of the Execution Date, between the Company and Citizens Bank, N.A., as in effect on the Execution Date, and as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time with the prior written consent of the EQV Parties (such consent not to be unreasonably withheld, conditioned, or delayed).

“Qualifying RBL Financing” means any debt financing provided by the Qualifying RBL Commitment Letter.

“Qualifying RBL Financing Group Members” means the agents, arrangers, lenders, and other financing sources that have committed to provide or arrange or otherwise have entered into agreements in connection with the Qualifying RBL Financing (including, without limitation, the parties to the Qualifying RBL Commitment Letter and any joinder agreements, credit agreements, or other definitive agreements relating thereto) and their respective Affiliates and Representatives and their successors and permitted assigns, in each case, solely in their capacity in the roles set forth above or as financing sources (and not, for the avoidance of doubt, in any other capacity).

“Reference Time” means October 1, 2024.

“Registration and Stockholder Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement/Proxy Statement” has the meaning set forth in Section 6.8(c).

“Relevant Tax Audit” has the meaning set forth in Section 7.1(e).

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers, engineers and other advisors or consultants) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

“Rights-of-Way” has the meaning set forth in Section 3.14(d).

“Rollover Agreement” has the meaning set forth in the Recitals.

“Rollover Amount” means an amount equal to $59,802,313 plus the Pre-Closing Period Rollover Amount, if any.

“Rollover Members” has the meaning set forth in the Recitals.

“Rollover Unit” has the meaning set forth in the Rollover Agreements.

“Sanctioned Country” means any country or region that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Sanctions (including, Cuba, Iran, North Korea, Venezuela, Syria, and the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine), or the government of Venezuela.

“Sanctioned Person” means any Person that is: (a) listed on any list of individuals and/or entities with which the Sanctions restrict or prohibit dealings, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Second Surviving Company” has the meaning set forth in Section 2.1(f)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Contribution and Transfer Agreements” means that certain Securities Contribution and Transfer Agreement, dated as of the Execution Date, by and between the Sponsor, EQV, ParentCo and certain Rollover Members and that certain Securities Contribution and Transfer Agreement, dated as of the Execution Date, by and between the Sponsor, EQV, ParentCo and certain PIPE Investors.

“Securities Exchange” means the New York Stock Exchange or any successor thereof, or the Nasdaq Stock Market or any successor thereof, or other exchange registered with the SEC under Section 6(a) of the Exchange Act, or an exchange to be mutually agreed by the Parties.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Exchange Listing Application” has the meaning set forth in Section 6.4.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents and any stockholder agreements, voting agreements or similar agreements relating to the Equity Interests of the Company and the Company Subsidiaries.

“Securitization” has the meaning set forth in Section 3.32.

“Security Breach” means any breach of security of, or other unauthorized access to, the IT Systems or any other incident resulting in the unauthorized use, access, destruction, loss, alteration, acquisition, exfiltration or disclosure of any Personal Information or other data of any Group Company.

“Series A Preferred Certificate of Designation” has the meaning set forth in the Recitals.

“Series A Preferred Investment” has the meaning set forth in the Recitals.

“Series A Preferred Investors” has the meaning set forth in the Recitals.

“Series A Preferred SPA” has the meaning set forth in the Recitals.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Sidley” has the meaning set forth in Section 10.16(a)(i).

“Signing Form 8-K” has the meaning set forth in Section 6.8(b).

“Signing Press Release” has the meaning set forth in Section 6.8(b).

“Signing Rollover Members” means the Rollover Members who executed Rollover Agreements as of the Execution Date.

“Special Resolution” has the meaning given to that term in the EQV Governing Documents.

“Sponsor” means EQV Ventures Sponsor LLC.

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Sponsor Related Person Transactions” has the meaning set forth in Section 4.19.

“Stock Exchange” means the New York Stock Exchange.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Successor LP” has the meaning set forth in Section 6.20.

“Tail Policy” has the meaning set forth in Section 6.12(b)(ii).

“Tax” or “Taxes” means (a) all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), unclaimed property, escheat, sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, registration, recording, environmental or other taxes, or other assessments, duties or similar charges in the nature of tax, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract, or by operation of Law.

“Tax Contest” has the meaning set forth in Section 7.1(d).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, voluntary disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any tax sharing, tax allocation, tax indemnification arrangement or similar Contract (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings; in each case, other than any arrangement or other Contract (including any provision in such arrangement or Contract) entered into in the Ordinary Course of Business and the principal purpose of which is not related to Tax.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trade Controls” has the meaning set forth in Section 3.28(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means the EQV Party Transaction Expenses and the Company Transaction Expenses.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” has the meaning set forth in Section 7.1(b).

“Treasury Interests Share Cancellation” has the meaning set forth in Section 2.1(g)(v).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by EQV pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 6, 2024, by and between EQV and Continental Stock Transfer & Trust Company.

“Trust Amount” has the meaning set forth in Section 4.12.

“Trust Distributions” has the meaning set forth in Section 10.9.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Units” is defined in the definition of “Oil and Gas Properties”.

“WAB RBL” means the Loan Agreement by and among Presidio WAB LLC, as borrower, the Company, as a guarantor, the subsidiary guarantors from time-to-time party thereto, and SouthState Bank, as lender, dated as of July 2, 2025.

“WAB RBL Payoff Amount” has the meaning given to such term in Section 2.5(h)(i).

“WAB RBL Payoff Letter” has the meaning given to such term in Section 2.5(h)(i).

“Waived 280G Benefits” has the meaning set forth in Section 6.15.

“Waiving Parties” has the meaning set forth in Section 10.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any analogous applicable Law.

“Wells” means all Hydrocarbon wells, CO2 wells, freshwater, saltwater disposal wells, monitoring wells, injection wells and storage wells, whether producing or not producing, operating, plugged and abandoned, shut-in or temporarily abandoned, located on any real property associated with any of the Oil and Gas Properties.

Article II
THE MERGER; CLOSING

Section 2.1 Closing Transactions; Mergers.

(a) Closing. The closing of the Transactions (the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the fourth Business Day after the conditions set forth in Article VIII have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b) Redemption. At least two days prior to the Closing Date, EQV shall redeem each issued EQV Class A Share from the holders of EQV Class A Shares who shall have elected to participate in the EQV Share Redemption.

(c) Recapitalization. At least one day prior to the Closing Date, immediately following the transactions effected pursuant to Section 2.1(b), EQV shall cause the EQV Share Conversion to occur.

(d) Domestication. On the day prior to the Closing Date, after the EQV Share Redemption described in Section 2.1(b) and the recapitalization pursuant to Section 2.1(c), the Parties shall cause the Domestication to become effective in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act by (i) completing and making all filings required to be made with the Registrar of Companies in the Cayman Islands to effect the Domestication and (ii) filing with the Secretary of State of the State of Delaware, (A) a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to EQV and the Company, and (B) the EQV Charter, pursuant to which, EQV’s name shall be changed to “Presidio MidCo Inc.”. In connection with the Domestication, (x) each then issued and outstanding EQV Class A Share will convert automatically, on a one-for-one basis, from a Class A ordinary share of a par value of USD $0.0001 in the capital of EQV to a share of Class A common stock, par value $0.0001 per share, of EQV, and (y) each EQV Warrant will convert automatically, on a one-for-one basis, from a whole warrant exercisable for one Class A ordinary share of a par value of USD $0.0001 in the capital of EQV into a whole warrant exercisable for one share of Class A common stock, par value $0.0001 per share, of EQV, pursuant to the EQV Public Warrant Agreement.

(e) EQV Contribution. At the Closing and following the Domestication, the EQV Merger Effective Time, the ParentCo Class A Contribution, the PIPE Investment and the Series A Preferred Investment:

(i) ParentCo shall contribute to EQV Surviving Subsidiary all of its assets and liabilities (excluding its interests in EQV Surviving Subsidiary), including, for the avoidance of doubt the Available Cash and the Class A ParentCo Rollover Units held by ParentCo, and in exchange therefor, EQV Surviving Subsidiary shall issue to ParentCo (A) a number of EQV Surviving Sub Common Shares which shall equal the number of total ParentCo Class A Shares issued and outstanding immediately after the Closing of the Transactions (giving effect to the EQV Share Redemption), (B) a number of EQV Surviving Sub Preferred Shares equal to the number of ParentCo Series A Preferred Shares outstanding and (C) a number of EQV Surviving Sub Warrants which shall equal the number of ParentCo Public Warrants, ParentCo Private Warrants and ParentCo Series A Investor Warrants outstanding immediately after the Closing of the Transactions;

(ii) EQV Surviving Subsidiary shall contribute to EQV Holdings all of its assets and liabilities (excluding its interests in EQV Holdings and the EQV Share Redemption Amount), including, for the avoidance of doubt, the Available Cash and the Class A ParentCo Rollover Units held by EQV Surviving Subsidiary, and in exchange therefor, EQV Holdings shall issue to EQV Surviving Subsidiary (A) a number of EQV Holdings Common Units which shall equal the number of total EQV Class A Shares issued and outstanding immediately after the Closing of the Transactions (giving effect to the EQV Share Redemption), (B) a number of EQV Holdings Preferred Units equal to the number of ParentCo Series A Preferred Shares outstanding and (C) a number of EQV Holdings Warrants which shall equal the number of EQV Warrants outstanding immediately after the Closing of the Transactions (such transactions, the “EQV Contribution”).

(f) Mergers; Effective Times.

(i) EQV Merger. Upon the terms and subject to the conditions set forth herein, on the day following the Domestication, and in accordance with the DGCL, on the Closing Date, EQV Merger Sub shall be merged with and into EQV. As a result of the EQV Merger, the separate legal existence of EQV Merger Sub shall cease, and EQV shall continue as the surviving corporation of the EQV Merger (the “EQV Surviving Subsidiary”), shall become a wholly owned Subsidiary of ParentCo, and remain the direct, sole owner EQV Holdings. On the Closing Date, the Parties shall cause the EQV Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “EQV Certificate of Merger”), in such form as required by, and executed in accordance with, Section 251 of the DGCL, as applicable (the date and time of the filing with the Secretary of State of the State of Delaware, or, if another later date and time is specified in such filing, such specified later date and time, being the “EQV Merger Effective Time”). As part of the EQV Merger, the Parties shall file with the Secretary of State of the State of Delaware the ParentCo Charter, pursuant to which, ParentCo’s name shall be changed to “Presidio Production Company”.

(ii) Company Merger. Upon the terms and subject to the conditions set forth herein, on the day following the Domestication and immediately following the EQV Merger Effective Time, and in accordance with the DLLCA, on the Closing Date, Company Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate legal existence of Company Merger Sub shall cease, the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Second Surviving Company”) and ParentCo shall be issued a managing member interest in EQV Holdings. On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Company Certificate of Merger”), in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable (the date and time of the filing with the Secretary of State of the State of Delaware, or, if another later date and time is specified in such filing, such specified later date and time, being the “Company Merger Effective Time”).

(g) Effect of the Mergers; Treatment of Equity Securities.

(i) Effect of the EQV Merger. At the EQV Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the EQV Governing Documents and the ParentCo Governing Documents and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the EQV Merger Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of EQVR Merger Sub shall vest in the EQV Surviving Subsidiary, and all debts, liabilities, duties and obligations of EQV Merger Sub shall become the debts, liabilities, duties and obligations of the EQV Surviving Subsidiary (including all rights and obligations with respect to the Trust Account). In addition, at the EQV Merger Effective Time, by virtue of the EQV Merger and without any action on the part of any Party, all of the EQV Merger Sub Interests shall be cancelled for no consideration, shall cease to exist and shall no longer be outstanding and shall be converted into and become one share of common stock, par value $0.0001 per share, of the EQV Surviving Subsidiary, with all of such shares of the EQV Surviving Subsidiary held solely by ParentCo. In addition, at the EQV Merger Effective Time, each EQV Class A Share issued and outstanding immediately prior to the EQV Merger Effective Time shall be immediately and automatically converted into the right to receive from ParentCo one validly issued, fully paid and nonassessable ParentCo Class A Share, such to any withholding Taxes required by applicable Law.

(ii) EQV Warrants. At the EQV Merger Effective Time, each EQV Public Warrant (or portion thereof) issued and outstanding immediately prior to the EQV Merger Effective Time will, pursuant to the terms of the EQV Public Warrant Agreement, immediately and automatically represent the right to purchase ParentCo Class A Shares on the same terms and conditions as set forth in the EQV Public Warrant Agreement (the “ParentCo Public Warrants”). In addition, at the EQV Merger Effective Time, each EQV Private Warrant (or portion thereof) issued and outstanding immediately prior to the EQV Merger Effective Time will, pursuant to the terms of the EQV Private Placement Agreement, immediately and automatically represent the right to purchase ParentCo Class A Shares on the same terms and conditions as set forth in the EQV Private Placement Agreement (the “ParentCo Private Warrants”). The EQV Parties shall take all lawful action to effect the aforesaid provisions of this Section 2.1(g)(ii) including adding ParentCo as a Party to the EQV Public Warrant Agreement and the EQV Private Placement Agreement.

(iii) Effect of the Company Merger. At the Company Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the EQV Holdings Governing Documents, the ParentCo Governing Documents, the EQV Governing Documents, the Governing Documents of the Group Companies and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Company Merger Sub shall vest in the Second Surviving Company, and all debts, liabilities, duties and obligations of Company Merger Sub shall become the debts, liabilities, duties and obligations of the Second Surviving Company. In addition, at the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all of the Company Merger Sub Interests shall be cancelled for no consideration, shall cease to exist and shall no longer be outstanding and shall be converted into all of the limited liability company interests in the Company, and EQV Holdings shall be admitted as a member of the Company and shall continue the Company without dissolution.

(iv) Company Equity Interests. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all the Company Equity Interests that are issued and outstanding immediately prior to the Company Merger Effective Time (other than Cancelled Equity Interests and Company Equity Interests held by ParentCo following the ParentCo Class A Contribution) shall, at the Company Merger Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into (and upon such conversion pursuant to this Section 2.1(g)(iv) shall have no further rights with respect thereto) the right to receive the EQV Holdings Common Units and Cash Consideration as set forth in the Allocation Schedule. Each member of the Company immediately prior to the Company Merger Effective Time shall, at the Company Merger Effective Time and without any action on the part of any Person, cease to be a member of the Company. The EQV Holdings Common Units payable with respect to the Company Equity Interests will continue to have, and be subject to, the same terms and conditions (including vesting conditions) relating thereto as in effect immediately prior to the Company Merger Effective Time.

(v) Equity Interests Held in Treasury or Owned. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party, any Company Equity Interests that are held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Company Merger Effective Time shall be cancelled and extinguished without any conversion thereof (the “Treasury Interests Share Cancellation”), and no payment shall be made with respect thereto (any such limited liability company interests or other Equity Interests or such Company Units, “Cancelled Equity Interests”). At the Company Merger Effective Time, the Company shall have taken all actions necessary to effectuate this Section 2.1(g)(v) in accordance with the Company LLCA.

(h) Organizational Documents.

(i) At the EQV Merger Effective Time, the certificate of incorporation of EQV in effect shall be the certificate of incorporation of the EQV Surviving Subsidiary, except such certificate of incorporation shall be amended and restated in its entirety in a form to be mutually agreed by EQV and the Company the principal purpose of which shall be to establish the EQV Surviving Sub Common Shares, EQV Surviving Sub Preferred Shares and EQV Surviving Sub Warrants to track such equivalent Equity Interests of ParentCo, until amended in accordance with applicable Law, and its bylaws shall be amended and restated in a form to be mutually agreed by EQV and the Company the principal purpose of which shall be to establish the EQV Surviving Sub Common Shares, EQV Surviving Sub Preferred Shares and EQV Surviving Sub Warrants to track such equivalent Equity Interests of ParentCo, until amended in accordance with the provisions of such bylaws.

(ii) At the Company Merger Effective Time, the certificate of formation of the Company (as previously amended and/or restated) shall be the certificate of formation of the Second Surviving Company until thereafter amended in accordance with applicable law. At the Company Merger Effective Time, by virtue of the Company Merger, the Company LLCA shall be amended and restated in a form to be mutually agreed by EQV and the Company and shall thereafter be the limited liability company agreement of the Second Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law (the “Company A&R LLCA”).

(i) Directors and Officers. Immediately after the EQV Merger Effective Time, the Sponsor, ParentCo and the Company shall cooperate and take any actions necessary so that (i)(1) the board of directors of ParentCo shall be composed as set forth in Schedule 2.1(i)(i)(1), to serve in accordance with the ParentCo Charter and ParentCo Bylaws and (2) the officers of ParentCo to be effective from and after the Closing shall be as set forth in Schedule 2.1(i)(i)(2), and (ii) the initial directors and initial officers of the EQV Surviving Subsidiary shall be composed as set forth in Schedule 2.1(i)(ii) to hold office in accordance with the Governing Documents of the EQV Surviving Subsidiary. Effective as of the Company Merger Effective Time, (A) the Sponsor, ParentCo, EQV Subsidiary and the Company shall cooperate and take any actions necessary so that ParentCo remains the managing member of EQV Holdings as of the Closing, to serve in accordance with the EQV Holdings A&R LLCA, and (B) the officers of EQV Holdings to be effective from and after the Closing shall be as set forth in Schedule 2.1(i)(B), to serve in accordance with the EQV Holdings A&R LLCA. Immediately following the Closing, EQV Holdings, as sole member of the Second Surviving Company, shall appoint the officers of the Second Surviving Company, to be effective immediately after the Closing, each to hold office in accordance with the Company A&R LLCA. The Second Surviving Company shall be member-managed, and in connection with the Company A&R LLCA, EQV Holdings shall be admitted as the sole member and the managing member of the Company pursuant to the terms of the Company A&R LLCA.

Section 2.2 Allocation Schedule; Merger Consideration.

(a) Allocation Schedule. Attached hereto as Exhibit M is a sample Allocation Schedule for illustrative purposes as of the Execution Date, setting forth: (i) the name of each Company Equity Interest holder; (ii) the number and type of Company Equity Interests and, as applicable, Rollover Units, held by each such Company Equity Interest holder; (iii) the Fully Diluted Number as of the Execution Date, and the portion thereof attributable to each Company Equity Interest holder; (iv) the amount of Equity Consideration attributable to each such Company Equity Interest holder’s Company Equity Interests; (v) the amount of Cash Consideration attributable to each such Company Equity Interest holder’s Company Equity Interests and (vi) the amount of Non-Committed Member Class B Purchased Shares, if any. No later than two Business Days prior to the Closing, the Company shall deliver to EQV an updated Allocation Schedule, prepared in conformance with the principles set forth in Exhibit M, which shall be updated to reflect: (A) the Interim Company Contribution Amount; (B) the Interim Company Distribution Amount; (C) the calculation of the Equity Consideration; (D) the Fully Diluted Number as of the Closing Date; and thereby set forth the final allocation of the Equity Consideration and Cash Consideration among the Rollover Members and the other holders of Company Equity Interests as of the Company Merger Effective Time in accordance with the Company LLCA, the Rollover Agreements and this Agreement. Following the delivery thereof, the Company will provide EQV and their accountants and other Representatives with a reasonable opportunity to review the Allocation Schedule. At least two Business Days prior to the Closing Date, EQV may notify the Company of any comments or questions with respect to the Allocation Schedule and the Company shall (x) consider in good faith such comments or questions and (y) prepare and deliver an updated Allocation Schedule to the Company prior to the Closing Date reflecting any agreed upon changes resulting from such comments or questions. Notwithstanding the foregoing, the Allocation Schedule ultimately delivered by the Company to EQV in accordance with this Agreement shall control. The Company hereby acknowledges and agrees that the EQV Parties may rely upon the Allocation Schedule, and in no event will EQV or any of its Affiliates (including the Second Surviving Company) have any liability to any Company Unitholder or other Person with respect to the Allocation Schedule delivered pursuant to this Agreement or on account of shares issued in accordance with the terms hereof as set forth in the Allocation Schedule; provided, that, for the avoidance of doubt, in no event shall the amounts set forth on the Allocation Schedule result in, or require EQV Holdings or ParentCo to issue a number of EQV Interests greater, in the aggregate, than the Equity Consideration or make cash payments in an amount greater, in the aggregate, than the Cash Consideration.

(b) Exchange and Conversion Procedures.

(i) At the EQV Merger Effective Time, ParentCo shall cause the Transfer Agent to issue one ParentCo Class A Share in exchange for, and upon cancelation of, each issued and outstanding EQV Class A Share.

(ii) At the Company Merger Effective Time, ParentCo shall cause (i) the Transfer Agent to issue to each Company Unitholder, as of the Company Merger Effective Time, evidence of book-entry shares representing the whole number of ParentCo Class B Shares and (ii) EQV Holdings to provide to each Company Unitholder evidence of book-entry EQV Holdings Common Units, in each case, to which such Company Unitholder is entitled, as applicable, pursuant to Section 2.1(g)(iv) and Section 2.2(a), to receive in respect of the Company Equity Interests held by such Company Unitholder.

(iii) On the Closing Date, immediately after the Company Merger Effective Time, EQV shall or shall cause its Subsidiary to pay to each Company Unitholder the Cash Consideration allocable to such Company Unitholder, in each case, to which such Company Unitholder is entitled, as applicable, pursuant to Section 2.1(g)(iv) and Section 2.2(a), to receive in respect of the Company Equity Interests held by such Company Unitholder.

(c) Non-Committed Member Class B Purchase. On the Closing Date, each Non-Committed Member shall be deemed to have purchased an amount of ParentCo Class B Shares from ParentCo equal to the number of EQV Holdings Common Units received as Equity Consideration for price per ParentCo Class B Share of $0.0001, which aggregate purchase price amount shall be netted against the Cash Consideration owed to such Non-Committed Member in accordance with the Allocation Schedule (such ParentCo Class B Shares, the “Non-Committed Member Class B Purchased Shares” and such purchase, the “the “Non-Committed Member Class B Shares Purchase”).

Section 2.3 Payment of Transaction Expenses. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Company Merger Effective Time, ParentCo, EQV or their respective Subsidiaries shall be responsible for, and shall pay or cause to be paid, out of cash proceeds received in the Transactions (including by way of net payments in the Closing flow of funds) the Transaction Expenses to the accounts provided by the Parties, which account information and wire instructions therefor shall be made available at least two Business Days prior to the Closing Date.

Section 2.4 Procedures for Company Unitholders. Prior to the Closing Date, the Company shall request in writing that the Persons set forth on Schedule 2.4 deliver, or cause to be delivered, not less than three Business Days prior to the Closing Date, duly executed counterparts to the Registration and Stockholder Rights Agreement, in each case, executed by such Persons (such materials, collectively, the “Equityholder Materials”).

Section 2.5 Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a) to EQV, duly executed counterparts of each of the applicable Company Unitholders in respect of the EQV Holdings A&R LLCA, executed by each respective Signing Rollover Member;

(b) to EQV, a duly executed copy of the Company Certificate of Merger;

(c) to EQV, written resignations, effective as of the Closing, of all members of the board of managers of the Company;

(d) to EQV, any of the following, either (i) a properly completed IRS Form W-9, (ii) a properly completed IRS Form W-8EXP certifying that such Person is treated as a non-foreign person for purposes of Section 1445(a) because it is a “withholding qualified holder” as defined in Treasury Regulation Section 1.1445-1(g)(11), or (iii) a properly completed certificate pursuant to Treasury Regulations Section 1.1445-2(b) certifying that such Person is not a foreign person for purposes of Section 1445(a) of the Code, as applicable, and in the case of (i)-(iii), duly executed by each Company Unitholder;

(e) to EQV, duly executed counterparts from the applicable Company Unitholders of the Registration and Stockholder Rights Agreement other than the Non-Committed Members (provided, that the Company shall use its reasonable best efforts to deliver duly executed counterparts of each Non-Committed Member);

(f) to EQV, evidence of the termination of the Affiliated Transactions required to be terminated pursuant to Section 6.14;

(g) to EQV, a duly executed Company Bring-Down Certificate from an authorized Person of the Company; and

(h) to EQV, (i) a customary payoff letter, in form and substance reasonably satisfactory to ParentCo and duly executed by the appropriate authorized parties, which shall reflect the amount (including all principal, interest, fees, prepayment premiums, and penalties, if any) necessary to satisfy in full all of the indebtedness outstanding under the WAB RBL (the “WAB RBL Payoff Amount”), and providing for the release of all Liens and guarantees, and the termination of all financing documentation, in each case, relating thereto, subject only to payment of the WAB RBL Payoff Amount (the “WAB RBL Payoff Letter”), and (ii) customary instruments, releases, or other agreements or documents, in each case, in form and substance reasonably satisfactory to ParentCo, duly executed and delivered by each Person to whom any indebtedness is owed under the WAB RBL (or, to the extent applicable, the administrative or collateral agent therefor), (A) necessary to fully release and discharge any Liens thereunder existing on the Equity Interests in or the assets of any Group Company and (B) necessary to fully release any Group Company as a guarantor, grantor, mortgagor, or pledgor thereunder, in each case, authorizing ParentCo to file, or cause to be filed, appropriate termination statements and other release documentation in respect thereof.

Section 2.6 ParentCo Deliveries. At Closing, ParentCo shall deliver, or shall cause to be delivered, the following:

(a) to each Company Unitholder, (i) evidence of the issuance of the whole EQV Interests in book-entry form and not certificated, issuable to such Company Unitholder in respect of the Company Units held by such Company Unitholder pursuant to the Transactions and (ii) payment of the Cash Consideration to each Company Unitholder, in each case as set forth on the Allocation Schedule;

(b) to the Company, a duly executed copy of the EQV Certificate of Merger and the Company Certificate of Merger;

(c) to the Company, a duly executed counterpart from EQV Surviving Subsidiary and EQV Holdings, to each of (i) the Company A&R LLCA and (ii) the EQV Holdings A&R LLCA;

(d) to the Company, a duly executed counterpart from each of ParentCo, the Sponsor and EQV Holdings of the Registration and Stockholder Rights Agreement;

(e) to the Company, a duly executed ParentCo Bring-Down Certificate from an authorized Person of ParentCo; and

(f) to the lender(s), or the administrative agent for such lender(s) (as applicable), listed in the WAB RBL Payoff Letter, to the account(s) designated by such lender(s) or such administrative agent (as applicable) in the WAB RBL Payoff Letter, payment of the WAB RBL Payoff Amount.

Section 2.7 Withholding and Wage Payments.

(a) ParentCo and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws, and such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b) Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the EQV Parties to enter into this Agreement and consummate the Transactions, except as set forth in the Company Disclosure Schedules, the Company represents and warrants to the EQV Parties as follows:

Section 3.1 Organization; Authority; Enforceability.

(a) The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other applicable business entity, as the case may be, and each Group Company is duly organized, incorporated, formed or registered, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its respective jurisdiction of formation, incorporation, registration or organization (as applicable), except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(d) No Group Company is in violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business or as contemplated in connection with the Transactions) or similar proceeding.

(e) Other than as set forth on Schedule 3.1(e) of the Company Disclosure Schedules, the Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions.

(f) Other than as set forth on Schedule 3.1(e) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions by the Group Companies have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been, and each of the Ancillary Agreements to which each Group Company will be a party will be, duly executed and delivered by such Group Company, assuming due authorizations, execution and delivery by the other parties hereto and thereto, and are Enforceable against each applicable Group Company, assuming the approvals set forth on Schedule 3.1(e) of the Company Disclosure Schedules are obtained.

Section 3.2 Non-contravention; Governmental Approvals. Except as set forth on Schedule 3.2 of the Company Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Agreement by any Group Company nor the consummation of the Transactions will (a) conflict with or result in any breach of any material provision of the Governing Documents of any Group Company; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material breach of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; (e) cause the cancellation, invalidation, violation or forfeiture of any Permit or (f) except for violations which would not prevent or materially delay the consummation of the Transactions, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d), (e) and (f), such requirements, consents, approvals, violations, breaches, defaults, cancellations, invalidations, forfeitures or Liens which would not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) of the Company Disclosure Schedules sets forth the Equity Interests of each Group Company (including the date of grant, number, class or series and threshold amount, vesting schedule and current vesting status (including any accelerated vesting terms), exercise price and any early exercise feature, and expiration date (each, as applicable) of such Equity Interests) and the record and beneficial ownership (including the name of any holder and percentage interests held thereby) thereof as of the Execution Date. The Equity Interests set forth on Schedule 3.3(a) of the Company Disclosure Schedules comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Execution Date.

(b) As of the Execution Date, except as set forth on Schedule 3.3(b) of the Company Disclosure Schedules or as contemplated by this Agreement or the Company LLCA:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights, phantom equity, stock appreciation, profit participation or other similar rights to which the Company is a party or that are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of, or that are measured by reference to, any of its Equity Interests (other than this Agreement);

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests;

(v) the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests;

(vi) each Equity Interest of any Group Company that was intended to constitute a “profits interest” for United States federal income tax purposes have at all times qualified and currently qualifies as “profits interests” under U.S. Internal Revenue Service Revenue Procedures 93-27 and 2001-43 and were granted with a liquidation value equal to zero on the grant date; and

(vii) all recipients of Company Equity Interests that were subject to a “substantial risk of forfeiture” (within the meaning of Section 83 of the Code) on the grant date have, to the Knowledge of the Company, filed timely and valid elections under Section 83(b) of the Code with respect to such Company Equity Interests.

(c) All of the Company Equity Interests set forth on Schedule 3.3(a) of the Company Disclosure Schedules have been duly authorized and validly issued, are free and clear of all Liens (other than Securities Liens), and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law. Neither the Group Companies nor any Company Unitholder has, or has had, any record and/or beneficial ownership of EQV Equity Interests.

(d) Schedule 3.3(d)(i) of the Company Disclosure Schedules sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, legal entity type and the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly owned) or its owners (if not-wholly owned). Except as set forth on Schedule 3.3(d)(ii) of the Company Disclosure Schedules, all of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted equity, restricted equity unit, other equity or equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party that require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached as Schedule 3.4(a) of the Company Disclosure Schedules are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited balance sheet of the Company as of December 31, 2024 and December 31, 2023, and the related audited statements of operations, cash flows, financial condition and changes in members’ deficits for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”); and

(ii) the unaudited balance sheet of the Company as of the Latest Balance Sheet Date (the “Unaudited Balance Sheet”) and the related unaudited statements of operations, cash flows, financial condition and changes in members’ deficits for the four-month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b) Except as set forth on Schedule 3.4(b) of the Company Disclosure Schedules, the Financial Statements (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended, except in each of clauses (ii) and (iii): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (y) that the Audited Financial Statements and the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB and (z) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x), (y) or (z), which are not expected to be material, individually or in the aggregate, in amount or effect. No representation or warranty hereunder is made with respect to any projections, forecasts or other forward-looking information set forth in the Financial Statements related to the Group Companies.

(c) The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d) Since the Lookback Date, (i) no Group Company, nor, to the Knowledge of the Company, any director, manager, officer, employee, auditor or accountant of any Group Company, has received or otherwise had or obtained any knowledge of any written complaint, allegation, assertion or claim regarding any Group Company’s accounting or auditing practices, procedures, methodologies or methods of such Group Company or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that such Group Company has engaged in questionable accounting or auditing practices, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of the Company.

(e) Except as set forth on Schedule 3.4(e) of the Company Disclosure Schedules, no Group Company has any Liabilities of any nature whatsoever in excess of $250,000 that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP, except (i) Liabilities reflected in or reserved against in the Financial Statements or identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from or was caused by any breach of Contract or infringement, misappropriation or violation of Law by any Group Company); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company or any of its Subsidiaries of their obligations hereunder or thereunder, other than those arising in compliance with Section 5.1; or (iv) for the Transaction Expenses, including fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.

(f) To the Company’s Knowledge, no employee of any Group Company, since the Lookback Date, has provided information to any Governmental Entity regarding the commission or possible commission of any crime or the violation of any applicable Law. No Group Company or, to the Company’s Knowledge, any officer or employee of any Group Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of such Group Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(g) No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 3.5 No Material Adverse Effect. Commencing on the Latest Balance Sheet Date through the Execution Date, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Since the Latest Balance Sheet Date, each Group Company has conducted its business in the Ordinary Course of Business in all material respects. Except as set forth on Schedule 3.6 of the Company Disclosure Schedules or as expressly contemplated by this Agreement or any Ancillary Agreement, from the Latest Balance Sheet Date through the Execution Date, no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Execution Date, require EQV’s consent in accordance with Section 5.1(b).

Section 3.7 Real Property.

(a) Schedule 3.7(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Leases with annual rental payments of over $100,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for the Leased Real Property (such Leases, the “Material Leases”). Except as set forth on Schedule 3.7(a) of the Company Disclosure Schedules, with respect to each of the Material Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party (other than Permitted Liens); (ii) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed in any manner that would materially affect the Group Company’s use of such Leased Real Property and, there are no material disputes with respect to such Material Lease; and (iii) except as set forth on Schedule 3.7(a) of the Company Disclosure Schedules, no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. Other than the Oil and Gas Properties, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedules, no Group Company owns fee title to any land and the Leased Real Property identified in Schedule 3.7(a) of the Company Disclosure Schedules comprise all of the material real property used or intended to be used in, or otherwise related to, the business of the Group Companies.

(b) Except as set forth on Schedule 3.7(b) of the Company Disclosure Schedules, to the Knowledge of the Company, the buildings, material building components, structural elements of the buildings, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) (collectively, the “Improvements”) included in the Leased Real Property and used by any of the Group Companies in the operation of its business as currently conducted are, in all material respects, in good working condition and repair and sufficient for the operation of the business by each Group Company as currently conducted. No Group Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity affecting any parcel of Leased Real Property; or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property that would reasonably be expected to materially impact the operation of the business by any of the Group Companies as currently conducted. To the Knowledge of the Company, there are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Group Companies as currently conducted on the Leased Real Property. To the Knowledge of the Company, each parcel of Leased Real Property has direct access to a public street adjoining the Leased Real Property, and such access is not dependent on any land or other real property interest which is not included in the Leased Real Property. To the Knowledge of the Company, none of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Leased Real Property.

Section 3.8 Oil and Gas Reserves.

(a) Except as would not reasonably be expected to be material and adverse to the Group Companies, taken as a whole, and except for property (i) sold or otherwise disposed of in the Ordinary Course of Business of the Group Companies since the date of the reserve reports prepared by Cawley, Gillespie & Associates, Inc. (the “Company Independent Petroleum Engineers”) as of December 31, 2024 relating to the Oil and Gas Properties referred to therein, copies of which are attached to Schedule 3.8(a) of the Company Disclosure Schedules (collectively, the “Company Reserve Report”), (ii) reflected in the Company Reserve Report as having been sold or otherwise disposed of, or (iii) permitted sales or dispositions after the Execution Date in accordance with Section 5.1, the Group Companies have Good and Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report, free and clear of any Liens (other than Permitted Liens). The term “Good and Defensible Title” means that a Group Company’s title (that is either of record or in which such Group Company has contractual or statutory rights) (as of the date hereof, and as of the Closing) to all of the Oil and Gas Properties held or owned by it (or purported to be held or owned by it as reflected in the Company Reserve Report) and subject to Permitted Liens: (A) entitles Company (or one or more Company Subsidiary) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in (or, if not shown, the net revenue interest used by the Company Independent Petroleum Engineers in the determination of the reserves shown in) the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, except for (i) decreases in connection with those operations in which the applicable Group Company or its successors or assigns may, from and after the date hereof and in accordance with the terms of this Agreement, elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment, from and after the date of this Agreement, of pools or units in accordance with this Agreement, (iii) decreases required after the date hereof to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, or (iv) adjustments to such net revenue interest based upon payout or payment of any cost-recovery burden, (B) obligates the Company (or one or more Company Subsidiary) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown in (or, if not shown, the working interest used by the Company Independent Petroleum Engineers in the determination of the reserves shown in) the Company Reserve Report for such Oil and Gas Properties (other than (i) increases resulting from contribution rights or requirements with respect to defaulting or non-consenting co-owners from and after the date hereof under the applicable operating, pooling, unitization or similar agreement, (ii) increases to the extent that such increases are accompanied by at least a proportionate increase in the net revenue interest of the Company (or one or more Company Subsidiary), or (iii) adjustments to such working interest based upon payout or payment of any cost-recovery burden) and (C) is free and clear of all Liens (other than Permitted Liens).

(b) Except for any incompleteness or inaccuracy that has not had and would not be reasonably likely to result in, individually or in the aggregate, a material Liability to the Group Companies, the factual, non-interpretive data supplied to the Company Independent Petroleum Engineers relating to the Oil and Gas Properties covered by the Company Reserve Report, by or on behalf of the Group Companies that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of the Group Companies in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects. Except as would not reasonably be expected, individually or in the aggregate, to have a material and adverse effect on the Group Companies, taken as a whole, the proved Hydrocarbon reserve estimates relating to the Oil and Gas Properties of the Group Companies set forth in the Company Reserve Report fairly reflect, in all respects, the proved Hydrocarbon reserves of the Group Companies at the dates indicated therein, as applied on a consistent basis throughout the periods reflected therein, it being understood that such projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in the Company Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Company does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, to the Company’s Knowledge, there have been no changes in respect of the matters addressed in the Company Reserve Report that have had or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9 Oil and Gas Lease Matters. Except as has not had, individually or in the aggregate, a material and adverse effect on the Group Companies, taken as a whole (a) no Group Company has received any written claim or notice that any (i) rentals, shut-ins or similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Property have not been properly and timely paid, and (ii) royalties, minimum royalties, overriding royalties or other Production Burdens with respect to any Oil and Gas Properties have not been timely and properly paid (other than with respect for items being held in suspense), in each case of clause (i) and (ii), in accordance with applicable Oil and Gas Leases, Contracts and Laws; (b) no Group Company (or, to the Company’s Knowledge, any third party operator) has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned by any Group Company; and (c) as of the Execution Date, no Group Company has received written notice from any other party to any Oil and Gas Lease that any Group Company is in material breach or default under such Oil and Gas Lease.

Section 3.10 Suspense Funds. As of the date hereof and except as set forth in Schedule 3.10 of the Company Disclosure Schedules, all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties operated by the Group Company or its Affiliates (and to the Group Company’s Knowledge, with respect to any other Oil and Gas Properties) are being received by the Group Companies in a timely manner consistent with historical practices and are not being held in suspense or otherwise being setoff or reduced, for any reason other than (i) awaiting preparation and approval of a division order or division order title opinions for recently drilled wells or (ii) as may be permitted by applicable Law, and (b) with respect to any such funds held in suspense, the Group Companies have properly accounted and accrued for any associated penalties and interest in respect of such funds as required by applicable Law.

Section 3.11 Outstanding Commitments. Except as set forth on Schedule 3.11 of the Company Disclosure Schedules, as of the Execution Date, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any Contract which is binding on any Group Company or any Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by any Group Company after the date hereof in excess of $150,000.

Section 3.12 Payments for Production. Except for any throughput deficiencies attributable to or arising out of any Imbalances, with respect to Operated Oil and Gas Properties, no Group Company is obligated under any Contract containing a prepayment arrangement, make up right, a “take or pay”, advance payment or similar provision, or under any production payment or any other similar arrangement (other than gas balancing arrangements) to sell, gather, deliver, process or transport Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full payment therefor.

Section 3.13 Payout Status. Except as set forth in Schedule 3.13 of the Company Disclosure Schedules (or as reflected in the “APO” or “BPO” interests in the Company Reserve Report), to the Company’s Knowledge, as of the Execution Date, no material operations are being conducted or have been conducted with respect to the Oil and Gas Leases and Wells of any Group Company as to which such Group Company has elected (or is deemed to have elected) to be a non-consenting party under the terms of the applicable operating agreement or other applicable agreement and with respect to which all of such Group Company’s rights have not yet reverted.

Section 3.14 Company Wells; Equipment.

(a) Except as set forth in Schedule 3.14(a) of the Company Disclosure Schedules, with respect to any Operated Oil and Gas Properties (and to the Company’s Knowledge with respect to any other Oil and Gas Properties), except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect to the Group Companies, taken as a whole, as of the Execution Date, there is no Well included in the Oil and Gas Properties of any Group Company that is subject to any order from any Governmental Entity or for which written notice from any other third party has been delivered requiring that such Well be plugged and abandoned.

(b) Except as set forth on Schedule 3.14(b) of the Company Disclosure Schedules, all Wells operated by any Group Company that were drilled and completed by any Group Company have been drilled and completed, or are being drilled and completed, in all material respects, within the limits permitted by applicable Oil and Gas Leases, Material Contracts, Permits or Laws.

(c) Except as set forth on Schedule 3.14(c) of the Company Disclosure Schedules, with respect to the Oil and Gas Properties operated by any Group Company (or to the Company’s Knowledge with respect to any other Oil and Gas Properties), all of the material Oil and Gas Equipment is in a good state of repair and are adequate and sufficient to maintain normal operations consistent with past practices (ordinary wear and tear excepted).

(d) The Group Companies have such consents, easements, subsurface easements, rights-of-way, permits, permits, servitudes and licenses (collectively “Rights-of-Way”) as are necessary to conduct the Company’s business as it is presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.15 Imbalances. Except as set forth in Schedule 3.15 of the Company Disclosure Schedules and as of the dates expressly set forth thereon, with respect to those Wells that are Operated Oil and Gas Properties, there are no material Imbalances attributable to such Wells.

Section 3.16 Tax Matters. Except as set forth on Schedule 3.16 of the Company Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by each Group Company have been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all income and other material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return).

(b) Each Group Company has properly withheld and paid to the applicable Taxing Authority all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes, and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by or required to file that type of Tax Return in, that jurisdiction that has not been fully settled or resolved.

(d) There is no Tax audit or examination, or any Proceeding now being conducted, pending or threatened in writing with respect to any Taxes or Tax Returns of any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return obtained in the Ordinary Course of Business, no Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Taxing Authority that relates to the Taxes or Tax Returns of any Group Company.

(f) No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) The Company is (and has been since its formation) properly treated as a partnership (and not a publicly traded partnership treated as a corporation) or a disregarded entity for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been since its formation) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 3.16(g) of the Company Disclosure Schedules. No election has been made (or is pending) to change any of the foregoing.

(h) No Group Company will be required to include any material item of income, or exclude any material item of deduction, for any period beginning after the Closing Date as a result of: (i) an installment sale transaction occurring prior to the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring prior to the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting made with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) prior to the Closing; (vi) an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Tax Laws); or (vii) any intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(i) There is no Lien for Taxes on any of the assets of any Group Company or the Company Equity Interests, other than Permitted Liens.

(j) No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract or by operation of Law (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes (e.g., leases, credit agreements or other commercial agreements)). No Group Company is party to or bound by any Tax Sharing Agreement.

(k) Since the Latest Balance Sheet Date, no Group Company has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past practice.

(l) None of the Group Company assets of the Company are deemed by agreement or applicable Law to be held by a partnership for federal income tax purposes for which a valid election under Treasury Regulation Section 1.761-2 to be excluded from the provisions of subchapter K of chapter 1 of the Code is not in effect.

(m) The Company and each Company Subsidiary that is treated as a partnership for U.S. federal income Tax purposes has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and each such election will remain in effect for any taxable period that includes the Closing Date.

(n) None of the Group Companies nor, to the Knowledge of the Company, any holder of Company Units, has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(o) To the Knowledge of the Company, as of the Execution Date, no holder of Company Units who will receive ParentCo Class A Shares or any Series A Preferred Investors who will receive ParentCo Series A Preferred Shares pursuant to the transactions contemplated by this Agreement has a fixed plan or intention or a binding commitment to dispose of such ParentCo Class A Shares or ParentCo Series A Preferred Shares, as applicable.

Section 3.17 Contracts.

(a) Schedule 3.17(a) of the Company Disclosure Schedules lists the following types of Contracts, except for master services agreements, to which any Group Company, is a party or bound (such Contracts, the “Material Contracts”), as of the Execution Date:

(i) any Contract (other than joint operating agreements, unit agreements, communitization, pooling agreements, division orders or similar agreements) that (i) can reasonably be expected to result in aggregate payments or aggregate receipt of revenues by the Group Company of more than $2,000,000 (net to the aggregate interest of the Group Companies) during the current or any subsequent calendar year and (ii) cannot be terminated without penalty on 60 days or less notice;

(ii) any Hydrocarbon or water (produced or fresh) purchase and sale, acreage dedication, volume commitment, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, disposal, handling, or similar Contract with respect to Hydrocarbons or water (produced or fresh) produced from or attributable to the Group Companies’ interest in the Oil and Gas Properties that (A) contains guaranteed or minimum throughput, minimum volume, acreage dedication, volume dedication or similar requirements or (B) is not terminable without penalty or other payment upon 60 days’ or less notice;

(iii) any executory Contract that is a farmout or farmin agreement, participation agreement, exploration agreement, development agreement, or other similar Contract providing for the exchange, farmin, or earning by any Group Company of any Oil and Gas Lease or mineral rights (other than joint operating agreements, operating agreements, unit agreements, pooling or similar agreements), or any Contract that is a net profits interest agreement or production sharing agreement or that contains any obligatory drilling commitment, in each case, for which the applicable term has not expired or terminated, or for which the primary obligations thereunder have not been fully performed;

(iv) any contract that relates to the prior acquisition or disposition of any material Company assets or properties for which the total consideration or for which the fair market value of the aggregate consideration equaled or exceeded $25,000,000 during the three years prior to the Execution Date or for which there are, as of the Execution Date, any pending claim for indemnity that will or could reasonably be expected to be binding on any Group Company or the assets of any Group Company after Closing;

(v) any Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any material part of the Oil and Gas Properties (other than with respect to the purchase, sale or other disposition of Hydrocarbons in the Ordinary Course of Business or dispositions of obsolete equipment) from and after the Execution Date, but excluding rights of reassignment upon intent to abandon or release a Well or an Oil and Gas Lease;

(vi) any Governing Documents operating agreement, voting or similar agreement relating to the Equity Interests of the Company and the Company Subsidiaries;

(vii) each Contract providing for the Company or any Company Subsidiary to make any loan, advance, capital contribution or assignment of payment to any Person in excess of $250,000;

(viii) each contract (A) governing the terms of the employment or engagement of any former (to the extent of any ongoing liability or obligation) or current directors, officers, employees or individual independent contractors providing for total annual cash compensation in excess of $250,000 or (B) that cannot be terminated upon sixty (60) days’ notice or less without further payment, liability or obligation;

(ix) each Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by the Group Companies in an amount in excess of $250,000 (net to the Group Companies’ aggregate interest) annually;

(x) each Contract involving the payment of any earn-out or similar contingent payment on or after the date hereof that would reasonably be expected to result in payments in excess of $250,000;

(xi) except to the extent included in any Hedge Contracts, any Contract that contains any calls on, or options to purchase, quantities of Hydrocarbon production, in each case to the extent such Contract may be binding upon the Oil and Gas Properties or operations of the Group Companies from and after the Closing;

(xii) all partnership, strategic alliance, profit-sharing, joint venture or similar agreements (in each case excluding any agreement where the primary obligation has been completed one or more years prior to the Company Merger Effective Time, any tax partnership and any joint operating or similar agreement);

(xiii) each Contract with any Governmental Entity to which the Company or any Company Subsidiary is a party, other than any Permits;

(xiv) each CBA;

(xv) each Contract involving any resolution or settlement of any actual or threatened Proceeding or other dispute which requires payment in excess of $250,000 or imposes material, continuing or outstanding obligations (other than customary confidentiality obligations) on any Group Company, including injunctive or other non-monetary relief;

(xvi) each Contract that (A) contains or constitute an existing area of mutual interest agreement (but excluding any customary areas of mutual interest contained in any joint operating, operating, unit agreements, participation, development farmin, farmout or similar agreement), or (B) limits, or purports to limit, the ability of any Group Company during any period of time from and after the Company Merger Effective Time to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, to acquire any product or asset or to receive services from any Person or sell any product or asset or perform services for any Person, in each case as such as such provision materially restricts the business of the Group Companies as currently conducted and in each case that will be binding on the Group Companies after Closing;

(xvii) each Contract that results in any Person holding an irrevocable power of attorney from any Group Company that relates to any Group Company or their respective businesses and that will be in effect after the Closing Date;

(xviii) all leases or master leases under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for (A) any compression agreements entered into in the Ordinary Course of Business or (B) any agreement under which the annual rental payments do not exceed $250,000 and which lease cannot be terminated by the applicable Group Company without penalty upon ninety (90) days’ or less notice;

(xix) all leases or master leases under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by a Group Company, except for any agreement under which the annual rental payments do not exceed $250,000;

(xx) any Contract (a) pursuant to which any Group Company licenses or grants rights to any Person, or licenses or receives a grant of right from any Person, with respect to any Intellectual Property (other than (1) non-exclusive licenses to commercially-available, off-the-shelf software licensed or procured for aggregate fees of $250,000 or less, (2) non-exclusive licenses to open source software, (3) nondisclosure or confidentiality agreements entered into in the Ordinary Course of Business and (4) non-exclusive licenses that are merely incidental to the transaction contemplated in the Contract), (b) under which any Person has developed or has been engaged to develop any material Intellectual Property for any Group Company (excluding agreements with employees and contractors entered into in the Ordinary Course of Business on standard forms of agreement under which such employees and contractors assign rights in all developed material Intellectual Property to a Group Company) or under which any Group Company has developed or has been engaged to develop any material Intellectual Property for any Person, or (c) entered into to settle or resolve any Intellectual Property-related dispute or otherwise affecting any Group Company’s rights to use or enforce any material Owned Intellectual Property, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements;

(xxi) each Contract, that has the following restrictions or terms: (A) a provision providing for the sharing of any revenue or cost-savings with any other Person; (B) a “minimum purchase” requirement; (C) rights of first refusal or first offer; or (D) a “take or pay” provision, advance payment provision, prepayment or similar provision or requiring Hydrocarbons to be gathered, delivered, processed or transported without then or thereafter receiving full payment therefor;

(xxii) except for any Contract that is a farmout or farmin agreement, participation agreement, or similar type agreement that has been completed, each Contract that relates to any completed or future disposition or acquisition by a Group Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except any agreement for the purchase or sale of inventory in the Ordinary Course of Business;

(xxiii) any Contract under which any Group Company has created, incurred, assumed, or borrowed any money or issued any note, indenture, or other evidence of Company Indebtedness or guaranteed, or granted any Liens as collateral security for, Company Indebtedness of others, in each case, in an amount in excess of $250,000 individually or $500,000 in the aggregate;

(xxiv) any Contract resulting in any Lien (other than any Permitted Lien) on any assets of any of the Group Companies;

(xxv) any Contract with an Affiliate that will not be terminated as of Closing;

(xxvi) Contracts requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xxvii) any Material Leases; and

(xxviii) to the extent binding upon the Oil and Gas Properties or operations of the Group Companies from and after Closing, each Contract that is a Hedge Contract.

(b) Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedules, each Material Contract is in full force and effect and is Enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto. The Company has delivered to, or made available for inspection by, EQV a complete and accurate copy of each Material Contract (including all material amendments or other material changes thereto). None of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach of or default under any Material Contract. During the last 12 months, no Group Company has received any written, or to the Knowledge of the Company, oral claim or notice of breach of or default under any Material Contract, except for any breach or default which would not be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto, except for any breach or default which would not be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. During the last 12 months, no Group Company has received written notice from any other party to any Material Contract that such party intends to terminate or not renew any such Material Contract.

Section 3.18 Intellectual Property.

(a) Schedule 3.18(a) of the Company Disclosure Schedules identifies each currently patented, issued or registered Intellectual Property and pending applications for the foregoing, in each case which is owned by, filed in the name of, or exclusively licensed to a Group Company (collectively, “Company Registered IP”). All the Company Registered IP is subsisting, valid and enforceable. Each Group Company (i) is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and (ii) to the Knowledge of the Company, has sufficient rights pursuant to a valid and enforceable license to, all other Intellectual Property used in, necessary for, or developed for the operation of the business of the Group Companies as currently conducted, and in each case of clauses (i) and (ii), free and clear of any Liens other than Permitted Liens. Neither the Company Registered IP nor the other Owned Intellectual Property is subject to any outstanding Order restricting the use, enforcement, disclosure, or licensing thereof by such Group Company.

(b) None of the Group Companies nor any of the former and current products, services or operation of the business of the Group Companies have in the past six years infringed, misappropriated or otherwise violated, or currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person, except for such infringement, misappropriation or other violation that would be material to the Group Companies, individually or as a whole. Except as set forth on Schedule 3.18(b) of the Company Disclosure Schedules, no Group Company has in the past six years received any written charge, complaint, claim, notice, or demand alleging any such infringement, misappropriation or other violation (including any claim that such Group Company should license or refrain from using any Intellectual Property, except for offers for commercially available software) or challenging the ownership, registration, validity or enforcement of any Company Registered IP or other Owned Intellectual Property (other than those communications from a Governmental Entity associated with ordinary course examination and approval of pending Intellectual Property applications). Except as set forth on Schedule 3.18(b) of the Company Disclosure Schedules, no Group Company has in the past six years made against a third party any written charge, complaint, claim, demand, or notice alleging any infringement, misappropriation or other violation of any material Owned Intellectual Property (including any claim that such third party should license or refrain from using any Owned Intellectual Property). To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any material Company Registered IP or other Owned Intellectual Property.

(c) Each Group Company has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other Confidential Information owned by such Group Company. Except as required by applicable Law, no such material Trade Secret or material Confidential Information has been disclosed by any Group Company to any Person other than to Persons subject to a legally recognized duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or Confidential Information by such Person. Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any material Intellectual Property for any Group Company has assigned (pursuant to a present grant of assignment) all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of Law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

Section 3.19 Information Supplied. The information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Registration Statement/Proxy Statement, in any other document submitted or to be submitted to any other Governmental Entity or in any announcement or public statement regarding the Transactions (including the Signing Press Release and the Closing Press Release), when so filed, furnished, submitted, distributed or otherwise made publicly available, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is first filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement/Proxy Statement prior to the time the Registration Statement/Proxy Statement is mailed to the EQV Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Registration Statement/Proxy Statement is first mailed to the EQV Stockholders; (c) the time of the EQV Special Meeting; or (d) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings); provided, that, for the avoidance of doubt, no warranty or representation is made by the Company with respect to statements made or incorporated by reference in the Registration Statement/Proxy Statement (or any amendment or supplement thereto) based on information supplied by the EQV Parties or any other party, or their respective Affiliates for inclusion therein.

Section 3.20 Litigation. Except as set forth on Schedule 3.20 of the Company Disclosure Schedules, there have not been since the Lookback Date, and there are no, material Proceedings or Orders (including those brought or threatened in writing by or before any Governmental Entity) pending, or to the Knowledge of the Company, threatened against any Group Company or any of their respective properties or assets (including the Oil and Gas Properties) or the ownership or operation thereof, in each case, at Law or in equity, or, to the Knowledge of the Company, any director or officer of any Group Company in their capacities as such or related to the business of the Group Companies. Except as set forth on Schedule 3.20 of the Company Disclosure Schedules, there are no Proceedings pending, initiated or threatened by any Group Company against any other Person, and since the Lookback Date there have not been any such Proceedings.

Section 3.21 Brokerage. Except as set forth on Schedule 3.21 of the Company Disclosure Schedules, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements or the Transactions, that would result in the obligation of any Group Company or any of its Affiliates, or EQV or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.22 Labor Matters.

(a) The Company has delivered to the EQV Parties a complete and correct list of all current employees, independent contractors and other individual service providers of each of the Group Companies as of the date of this Agreement and their (i) name, (ii) classification as exempt or non-exempt under the Fair Labor Standards Act or analogous state laws, (iii) job title, (iv) employing or engaging entity, (v) job location by state, (vi) current annual base salary, hourly rate or fee rate, (vii) incentive compensation, including target bonus opportunity and commission payments (actual for 2024 and estimated for 2025), (viii) whether active or on leave (and as applicable, type of leave and anticipated return date); and (ix) accrued but unused vacation/paid time off. To the Knowledge of the Company, all current employees of the Group Companies are legally permitted to be employed by the Group Companies in the United States. Except as set forth on Schedule 3.22(a) of the Company Disclosure Schedules and except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant, independent contractor or other contracting party treated as self-employed whose services the Group Companies uses or, since the Lookback Date, has used, has claimed or threatened to claim the existence of an employment relationship with one of the Group Companies.

(b) No Group Company is a party to or bound by any CBA; no Group Company is currently negotiating any CBA; and no employees of any Group Company are represented by any labor union, works council, trade union or other labor organization with respect to their employment with the Group Companies. Since the Lookback Date there have been no pending or, to the Knowledge of the Company, threatened labor organizing activities, no labor union, works council, trade union or other labor organization has made a demand for recognition or certification with respect to any Group Company employee, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board. Since the Lookback Date, there have been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, walkouts, work stoppages, slowdowns, picketing or other labor disputes by any employees of the Group Companies or against or affecting any Group Company.

(c) Except as set forth in Schedule 3.22(c) of the Company Disclosure Schedules, the Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices. Except as set forth in Schedule 3.22(c) of the Company Disclosure Schedules, (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee, individual independent contractor or other individual service provider of any Group Company and (ii) since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d) Except as set forth on Schedule 3.20 of the Company Disclosure Schedules, since the Lookback Date, (i) there have not been (A) any allegations or formal or informal complaints made to or filed with any Group Company related to sexual harassment, sexual misconduct, other harassment, discrimination, retaliation or policy violation allegations or (B) any other Proceedings initiated, filed or, to the Knowledge of the Company, threatened, against any Group Company related to sexual harassment, sexual misconduct, other harassment, discrimination, retaliation or policy violation allegations, in each case by or against any current or former director, officer or supervisory-level employee of any Group Company and (ii) no Group Company has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, other harassment, discrimination or retaliation, by or against any current or former director, officer or supervisory-level employee.

Section 3.23 Employee Benefit Plans.

(a) Schedule 3.23(a) of the Company Disclosure Schedules sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to EQV true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the three most recently filed Form 5500 annual reports with all schedules and attachments as filed, (v) the most recent actuarial valuation report, (vi) all related insurance Contracts, trust agreements or other funding arrangements and (vii) all non-routine correspondence with any Governmental Entity.

(b) (i) No Company Employee Benefit Plan provides, and no Group Company has any Liability to provide, retiree, post-ownership or post-termination health or life insurance or any other retiree, post-ownership or post-termination welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any Liability as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance with all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan that would result in a material Liability. There is no claim or Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed) any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. All contributions, premiums or other payments that are due have been made or paid on a timely basis in all material respects with respect each Company Employee Benefit Plan or.

(d) Except as set forth on Schedule 3.23(d) of the Company Disclosure Schedules, neither the execution or delivery of this Agreement nor the consummation of the Transactions, alone or together with any other event could, directly or indirectly, (i) result in any compensation or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies (or any dependent or beneficiary thereof) under a Company Employee Benefit Plan or otherwise (whether in cash, property or the vesting of property), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such person set forth in the preceding clause (i) under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director, individual independent contractor or other individual service provider of the Group Companies.

(e) Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented, operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects, and no amount under any such plan or arrangement is, has been or could reasonably be expected to be subject to any material additional Tax, interest or penalties under Section 409A of the Code. No Person has any current or contingent right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified or made whole for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(f) Except as set forth on Schedule 3.23(f), neither the execution or delivery of this Agreement nor the consummation of the Transactions could, either alone or in conjunction with any other event, could reasonably be expected to result in the payment or provision of any amount or benefit that could reasonably be expected to, individually or in combination with any other amount or benefit, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

Section 3.24 Insurance.

(a) Schedule 3.24 of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Group Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer and the principal insured, (ii) the policy number and (iii) the expiration date and amount of coverage, and (iv) the premium most recently charged. To the Knowledge of the Company, all such policies, binders and insurance contracts (collectively, the “Insurance Policies”), are in full force and effect.

(b) With respect to each such Insurance Policy of the Company and the Company Subsidiaries, (i) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy, (ii) all premiums due and payable with respect to each such Insurance Policy have been paid to date, and neither the Company nor any Company Subsidiary is in default with respect to its obligations under any such Insurance Policy, (iii) there is no material claim outstanding under any such Insurance Policy and neither the Company nor any Company Subsidiary has received any written notice from any insurer or reinsurer of any reservation rights with respect to material pending or paid claims, and (iv) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) The Company and the Company Subsidiaries maintain and have maintained at all times since the Lookback Date, insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary for comparable entities in the industry, and the Company and the Company Subsidiaries are, and have been in compliance in all material respects with all insurance requirements under applicable Laws. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any Insurance Policy. There are currently no claims pending under any Insurance Policy issued to or for the benefit of the Company or any Company Subsidiary as to which coverage has been denied or disputed by the insurers of such policies and, to the Knowledge of the Company, all material claims and reportable incidents under any such Insurance Policy have been reported and asserted. Any material action pending against the Company or any Company Subsidiary that is covered by such Insurance Policy has been properly reported to the applicable insurer.

Section 3.25 Compliance with Laws; Permits. Each of the Group Companies is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, variances, exemptions and orders of any Governmental Entity necessary for each of the Group Companies to own, lease and operate its properties (including the Oil and Gas Properties) and to carry on its business in all material respects (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Group Companies, taken as a whole, to operate their respective businesses in the Ordinary Course of Business, such Permits are in full force and effect. The Group Companies are in compliance, in all material respects, with each Company Permit and no Proceeding is pending or, to the Company’s Knowledge, threatened in writing, and, since the Lookback Date, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to give any Person the right to suspend, revoke, withdraw, modify or limit any Company Permit in a manner that would reasonably be expected to have a material impact on the ability of the Group Companies, as applicable, to use such Company Permit, conduct their operations in compliance with Law or that would result in the termination, revocation, cancellation, modification, suspension, withdrawal, or restriction of such Company Permit or the imposition of any material fine, penalty or other sanctions for violation of any requirements relating to such Company Permit. No Group Company is in conflict with, or in default, breach or violation of, (a) any Law applicable to such Group Company or by which any property or asset of such Group Company is bound (including with respect to the ownership or operation of such property or asset), or (b) any Company Permit or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which such Group Company is a party or by which such Group Company or any of its property or assets is bound, except, in each case of clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. No Group Company has received written notice (i) of any actual or potential material violation from any Governmental Entity of any applicable Law or (ii) that it is under investigation by any Governmental Entity for material non-compliance with any Law.

Section 3.26 Environmental Matters. Except as set forth in Schedule 3.26 of the Company Disclosure Schedules, (a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws, which compliance includes and since the Lookback Date has included, obtaining, maintaining and complying, in all material respects, with any Permits required by Environmental Law for the operation of each Group Company’s business as currently conducted or as conducted during the period since the Lookback Date; (b)(i) no Group Company has received any written notice or Order regarding any material violation of, or material Liabilities under, any Environmental Laws, and (ii) there are no pending, or, to the Knowledge of the Company, threatened Proceedings against any of the Group Companies relating to a material violation of, or material Liabilities under, any Environmental Law; (c) no Group Company has used, generated, manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or, to the Knowledge of the Company, owned, leased or operated any property or facility contaminated by, any Hazardous Substances, in each case, that has resulted or would reasonably be expected to result in material Liability to any of the Group Companies under Environmental Laws; and (d) no Group Company has assumed, undertaken, become subject to or provided an indemnity with respect to any material Liability of any other Person under Environmental Laws. The Group Companies have provided to EQV true and correct copies of all material environmental, health and safety assessments, reports and audits and all other material environmental, health, and safety documents relating to any of the Group Companies or their current or former properties, facilities or operations, that in each case are in the Group Companies’ possession or reasonable control.

Section 3.27 Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, (b) Contracts entered into after the Execution Date that are required to be entered into pursuant to this Agreement or the Ancillary Agreements, (c) Contracts entered into after the Execution Date that are either permitted pursuant to Section 5.1 or entered into in accordance with Section 5.1 or (d) as disclosed on Schedule 3.27 of the Company Disclosure Schedules, there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand pursuant to which any Interested Party (i) owes any amount to any Group Company, or (ii) owns any material property or right, tangible or intangible, that is used by any Group Company (such transactions or arrangements, “Affiliated Transactions”).

Section 3.28 Trade & Anti-Corruption Compliance.

(a) Neither the Company nor any of its Subsidiaries, or any of their respective directors, officers, managers, employees, or, to the Knowledge of the Company, any agent acting on behalf of the Company of any of its Subsidiaries, is or has been since April 24, 2019, a Sanctioned Person. Neither the Company nor any of its Subsidiaries or their respective directors, officers, managers or employees, or, to the Knowledge of the Company, any agent acting on behalf of the Company or any of its Subsidiaries, is or has been in the last five years, or in the case of Sanctions, since April 24, 2019: (i) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (ii) engaging in any export, re-export, transfer or provision of any goods, software or technology without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iii) otherwise in violation of (A) any applicable Sanctions or (B) any applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b) In the last five years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries or any of their respective directors, officers, managers, employees or, to the Knowledge of the Company, any agent acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited, or received any unlawful bribe or payoff, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties that violates applicable Anti-Corruption Laws, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses or (iv) has, directly or indirectly, made, received, offered, authorized, facilitated or promised to make, any unlawful payment, contribution, bribe, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

(c) As of the Execution Date, there are no, and since the Lookback Date (and in the case of Sanctions, since April 24, 2019) there have been no Proceedings or Orders alleging any such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

(d) The Company has maintained policies and procedures and adhered to systems of internal controls reasonably adequate to ensure compliance with applicable Anti-Corruption Laws, Sanctions, and Ex-Im Laws.

Section 3.29 Data Protection.

(a) At all times since the Lookback Date, each Group Company (i) has been in compliance in all material respects with all applicable Data Privacy and Security Requirements and (ii) has not been subject to any regulatory audits or investigations by any Governmental Entity alleging noncompliance with any Data Privacy and Security Requirements. Each Group Company has taken commercially reasonable steps designed to ensure that all Personal Information in its possession and control is protected against unauthorized loss, access, use, modification, disclosure or other use or misuse. Since the Lookback Date, (i) no Group Company has provided, or been required to provide, any notice to any data subject or Governmental Entity regarding any Security Breach, and (ii) no Group Company been subject to or received notice of any audits, proceedings or investigations by any Governmental Entity or any Person, or received any claims or complaints regarding the violation of any applicable Data Privacy and Security Requirements.

(b) The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all material Personal Information processed by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business.

(c) The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Data Privacy and Security Requirements.

Section 3.30 Information Technology.

(a) The IT Systems: (i) are in sufficiently good working order and operate and perform in accordance with their documentation and functional specifications in all material respects and otherwise as required by any Group Company and are sufficient for the operation of their businesses as currently conducted, including as to capacity, scalability, and ability to meet current and anticipated peak volumes in a timely manner and to the Knowledge of the Company (ii) are free from any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or other malicious, disabling, or unauthorized code.

(b) The Group Companies have implemented with respect to their IT Systems commercially reasonable backup, security and disaster recovery technology. The Group Companies have taken commercially reasonable steps (i) to protect the confidentiality, integrity, accessibility and security of the IT Systems and all data stored therein or transmitted thereby from theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) to protect the IT Systems from bugs, viruses, malware or other harmful, disabling, or disruptive code, routine, or process.

(c) Since the Lookback Date, there has been no Security Breach, or failure, breakdown, continued substandard performance, or other adverse event affecting any IT Systems that have caused a material disruption or material interruption in or to the use thereof or in or to the conduct of the business of the Group Companies that has not been remedied or replaced in all material respects.

Section 3.31 Condemnation. As of the Execution Date, no Group Company has received any written notice of any pending, and to Company’s Knowledge, there is no written, threatened proceeding to condemn or take by power of eminent domain all or any of the Oil and Gas Properties.

Section 3.32 Company ABS. With regard to that certain securitization transaction (the “Securitization”) pursuant to that certain Amended and Restated Indenture (as amended from time to time, the “Indenture”) dated as of July 18, 2023, by and among Presidio Finance LLC (as “Issuer”), Presidio Finance Nominee Corp. (as “Finance NomCo”) and UMB Bank, N.A., and the other Basic Documents (as defined in the Indenture) described therein, except as has not had, individually or in the aggregate, a Material Adverse Effect, the Company hereby represents and warrants, on behalf of Issuer, Finance NomCo, Presidio Holding Company LLC (as “Manager”), Presidio Petroleum LLC (as “Operator”), Presidio Intermediate Holding Company, LLC, Presidio WAB LLC and Presidio Finance Holding Company, LLC (as “PFHC”), as follows (as applicable): (a)(i) a Rapid Amortization Event (as defined in the Indenture) has not occurred, (ii) a Senior Diversion Event (as defined in the Indenture) has not occurred, (iii) a Manager Termination Event (as defined in the Indenture) has not occurred, (iv) an Event of Default (as defined in the Indenture) has not occurred, (v) a Warm Trigger Event (as defined in the Indenture) has not occurred and, in each case, no such event will occur as a result of the Transactions; (b) Manager has not resigned or been removed as Manager under the Management Services Agreement (as defined in the Indenture) and will not resign or be removed in connection with the Transactions; (c) Operator has not resigned or been removed as Operator under the Joint Operating Agreement (as defined in the Indenture) and will not resign or be removed in connection with the Transactions; and (d) no party to any Basic Document (as defined in the Indenture) has exercised any rights against the indemnity provided by PFHC in such Basic Document (if any) with respect to the Securitization or will exercise such rights in connection with the Transactions.

Section 3.33 Preferential Purchase Rights. Except as set forth in Schedule 3.33 of the Company Disclosure Schedules, there are no preferential purchase rights, rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other Contracts or agreements binding upon the Oil and Gas Properties that would be triggered by the consummation of the Transactions that would result in a loss of any material portion of such Oil and Gas Properties.

Section 3.34 Qualifying RBL Commitment. As of the Execution Date, the Company has delivered to the EQV Parties a true, correct, and complete copy of the Qualifying RBL Commitment Letter. As of the Execution Date, (i) the Qualifying RBL Commitment Letter is in full force and effect and has not been amended or otherwise modified in any respect since the date of the Qualifying RBL Commitment Letter and (ii) the commitments contained in the Qualifying RBL Commitment Letter have not been withdrawn, modified, reduced, or rescinded in any respect since the date of the Qualifying RBL Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full net proceeds (or any portion) of the Qualifying RBL Financing at or prior to the Closing, other than as expressly set forth in the Qualifying RBL Commitment Letter.

Section 3.35 No Other EQV Party Representations and Warranties. THE COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE EQV PARTIES IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT OR CERTIFICATE DELIVERED BY EQV PURSUANT TO THIS AGREEMENT (A) NO EQV PARTY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE EQV PARTIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR INFORMATION AND (B) NONE OF THE COMPANY NOR ANY OF ITS AFFILIATES, INCLUDING ANY COMPANY UNITHOLDER, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY EQV PARTY OR ANY AFFILIATE THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE EQV PARTIES IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT OR CERTIFICATE DELIVERED BY EQV PURSUANT TO THIS AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE EQV PARTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.34 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE EQV PARTIES

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the EQV Disclosure Schedules or as disclosed in the EQV SEC Documents and publicly available prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such EQV SEC Documents, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such EQV SEC Documents will be deemed to modify or qualify the representations and warranties set forth in the EQV Fundamental Representations), the EQV Parties each hereby represent and warrant to the Company, as follows:

Section 4.1 Organization; Authority; Enforceability.

(a) Each EQV Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated, formed or registered, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its respective jurisdiction of organization, incorporation, formation or registration (as applicable).

(b) The EQV Parties, other than EQV, have all the requisite limited liability company power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as presently conducted in all material respects. EQV has all corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each EQV Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the EQV Parties, taken as a whole.

(d) No EQV Party is in violation of any of its Governing Documents. No EQV Party is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e) Each EQV Party, other than EQV, has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary limited liability company and/or corporate actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each EQV Party will be a party will be) duly executed and delivered by such EQV Party and are or will be Enforceable against such EQV Party. No other proceedings on the part of EQV, except for the EQV Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements. EQV has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the EQV Required Vote, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements has been authorized by the special committee of independent directors of EQV and the EQV Board and, subject to the receipt of the EQV Required Vote, the consummation of the Transactions have been duly authorized by all necessary corporate actions. No other vote of the equityholders of EQV, other than the EQV Required Vote, is necessary to approve this Agreement and the Ancillary Agreements and the Transactions.

(f) A correct and complete copy of the EQV Governing Documents, as in effect on the Execution Date, are filed as Exhibit 3.1 to the Form 8-K filed with the SEC on August 8, 2024. EQV is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Non-contravention. Subject to the receipt of the EQV Required Vote, except as set forth on Schedule 4.2 of the EQV Disclosure Schedules and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.1(a), neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any material breach of any provision of the Governing Documents of any EQV Party; (b) other than the requisite filing with the Registrar of Companies in the Cayman Islands in connection with the Domestication and the filing of the EQV Certificate of Merger and the Company Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any EQV Party is a party or by which any EQV Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any EQV Party; or (e) except for violations which would not prevent or materially delay the consummation of the Transactions, violate in any material respect any Law, Order, or Lien applicable to any EQV Party, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, consents, approvals, violations breaches, defaults, cancellations, invalidations, forfeitures, or Liens which would not reasonably be expected to be material to the EQV Parties, taken as a whole, or materially affect any EQV Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby. The EQV Required Vote is the only vote of the holders of any class or series of shares in the capital of EQV necessary to approve the Transactions. EQV is in compliance in all material respects with the related party policies set forth in the EQV Governing Documents.

Section 4.3 Capitalization.

(a) As of the date hereof, the authorized share capital of EQV is 331,000,000 divided into (i) 300,000,000 EQV Class A Shares, (ii) 30,000,000 EQV Class B Shares, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“EQV Preferred Shares”). As of the date of this Agreement, (A) 35,822,500 EQV Class A Shares are issued and outstanding, (B) 8,750,000 EQV Class B Shares are issued and outstanding, (C) no EQV Class A Shares and no EQV Class B Shares are held in the treasury of EQV, (D) 11,666,667 EQV Public Warrants are issued and outstanding, (E) 220,833 EQV Private Warrants are issued and outstanding and (F) 11,887,500 EQV Class A Shares are reserved for future issuance pursuant to the EQV Warrants ((A) through (F) collectively with any securities of EQV issued in exchange therefor in the Domestication, the “EQV Securities”). The foregoing EQV Securities described in clauses (A), (B), (D) and (E) represent all of the issued and outstanding EQV Securities as of the date of this Agreement. All issued and outstanding EQV Securities (i) have been duly authorized, validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the EQV Governing Documents, and (2) any other applicable contracts governing the issuance of such securities; and (iii) have not been issued in violation of, nor (other than as set forth under the EQV Governing Documents) are they subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the EQV Governing Documents or any contract to which EQV is a party or otherwise bound. As of the date of this Agreement, there are no EQV Preferred Shares issued and outstanding. Each EQV Warrant is exercisable for one EQV Class A Share at an exercise price of $11.50, subject to the terms of such EQV Warrant and the EQV Public Warrant Agreement. The EQV Class B Shares will convert into EQV Class A Shares prior to the Closing on the terms contemplated in this Agreement and without violation of the Governing Documents of EQV.

(b) Except for ParentCo, EQV Merger Sub, EQV Holdings, Company Merger Sub and EQVR Merger Sub, EQV does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or business association or other person.

(c) EQV is the record and beneficial owner of all of the outstanding ParentCo Interests and EQV Holdings Interests and has good and valid title to all of the outstanding ParentCo Interests and EQV Holdings Interests. The ParentCo Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by EQV free and clear of all Liens, other than restrictions under applicable securities Laws and ParentCo’s Governing Documents. The EQV Holdings Units to be issued and delivered in connection with the Closing in accordance with this Agreement shall be duly and validly issued, fully paid and nonassessable, and shall be issued free and clear of preemptive rights and all Liens, other than restrictions under applicable securities Laws and the EQV Holdings A&R LLCA. The ParentCo Class A Shares, ParentCo Class B Shares, ParentCo Public Warrants, ParentCo Private Warrants, ParentCo Series A Preferred Shares and ParentCo Series A Investor Warrants to be issued and delivered in connection with the Closing in accordance with this Agreement shall be duly and validly issued, fully paid and nonassessable, and shall be issued free and clear of preemptive rights and all Liens, other than restrictions under applicable securities Laws and the ParentCo Charter.

(d) ParentCo is the record and beneficial owner of all of the outstanding EQV Merger Sub Equity Interests and has good and valid title to all of the outstanding Company Merger Sub Equity Interests. The EQV Merger Sub Equity Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by ParentCo free and clear of all Liens, other than restrictions under applicable securities Laws and EQV Merger Sub’s Governing Documents.

(e) EQV Holdings is the record and beneficial owner of all of the outstanding Company Merger Sub Equity Interests and has good and valid title to all of the outstanding Company Merger Sub Equity Interests. The Company Merger Sub Equity Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by EQV Holdings free and clear of all Liens, other than restrictions under applicable securities Laws and Company Merger Sub’s Governing Documents.

(f) All outstanding EQV Class A Shares, EQV Class B Shares and EQV Warrants have been issued and granted in compliance with all applicable securities Laws and were issued free and clear of all Liens other than restrictions under applicable securities Laws and EQV’s Governing Documents.

(g) The EQV Interests to be issued to the Company Unitholders pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights (or similar rights) created by Law, Governing Documents or Contract and (iv) be issued to the Company Unitholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the ParentCo Governing Documents, the Registration and Stockholder Rights Agreement and the EQV Holdings A&R LLCA.

(h) Except for the Financing Agreements, the EQVR Acquisition, this Agreement, the EQV Warrants and the EQV Class B Shares or as set forth in the EQV Governing Documents, none of the EQV Parties has issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued shares or capital stock (as applicable) of EQV, Equity Interests of EQV Holdings or Equity Interest of Company Merger Sub or Equity Interest of EQVR Merger Sub or obligating EQV to issue or sell any shares or shares of capital stock (as applicable) of, or other Equity Interests in, EQV, obligating EQV Holdings to issue or sell any Equity Interests in EQV Holdings or obligating Company Merger Sub to sell any Equity Interests in Company Merger Sub or obligating EQVR Merger Sub to sell any Equity Interests in EQVR Merger Sub. All shares of EQV Interests subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither EQV nor any subsidiary of EQV is a party to, or otherwise bound by, and neither EQV nor any subsidiary of EQV has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Letter Agreement, EQV is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of EQV Interests or any of the Equity Interests or other securities of EQV or any of its Subsidiaries. Except with respect to this Agreement, the right to exercise the EQV Share Redemption, the EQV Warrants and the EQVR Merger Agreement, there are no outstanding contractual obligations of EQV to repurchase, redeem or otherwise acquire any shares of EQV Interests, Equity Interests in EQV Holdings, Equity Interests in Company Merger Sub or Equity Interests in EQVR Merger Sub. Except for any loan from Sponsor or an Affiliate or member thereof listed in Schedule 4.3(h) of the EQV Disclosure Schedule (with such schedule including the principal and interest outstanding under such loan as of the date hereof and the lender party thereto), there are no outstanding contractual obligations of EQV to make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(i) As of the Execution Date, other than as set forth on Schedule 4.3(i) of the EQV Disclosure Schedules, the EQV Parties have no obligations with respect to or under any EQV Party Indebtedness.

Section 4.4 Litigation. Except as set forth on Schedule 4.4 of the EQV Disclosure Schedules, since its organization, incorporation or formation, as applicable, there are and have been no, Proceedings or Orders (including those brought or threatened in writing by or before any Governmental Entity) pending, or, to the Knowledge of any EQV Party, threatened in writing against any EQV Party or any of their respective properties or assets or the ownership or operation thereof, in each case, at Law or in equity, or, to the Knowledge of any EQV Party, any director, officer or employee of any EQV Party in their capacities as such or related to the business of the EQV Parties. Except as set forth on Schedule 4.4 of the EQV Disclosure Schedules, there are no Proceedings pending, initiated or threatened in writing by any EQV Party against any other Person, and since the Lookback Date there have not been any such Proceedings.

Section 4.5 Brokerage. Except as set forth on Schedule 4.5 of the EQV Disclosure Schedules, none of the EQV Parties have incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the Transactions, that would result in the obligation of any EQV Party to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.6 Business Activities.

(a) Since its formation, no EQV Party has conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the EQV Governing Documents, there is no Contract, commitment, or Order binding upon any EQV Party or to which any EQV Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the EQV Parties or any acquisition of property by the EQV Parties or the conduct of business by the EQV Parties after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the EQV Parties.

(b) Except for this Agreement and the Transactions and as set forth on Schedule 4.6(b) of the EQV Disclosure Schedules, no EQV Party has any interests, rights, obligations or Liabilities with respect to, and EQV is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Other than as set forth in this Agreement, the EQV Parties have not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c) The EQV Parties have no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheets of the respective EQV Parties as of June 30, 2025 (as applicable, the “EQV Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the EQV Parties of their respective obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the applicable EQV Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the EQV Parties or the Sponsor, including with respect to legal, accounting or other advisors incurred by the EQV Parties or the Sponsor in connection with the Transactions.

Section 4.7 Compliance with Laws. The EQV Parties are, and have been since their formation date, in compliance in all material respects with all Laws applicable to the conduct of the EQV Parties. No EQV Party has received written notice (i) of any actual or potential material violation from any Governmental Entity of any applicable Law or (ii) that it is under investigation by any Governmental Entity for material non-compliance with any Law.

Section 4.8 Prior Operations. Each of ParentCo, EQV Merger Sub, EQV Holdings and Company Merger Sub were each formed solely for the purpose of engaging in the Transactions and EQVR Merger Sub for the purpose of engaging in the EQVR Acquisition, and none of ParentCo, EQV Merger Sub, EQV Holdings, Company Merger Sub or EQVR Merger Sub have engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in furtherance or anticipation of the Transactions or the EQVR Acquisition, as applicable, and has no, and at all times prior to the Closing, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 4.9 Tax Matters. Except as set forth on Schedule 4.9 of the EQV Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by each EQV Party has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by each EQV Party are true, correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. Each EQV Party has timely paid all income and other material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return).

(b) Each of the EQV Parties has properly withheld or collected and paid to the applicable Taxing Authority all material Taxes required to have been withheld and paid by each such entity in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where any EQV Party does not file a particular type of Tax Return, or pay a particular type of Tax, that any such entity is or may be subject to taxation of that type by or required to file that type of Tax Return in, that jurisdiction that has not been fully settled or resolved.

(d) There is no Tax audit or examination, or any Proceeding now being conducted, pending or threatened in writing with respect to any Taxes or Tax Returns of any EQV Party. No EQV Party has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All deficiencies for Taxes asserted or assessed in writing against any EQV Party have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return obtained in the Ordinary Course of Business, no EQV Party has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. None of the EQV Parties is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Taxing Authority that relates to the Taxes or Tax Returns of any of the EQV Parties.

(f) None of the EQV Parties have been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) None of the EQV Parties will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date as a result of: (i) an installment sale transaction occurring prior to the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring prior to the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or paid prior to the Closing or deferred revenue realized, accrued or received; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) an election under Section 965 of the Code or any similar provision of U.S. state or local or non-U.S. Tax Law; or (vii) any intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(h) There is no Lien for Taxes on any of the assets or Equity Interests of the EQV Parties, other than Permitted Liens.

(i) None of the EQV Parties has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is a EQV Party). No EQV Party has any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, or by operation of Law (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes (e.g., leases, credit agreements or other commercial agreements)). None of the EQV Parties is party to or bound by any Tax Sharing Agreement.

(j) Since the date of its respective formation, other than EQV, each of the EQV Parties has at all times been classified for all U.S. federal and applicable state and local tax purposes as a partnership or an entity which is disregarded as an entity separate from its owner (as described in Section 301.7701-3 of the Treasury Regulations), in each case, as set forth opposite its name on Schedule 4.9(j) of the EQV Disclosure Schedules. Since the date of its formation, EQV has at all times been classified for all U.S. federal and applicable state and local tax purposes as a C corporation. No election has been made (or is pending) to change any of the foregoing.

(k) Since the Latest Balance Sheet Date, no EQV Party has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past practice.

(l) None of the EQV Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(m) In the past two years, EQV has not distributed stock of another person, or has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n) To the Knowledge of the EQV Parties, no person or entity who will receive ParentCo Class A Shares or ParentCo Series A Preferred Shares pursuant to the transactions contemplated by this Agreement has a fixed plan or intention or a binding commitment to dispose of such ParentCo Class A Shares or ParentCo Series A Preferred Shares, as applicable.

Section 4.10 EQV Capitalization. As of the Execution Date, the authorized share capital of EQV is as set forth on Schedule 4.10 of the EQV Disclosure Schedules. All issued and outstanding EQV Shares and EQV Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case (i) as set forth in the EQV Governing Documents, the Subscription Agreements, this Agreement, or the EQV SEC Documents, as disclosed on Schedule 4.10 of the EQV Disclosure Schedules and (ii) for EQV Shares and EQV Warrants and the EQV Share Redemption, there are no outstanding (x) Equity Interests of EQV, (y) options, warrants, convertible securities, stock appreciation, distribution interest, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to EQV or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of EQV to acquire from any Person, and no obligation of EQV to issue or sell, or cause to be issued or sold, any Equity Interest of EQV Holdings or (z) obligations of EQV to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.10 of the EQV Disclosure Schedules and the Equity Interests EQV holds in EQV Holdings and its Subsidiaries, EQV does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

Section 4.11 Information Supplied; Registration Statement/Proxy Statement. The information supplied or to be supplied by the EQV Parties or their respective Affiliates on behalf of an EQV Party for inclusion or incorporation by reference in the Registration Statement/Proxy Statement, the Additional EQV Filings, any other EQV SEC Filing, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the Transactions (including the Signing Press Release and the Closing Press Release), when so filed, furnished, submitted, distributed or otherwise made publicly available, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is first filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement/Proxy Statement prior to the time the Registration Statement/Proxy Statement is mailed to the EQV Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Registration Statement/Proxy Statement is first mailed to the EQV Stockholders; (c) the time of the EQV Special Meeting; or (d) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the EQV or that are included in such filings and/or mailings). The Registration Statement/Proxy Statement will, at the time it is mailed to the EQV Stockholders, comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement/Proxy Statement.

Section 4.12 Trust Account. As of the Execution Date, EQV has at least $364,741,993.96 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 or in an interest-bearing demand deposit account and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is Enforceable against EQV. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by EQV or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by EQV. EQV is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the EQV SEC Documents to be inaccurate in any material respect or (b) entitle any Person (other than (i) the EQV Stockholders who shall have exercised their rights to participate in the EQV Share Redemption, (ii) the underwriters of EQV’s initial public offering, who are entitled to a deferred underwriting discount and (iii) EQV, with respect to income earned on the proceeds in the Trust Account to fund EQV’s working capital requirements and/or to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of EQV, investigations) pending or, to the Knowledge of EQV, threatened with respect to the Trust Account.

Section 4.13 EQV SEC Documents; Financial Statements; Controls.

(a) EQV has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act, as applicable, since the consummation of the initial public offering of EQV’s securities (all such forms, reports, schedules, statements and other documents filed or furnished with the SEC together with any amendments, restatements, supplements, exhibits and schedules thereto and other information incorporated therein, the “EQV SEC Documents”). As of their respective dates, each of the EQV SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such EQV SEC Documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of (i) the EQV SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other EQV SEC Filings, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) submitted after the Execution Date and prior to the Closing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the EQV SEC Documents. To the Knowledge of EQV, as of the Execution Date, neither the SEC nor other Governmental Entity is conducting any investigation or review of any EQV SEC Document. No notice of any SEC review or investigation of EQV or the EQV SEC Documents has been received by EQV. Since the consummation of the initial public offering, all comment letters received by EQV from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of EQV are publicly available on the SEC’s EDGAR website.

(b) The EQV SEC Documents contain true and complete copies of EQV’s financial statements. Each of the financial statements of EQV included in the EQV SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC, the Securities Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act), in the case of audited financials, were audited in accordance with the standards of the PCAOB and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of EQV, as of their respective dates and the results of operations and the cash flows of EQV, for the periods presented therein.

(c) The books of account and other financial records of EQV have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of EQV have been properly recorded therein in all material respects. EQV has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of EQV is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d) EQV has not identified and has not received written notice from an independent auditor of (i) significant deficiency or material weakness in the system of Internal Controls utilized by EQV; (ii) fraud, whether or not material, that involves EQV’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by EQV; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect EQV’s ability to record, process, summarize and report financial information.

(e) Since the consummation of the initial public offering of EQV’s securities, EQV has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any EQV SEC Document. Each such certification is correct and complete. EQV maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning EQV is made known on a timely basis to the individuals responsible for the preparation of EQV’s SEC filings. As used in this Section 4.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f) EQV has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) As of their respective dates, all forms, reports, schedules, statements and other documents filed by EQV with the SEC during the Pre-Closing Period, under the Securities Act and the Securities Exchange Act, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), will have complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of such forms, reports, schedules, statements and other documents will contain, when filed or, if amended during the Pre-Closing Period, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.14 Listing. Since its initial public offering, EQV has complied, and is currently in compliance, in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The classes of securities representing issued and outstanding EQV Shares and EQV Warrants are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of EQV, threatened against EQV by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the EQV Public Securities or prohibit or terminate the listing of the EQV Public Securities on the Stock Exchange. EQV has taken no action that would reasonably be likely to result in the termination of the registration of the EQV Public Securities under the Securities Exchange Act. EQV has not received any written or, to the Knowledge of EQV, oral deficiency notices from the Stock Exchange relating to the continued listing requirements of the EQV Public Securities.

Section 4.15 Investment Company; Emerging Growth Company. EQV is not an “investment company” within the meaning of the Investment Company Act of 1940. EQV constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16 Inspections; EQV’s Representations. EQV is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Group Companies’ business. EQV has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement (as applicable). EQV agrees to engage in the transactions contemplated by this Agreement based upon, and has relied on, its own inspection and examination of the Group Companies’ business and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by the Group Companies or their respective Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by the Group Companies pursuant to this Agreement.

Section 4.17 PIPE Investment Amount. EQV has delivered to the Company true, accurate and complete copies of each of the Subscription Agreements pursuant to which the PIPE Investors have committed to provide equity financing to EQV in the aggregate amount of the PIPE Investment. As of the Execution Date, with respect to each PIPE Investor, the Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect. Each Subscription Agreement is (a) a legal, valid and binding obligation of EQV and, to the Knowledge of EQV, each PIPE Investor and (b) Enforceable against EQV and, to the Knowledge of EQV, each PIPE Investor. There are no other agreements, side letters, or arrangements between EQV and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to EQV the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and as of the Execution Date, EQV does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to EQV, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of EQV under any material term or condition of any Subscription Agreement, and as of the date hereof EQV has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.

Section 4.18 Series A Preferred Investment Amount. Other than the Preferred Stockholders’ Agreement, there are no other agreements, side letters, or arrangements between EQV and any Series A Preferred Investor relating to any Series A Preferred SPA, Series A Preferred Certificate of Designation and ParentCo Series A Investor Warrant that could affect the obligation of the Series A Preferred Investors to contribute to EQV the applicable portion of the Series A Preferred Investment set forth in the Series A Preferred SPAs, and as of the Execution Date, EQV does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Series A Preferred SPA not being satisfied, or the Series A Preferred Investment not being available to EQV, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of EQV or ParentCo under any material term or condition of any Series A Preferred SPA, and as of the date hereof EQV has no reason to believe that it and ParentCo will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Series A Preferred SPA.

Section 4.19 Related Person Transactions. Except as set forth on Schedule 4.18 of the EQV Disclosure Schedules and other than the private placement of securities in connection with EQV’s initial public offering and any transactions or Contracts entered into after the Execution Date that are either permitted by or entered into in accordance with Section 5.2, there are no transactions or Contracts, or series of related transactions or Contracts (the “Sponsor Related Person Transactions”) between any EQV Party, Sponsor or its Affiliates, on the one hand, and any EQV Party, any officer, director, manager or Affiliate of any EQV Party or, to the Knowledge of EQV, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed by EQV in the EQV SEC Filings.

Section 4.20 No Other Company Representations and Warranties. EACH EQV PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III OR IN ANY ANCILLARY AGREEMENT OR CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT (A), NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE EQV PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE EQV PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING ANY COMPANY UNITHOLDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III OR IN ANY ANCILLARY AGREEMENT OR CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.20 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article V
COVENANTS RELATING TO THE CONDUCT
OF THE GROUP COMPANIES AND THE EQV PARTIES

Section 5.1 Interim Operating Covenants of the Group Companies. From and after the Execution Date until the earlier of the date this Agreement is terminated in accordance with Article IX and the Closing Date (such period, the “Pre-Closing Period”):

(a) the Company shall, and the Company shall cause the other Group Companies to, (i) conduct and operate their business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve their relationships with material customers, suppliers, distributors and others with whom such Group Company has a material business relationship, except, in each case, (x) with the prior written consent of EQV (such consent not to be unreasonably withheld, conditioned or delayed), provided if EQV fails to respond within five Business Days after the Company’s request thereof, EQV shall be deemed to have consented to such requested action by the Company; (y) as expressly contemplated by this Agreement and the Ancillary Agreements or required by applicable Law or (z) as set forth on Schedule 5.1(a) of the Company Disclosure Schedules; and

(b) without limiting Schedule 5.1(a), except (i) with the prior written consent of EQV (such consent not to be unreasonably withheld, conditioned or delayed), provided if EQV fails to respond within five Business Days after the Company’s request thereof, EQV shall be deemed to have consented to such requested action by the Company; (ii) as expressly contemplated by this Agreement and the Ancillary Agreements or required by applicable Law; or (iii) as set forth on Schedule 5.1(b) of the Company Disclosure Schedules, the Company shall not and shall cause the Company Subsidiaries not to:

(i) amend, supplement, restate or otherwise change the Governing Documents of the Company or any Company Subsidiary;

(ii) except for any Equity Interests issued, sold, disposed of, pledged or granted in connection with any Interim Company Contribution, issue, sell, dispose of, pledge or grant, or authorize the issuance, sale, pledge, disposition or grant of, any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such Equity Interests, or any other equity-linked ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary;

(iii) (A) sell, lease, abandon or otherwise dispose of their assets or properties (including the Oil and Gas Properties) other than (x) sales and dispositions of Hydrocarbons, inventory, equipment or materials made in the Ordinary Course of Business or sales or dispositions of obsolete or materially worthless assets at the time of their retirement, and (y) sales, leases, exchanges or swaps of Oil and Gas Properties or other related assets in the Ordinary Course of Business, or (B) create, subject to or incur any Lien (other than Permitted Liens) on their assets or properties (including the Oil and Gas Properties);

(iv) except in connection with the Transactions contemplated to occur by this Agreement and the other Ancillary Agreements, form any subsidiary or acquire (whether by merging or consolidating with, purchasing the equity securities in or a substantial portion of the assets of, or by any other manner), directly or indirectly, (A) any Equity Interests or any other interests in any other entity (or division thereof) or enter into a joint venture with any other entity, or (B) any material assets, properties or interests, other than (x) acquisitions for which the consideration is less than $10,000,000 in the aggregate, (y) the exchange or swap of Oil and Gas Properties or other related assets in the Ordinary Course of Business or (z) farmout, farmin, participation, acreage trades, swaps of other Oil and Gas Properties, Oil and Gas Leases, or similar agreements, in each case, executed in the Ordinary Course of Business;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, other than tax distributions in the Ordinary Course of Business;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vii) except with respect to suspense funds or Hedge Contracts, in each case, entered into in the Ordinary Course of Business or in connection with the Hedge Restrike Amount, incur any Company Indebtedness, including any draw under the WAB RBL, or issue any debt securities or assume, guarantee or otherwise become responsible or liable for, or grant any Liens (other than Permitted Liens) to secure, such obligations of any person, or make any loans, advances or capital contributions to, or investments in, any Person or grant any security interest in or other Lien on any of its assets or amend or otherwise modify any Company Indebtedness (or any Contract governing any Company Indebtedness) in each of the foregoing cases, in excess of $10,000,000 in the aggregate;

(viii) except as required by any existing Company Employee Benefit Plan set forth on Schedule 3.23(a) of the Company Disclosure Schedule, this Agreement or applicable Law, (A) establish, adopt, materially amend and/or terminate any Company Employee Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Company Employee Benefit Plan if in effect on the date hereof, (B) grant, announce or promise any increase in, or accelerate, or commit to accelerate, the funding, payment, or vesting of, any compensation or benefits payable, or to become payable to, any current or former employee, director, officer or other individual service provider of any Group Company including under any Company Employee Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement, (C) grant, promise, or announce any cash or equity or equity-based incentive awards, transaction, retention, bonus, change in control, severance, termination or similar compensation payable to any current or former employee, director, officer or other individual service provider of any Group Company (or any of their respective dependents or beneficiaries), (D) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, or terminate the employment or engagement of, any current or former employee, officer, director or other individual service provider of any Group Company whose annualized compensation opportunities exceed $250,000 (other than for cause as determined by the Group Company in good faith) or (E)(i) negotiate, establish, amend, modify, extend, terminate, or enter into any CBA or (ii) recognize or certify any labor union, works council, trade union, employee organization or other similar representative of employees or group of employees as representatives of any current or former employee of any Group Company;

(ix) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, material reductions in compensation, temporary layoffs or similar actions, in each case that would trigger WARN;

(x) waive or release any material noncompetition, nonsolicitation, or nondisclosure obligation of any current or former employee or other individual service provider;

(xi) enter into or amend in any material respect any Affiliated Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Affiliated Transaction), other than as required under this Agreement or the Ancillary Agreements or by the Transactions;

(xii) materially amend (other than reasonable amendments in the Ordinary Course of Business or amendments made in connection with or in preparation for any Transactions) any accounting policies or procedures, other than as required by GAAP;

(xiii) (A) amend any material Tax Return, (B) file any income or other material Tax Return in a manner materially inconsistent with past practices, (C) change any material method or period of Tax accounting, (D) make, change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in the Company or any Company Subsidiary being treated as other than a partnership or a disregarded entity for U.S. federal (and applicable state and local) income tax purposes), (E) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (F) surrender any right to claim a Tax refund, (G) enter into any Tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes), (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, or (I) enter into any “closing agreement” (within the meaning of Section 7121 of the Code) with or make any request for a private letter ruling, administrative relief, change of any method of accounting or other similar request with a Taxing Authority with respect to any Tax item;

(xiv) except as done in the Ordinary Course of Business, (A) amend, modify or consent to the termination (excluding any expiration or automatic extension or automatic termination in accordance with its terms) of any Material Contract, or (B) amend or modify any material Oil and Gas Lease or waive or consent to the extension, renewal or termination (excluding any extension, renewal, expiration or automatic termination in accordance with its terms);

(xv) enter into any Contract or arrangement in excess of $250,000 that would have been a Material Contract or Oil and Gas Lease had it been entered into prior to the date of this Agreement, except in each case in the Ordinary Course of Business;

(xvi) voluntarily fail to maintain in full force and effect, cancel or materially reduce coverage under any material Insurance Policies;

(xvii) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement (for avoidance of doubt, this shall not apply to any geographic expansion of existing lines of business);

(xviii) disclose any trade secrets or other proprietary and Confidential Information of any Group Company (other than pursuant to a written confidentiality and non-disclosure agreement entered into in the Ordinary Course of Business or in connection with the Transactions);

(xix) permit any item of material Owned Intellectual Property to lapse or to be abandoned (other than any Intellectual Property expiring at the end of its statutory term), invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required or advisable to maintain and protect its interest in each material item of Owned Intellectual Property;

(xx) waive, release, assign, settle or compromise any material Proceeding against the Company or a Company Subsidiary, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 in the aggregate;

(xxi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(xxii) enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xxiii) (A) materially amend or modify any Contracts relating to any Company Indebtedness or waive any such rights or (B) upon an event of default, as such term (or any comparable term) is defined therein, under the terms of any Contracts relating to any Company Indebtedness, fail to promptly notify EQV of any event of default under any such Contract; or

(xxiv) enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

(c) Nothing contained herein shall be deemed to give the EQV Parties, directly or indirectly, the right to control or direct the Company or any operations of any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 5.2 Interim Operating Covenants of EQV.

(a) During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated or permitted by this Agreement and the Ancillary Agreements or required by applicable Law or (z) as set forth on Schedule 5.2(a) of the EQV Disclosure Schedules, the EQV Parties shall not:

(i) amend, supplement, restate or otherwise modify any of the EQV Governing Documents, the Governing Documents of the other EQV Parties or the Trust Agreement;

(ii) withdraw any of the Trust Amount, other than as permitted by the EQV Governing Documents or the Trust Agreement;

(iii) other than in connection with (i) the Subscription Agreements and (ii) the Permitted Equity Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any EQV Party;

(iv) other than in connection with the EQV Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of EQV;

(v) adjust, reclassify, subdivide, split, combine, redeem (other than a EQV Share Redemption) or reclassify any of EQV’s Equity Interests;

(vi) (A) other than the Qualifying RBL Financing, incur, assume, guarantee, or otherwise become liable or responsible for (whether directly, contingently or otherwise) any EQV Party Indebtedness for borrowed money, (B) make any loans, advances or capital contributions to, or investments in, any Person (other than an EQV Party) or (C) amend or modify any EQV Party Indebtedness for borrowed money;

(vii) enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by EQV to the Sponsor, EQV’s officers or directors, or any Affiliate of the Sponsor or EQV’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the Transactions;

(viii) commit to making or make or incur any capital commitment or capital expenditure;

(ix) waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to EQV, and which could not affect the Transactions;

(x) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(xi) enter into any new line of business;

(xii) (A) amend any material Tax Return, (B) file any income or other material Tax Return in a manner materially inconsistent with past practices, (C) change any material method or period of Tax accounting, (D) make, change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in any EQV Party being treated as other than the tax entity type set forth on Schedule 4.9(j) of the EQV Disclosure Schedules), (E) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (F) surrender any right to claim a Tax refund, (G) enter into any Tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes), (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, or (I) enter into any “closing agreement” (within the meaning of Section 7121 of the Code) with or make any request for a private letter ruling, administrative relief, change of any method of accounting or other similar request with a Taxing Authority with respect to any Tax item;

(xiii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any EQV Party;

(xiv) take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), (B) its compliance in all material respects with applicable securities Laws or (C) the listing of the EQV Class A Shares on the Securities Exchange; or

(xv) agree or commit in writing to do any of the foregoing.

(b) Nothing contained herein shall be deemed to give any Group Company, directly or indirectly, the right to control or direct any EQV Party prior to the Closing. Prior to the Closing, the EQV Parties shall exercise, consistent with the terms and conditions hereof, control over their business.

Article VI
PRE-CLOSING AGREEMENTS

Section 6.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the Transactions), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to (a) consummate and make effective, in the most expeditious manner practicable, the Transactions and (b) consummate the Qualifying RBL Financing on the terms and conditions described in the Qualifying RBL Commitment Letter (or, at the discretion of the Company, on terms not less favorable, taken as a whole, to the Parties than the terms and conditions set forth in the Qualifying RBL Commitment Letter) on the Closing Date substantially concurrently with the consummation of the EQVR Acquisition pursuant to the terms of the EQVR Merger Agreement and the Closing; provided, however, that, with respect to this clause (b), none of the Parties or any of their respective Affiliates, officers, directors, representatives, or agents shall be required to (i) execute or deliver any agreements, certificates, or other documents in connection therewith except in connection with the Closing and the effectiveness thereof shall be conditioned upon, or become operative after or concurrently with, the occurrence of the Closing, (ii) take any corporate action in connection therewith that is not contingent on, or that would be effective prior to, the occurrence of the Closing, or (iii) except for those expressly contemplated by the Qualifying RBL Commitment Letter, incur any Liability in connection therewith prior to the occurrence of the Closing unless and solely to the extent such Liability is treated as a Transaction Expense, and the Group Companies shall use commercially reasonable best efforts, and EQV shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the Transactions prior to the Closing. Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

Section 6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice EQV shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the EQV Governing Documents, at the Closing, EQV shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to EQV Stockholders who shall have validly elected to redeem their EQV Equity Interests and use its best efforts to cause the Trustee to pay as and when due the amounts due pursuant to the terms of the Trust Agreement.

Section 6.3 Status Preservation.

(a) Listing. During the Pre-Closing Period, EQV shall use reasonable best efforts to ensure the EQV Class A Shares and EQV Public Warrants continue to be listed on the Stock Exchange.

(b) Qualification as an Emerging Growth Company. EQV shall, at all times during the Pre-Closing Period use reasonable best efforts to (i) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (ii) not take any action that in and of itself would cause EQV to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c) Public Filings. During the Pre-Closing Period, EQV will use reasonable best efforts to have timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC under the Securities Act or the Securities Exchange Act and will otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.4 Stock Exchange Listing. Prior to the Closing, EQV and ParentCo shall use reasonable best efforts to cause the ParentCo Class A Shares to be issued in connection with the Transactions to be approved for listing on the Securities Exchange, including by submitting prior to the Closing an initial listing application with the Securities Exchange (the “Securities Exchange Listing Application”) with respect to such shares, subject to official notice of issuance. The Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by EQV and ParentCo and shall otherwise reasonably assist and cooperate with EQV and ParentCo in connection with the preparation and filing of the Securities Exchange Listing Application.

Section 6.5 Confidential Information. Notwithstanding the expiration of the Confidentiality Agreement in accordance with its terms, during the Pre-Closing Period, each Party acknowledges and agrees that they shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein. Each Party acknowledges and agrees that, notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement hereby is amended as between such Parties to extend the term of the Confidentiality Agreement until the later of (a) the Closing Date or (b) the date that is two (2) years from the date this Agreement is validly terminated pursuant to Section 9.1. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and Representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with PIPE Investors) or at the request of EQV or any of its Affiliates or its or their Representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of EQV, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.6 Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of EQV and EQV reasonable access, during normal business hours, to the properties, employees, books and records of the Group Companies, as applicable, and furnish to the representatives of EQV such additional financial and operating data and other information regarding the business of the Group Companies as EQV or its representatives may from time to time reasonably request for purposes of consummating the Transactions; provided, nothing herein shall require any Group Company to provide access to, or to disclose any information to, EQV and the EQV Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Contracts, Laws or regulations of any Governmental Entity. In no event shall EQV or the Representatives of EQV be entitled to conduct any invasive or intrusive sampling or testing of air, soil, subsurface strata, sediment, surface water, groundwater or any other materials or equipment at, on or under the Leased Real Property or any other property owned, leased or operated by any Group Company prior to the Closing.

Section 6.7 Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Execution Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 8.1, Section 8.2 or Section 8.3 to be satisfied.

Section 6.8 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, none of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning this Agreement or the Transactions without the prior written consent of each of the Parties, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law or which is required by the requirements of any national securities exchange applicable to such Party and (ii) each Company Unitholder or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Registration Statement/Proxy Statement and the Signing Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties.

(b) As promptly as practicable, and in any event no later than four Business Days, following the Execution Date, EQV and ParentCo shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public any material nonpublic information provided to potential PIPE Investors prior to the Execution Date (the “Signing Form 8-K”), and EQV and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, EQV will make available to the Company a draft of the Signing Form 8-K and the Signing Press Release and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c) As promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and EQV shall file with the SEC a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Agreements and containing a prospectus and proxy statement of EQV (as amended or supplemented, the “Registration Statement/Proxy Statement”), which shall comply as to form and substance, in all material respects, with, as applicable, the EQV Governing Documents provisions of the Securities Act and the rules and regulations promulgated thereunder and any other applicable Law and rules and regulations of the New York Stock Exchange, for the purpose of soliciting proxies from the EQV Stockholders to vote at the EQV Special Meeting in favor of the EQV Stockholder Voting Matters and the adoption and approval of such other matters as the Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions. Each of EQV, ParentCo and the Company shall use its reasonable best efforts to keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, EQV shall cause the same to be mailed to its members of record, as of the record date (the “EQV Record Date”) to be established by the EQV Board as promptly as practicable after, but in any event within five Business Days of, the SEC confirming that they have completed their review of the Registration Statement/Proxy Statement.

(d) Prior to filing with the SEC, EQV and ParentCo will make available to the Company drafts of the Registration Statement/Proxy Statement and any other documents to be filed with the SEC, both preliminary and final or definitive, and drafts of any amendment or supplement to the Registration Statement/Proxy Statement or such other document, including responses to any SEC comment letters, and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. EQV and ParentCo will advise the Company, promptly after they receive notice thereof, of (i) the time when the Registration Statement/Proxy Statement has been filed; (ii) receipt of oral or written notification of the determination to review or completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Registration Statement/Proxy Statement; (iv) any request by the SEC for amendment of, or supplements to, the Registration Statement/Proxy Statement; (v) any comments, written or oral, from the SEC relating to the Registration Statement/Proxy Statement and responses thereto; (vi) requests by the SEC for additional information in connection with the Registration Statement/Proxy Statement; (vii) the issuance of any stop order relating thereto or the suspension of the qualification of the EQV Class A Shares and EQV Public Warrants for offering or sale in any jurisdiction (it being understood that EQV shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated); and (viii) the time of effectiveness of the Registration Statement/Proxy Statement. EQV and ParentCo shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between EQV or ParentCo or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement/Proxy Statement. In consultation with the Company, EQV and ParentCo shall promptly respond to any comments of the SEC on the Registration Statement/Proxy Statement, and the Parties shall use their respective reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Registration Statement/Proxy Statement.

(e) If, at any time prior to the EQV Special Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement/Proxy Statement, so that the Registration Statement/Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties and EQV and ParentCo shall promptly file (and EQV, ParentCo and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the EQV Stockholders such amendment or supplement to the Registration Statement/Proxy Statement containing such information.

(f) The Parties acknowledge that a substantial portion of the Registration Statement/Proxy Statement and certain other forms, reports and other filings required to be made by EQV and/or ParentCo, as applicable, under the Securities Act and Securities Exchange Act in connection with the Transactions (collectively, “Additional EQV Filings”) shall include disclosure regarding the Group Companies and the business of the Group Companies and the management, operations and financial condition of the Group Companies. Accordingly, the Company agrees to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide EQV and/or ParentCo with all information concerning the Company Unitholders, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be filed in any EQV SEC Filing. The Company shall, and the Company shall cause the Group Companies to, make their respective directors, officers, managers and employees, in each case during normal business hours and upon reasonable advanced notice, available to EQV and/or ParentCo, as necessary, and their respective counsel, auditors and other Representatives in connection with the drafting of the Registration Statement/Proxy Statement, Additional EQV Filings and any other EQV SEC Filing as reasonably requested by the applicable party, and responding in a timely manner to comments thereto from the SEC. EQV and ParentCo shall use its respective reasonable best efforts to make all necessary filings with respect to the Transactions under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, EQV and ParentCo shall be responsible, and the Company shall reasonably cooperate with EQV and ParentCo, as applicable, in connection with (i) preparation for inclusion in the Registration Statement/Proxy Statement and the Closing Form 8-K of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement/Proxy Statement or the Closing Form 8-K and (ii) obtaining the consents of their respective auditors as required in connection with the Registration Statement/Proxy Statement, the Closing Form 8-K, the transactions set forth under this Agreement or applicable Law. The Company shall have a reasonable opportunity to review the pro forma financial statements described in the foregoing sentence and to comment on such drafts and EQV and ParentCo shall consider such comments in good faith.

(g) At least five days prior to Closing, EQV and ParentCo shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the Transactions (“Closing Press Release”). EQV and ParentCo shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Concurrently with the Closing, EQV and ParentCo shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h) The Company shall provide to EQV and ParentCo as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 and December 31, 2024, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB; (ii) unaudited consolidated financial statements of the Company and its Subsidiaries, including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the six months ended June 30, 2025, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement/Proxy Statement and/or the Closing Form 8-K (including pro forma financial information); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Registration Statement/Proxy Statement and Closing Form 8-K.

Section 6.9 EQV Special Meeting; EQV Holdings Member Consent.

(a) As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, EQV shall take all actions in accordance with applicable Law, and the EQV Governing Documents, and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the EQV Special Meeting for the purpose of considering and voting upon the EQV Stockholder Voting Matters, which meeting shall be held not more than 30 days after the date on which EQV completes the mailing of the Registration Statement/Proxy Statement to the EQV Stockholders pursuant to the terms of this Agreement.

(b) The EQV Board shall recommend adoption of this Agreement and approval of the EQV Stockholder Voting Matters and include such recommendation in the Registration Statement/Proxy Statement, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the EQV Board nor any committee thereof shall (a) change, withdraw, withhold, qualify or modify, or publicly propose or resolve to change, withdraw, withhold, qualify or modify the recommendation of the EQV Board that the EQV Stockholders vote in favor of the approval of the EQV Stockholder Voting Matters, (b) adopt, approve, endorse or recommend any EQV Party Competing Transaction or (c) agree to take any of the foregoing actions.

(c) Unless this Agreement has been duly terminated in accordance with the terms herein, EQV shall take all reasonable lawful action to solicit from the EQV Stockholders proxies in favor of the proposal to adopt this Agreement and approve the EQV Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the approval of the EQV Stockholder Voting Matters. Notwithstanding anything to the contrary contained in this Agreement, EQV may (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) adjourn or postpone the EQV Special Meeting for a period of no longer than 15 calendar days: (i) after consultation with the Company, to the extent necessary to ensure that any supplement or amendment to the Registration Statement/Proxy Statement that the EQV Board has determined in good faith is required by applicable Law be provided to the EQV Stockholders; (ii), in each case, for one or more periods, (A) if as of the time for which the EQV Special Meeting is originally scheduled (as set forth in the Registration Statement/Proxy Statement), there are insufficient voting Equity Interests of EQV represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the EQV Special Meeting or (B) in order to solicit additional proxies from the EQV Stockholders for purposes of obtaining approval of the EQV Required Vote; (iii) to seek withdrawals of redemption requests from the EQV Stockholders or (iv) in order to solicit additional proxies from the EQV Stockholders for purposes of obtaining approval of the EQV Stockholder Voting Matters; provided, that in the event of any such postponement or adjournment, the EQV Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(d) As promptly as reasonably practicable (and in any event within one Business Day) following the time at which the EQV Required Vote is obtained, EQV Holdings, as the sole stockholder of Company Merger Sub, shall execute and deliver to the Company a true and correct copy of a written consent approving this Agreement, the Merger and the other Transactions that is duly executed by EQV Holdings in accordance with the Governing Documents of Company Merger Sub and the DGCL.

Section 6.10 Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Transactions; provided, that, (a) if the Closing occurs, at and in connection therewith, ParentCo shall pay, or cause to be paid, all Transaction Expenses and (b) if this Agreement is terminated in accordance with its terms the Company shall pay, or cause to be paid, the Company Transaction Expenses and the EQV Parties shall pay, or cause to be paid, the EQV Party Transaction Expenses.

Section 6.11 Permitted Financing.

(a) During the Pre-Closing Period, EQV and ParentCo may execute subscription agreements that would constitute a Permitted Equity Financing (such subscription agreements, “Permitted Equity Subscription Agreements”); provided that, without the prior written consent of the Company, (i) each Permitted Equity Subscription Agreement shall not be in any form other than in the form of the Subscription Agreement, (ii) no such Permitted Equity Subscription Agreement shall provide for a purchase price of ParentCo Class A Shares of less than $10 per share (including of any discounts, rebates, equity kicker or promote), (iii) all the Permitted Equity Subscription Agreements shall not in the aggregate provide for the issuance of ParentCo Class A Shares in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of $200,000,000 and (iv) no such Permitted Equity Subscription Agreement shall provide for the issuance of any security other than ParentCo Class A Shares. Notwithstanding the foregoing, EQV and ParentCo shall provide drafts of any Permitted Equity Subscription Agreement to the Company prior to its entry thereinto, with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. EQV and ParentCo shall deliver to the Company true, accurate and complete copies of each of the Permitted Equity Subscription Agreements entered into promptly after such entry.

(b) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at EQV’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by EQV, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors, prospective debt financing sources and rating agencies, as applicable, at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, including but not limited to the preparation of authorization letters, management representation letters, one or more confidential information memoranda or other marketing or syndication materials, and rating agency presentations of EQV, (iii) providing the Financial Statements and such other financial information regarding the Group Companies in the possession of the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company, (iv) executing and delivering any credit agreements, pledge and security documents, payoff letters from any third party lenders (or agents therefor), trustees or other holders of Company Indebtedness, other definitive financing documents or other reasonably requested certificates or documents customary for transactions of the applicable type; provided that (A) none of the foregoing agreements, letters, documents or certificates shall be executed or delivered except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative after or concurrently with, the occurrence of the Closing (excluding any customary authorization and management representation letters contemplated by Section 6.11(b)(ii) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates each Group Company from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)) and (v) otherwise reasonably cooperating in EQV’s efforts to obtain Permitted Equity Financing, as applicable; provided, that (A) none of the Company Unitholders, the Company, any other Group Company or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (B) nothing in this Section 6.11(b) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any Company Unitholder, or Group Company to breach, waive or amend any terms of this Agreement and (C) no Company Unitholder, or any of their respective Affiliates or representatives or agents, shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.

(c) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, EQV agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at the Company’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with the arrangement of any debt financing to be incurred in relation to, in contemplation of or as a result of the Transactions (the “Debt Financing”) as may be reasonably requested by the Company, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors, prospective debt financing sources and rating agencies, as applicable, at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, including but not limited to the preparation of authorization letters, management representation letters, one or more confidential information memoranda or other marketing or syndication materials, and rating agency presentations of the Company and the debt financing sources, (iii) providing the Financial Statements and such other financial information regarding the EQV Parties in the possession of EQV as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company, (iv) furnishing, at least five Business Days prior to the Closing, such documentation and information as is reasonably requested by the Company at least nine Business Days prior to the Closing in connection with Economic Sanctions/Trade Laws, Money-Laundering Laws, and any other applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, and if EQV or any Subsidiary thereof qualifies as a “legal entity customers” under the Beneficial Ownership Regulation, information regarding EQV or any such Subsidiary necessary to complete a Beneficial Ownership Certification with respect to EQV or any such Subsidiary, in each case, to satisfy the conditions precedent to any Debt Financing, (v) executing and delivering any credit agreements, pledge and security documents, payoff letters from any third party lenders (or agents therefor), or trustees, other definitive financing documents or other reasonably requested certificates or documents customary for transactions of the applicable type; provided that (A) none of the foregoing agreements, letters, documents or certificates shall be executed or delivered except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative after or concurrently with, the occurrence of the Closing (excluding any customary authorization and management representation letters contemplated by Section 6.11(b)(ii) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates each EQV Party from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)), (vi) cooperating with the debt financing sources’ reasonable due diligence investigation and evaluation of the assets, properties and cash management (including facilitating the requisite cash management systems required in connection with the asset-based loan component of the Debt Financing) and (vii) otherwise reasonably cooperating in the Company’s efforts to obtain Debt Financing; provided, that (A) none of the EQV Stockholders, EQV, any other EQV Party or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Debt Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (B) nothing in this Section 6.11(c) shall require such cooperation to the extent it could unreasonably interfere with the business of any EQV Party, or conflict with or violate any applicable Law or Contract, or require any EQV Stockholder, or EQV Party to breach, waive or amend any terms of this Agreement and (C) none of the EQV Stockholders, EQV, any other EQV Party or any of their respective Affiliates, officers, directors, Representatives or agents shall be required to execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing or any corporation corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing (excluding any customary authorization and management representation letters contemplated by Section 6.12(b)(ii) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates any EQV Party from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)).

(d) At the Closing, ParentCo shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements.

Section 6.12 Directors and Officers.

(a) From and after the Company Merger Effective Time, ParentCo shall cause the Group Companies to indemnify and hold harmless (and advance expenses in connection with the defense of any Proceeding to) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Company Merger Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Execution Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Execution Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, ParentCo shall cause each of the Group Companies to maintain, for a period of six years following the Closing Date, provisions in its Governing Documents concerning the indemnification, advancement of expenses and exculpation of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b) Tail Policy.

(i) For a period of six years from and after the Closing Date, ParentCo shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and EQV with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii) At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six years thereafter, “run-off” coverage as provided by any Group Company’s and EQV’s fiduciary policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or EQV’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company.

(c) The obligations under this Section 6.12 shall not be terminated, amended or otherwise modified without the prior written consent of such affected Indemnified Person or other Person who is a beneficiary under the D&O Provisions or the Tail Policy (and, after the death of any of the foregoing Persons, such Person’s heirs and Representatives). Each of the Indemnified Persons or other Persons who are beneficiaries under the D&O Provisions or the Tail Policy (and, after the death of any of the foregoing Persons, such Person’s heirs and Representatives) are intended to be third party beneficiaries of this Section 6.12, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other Persons who are beneficiaries under the D&O Provisions or the Tail Policy (and their heirs and Representatives)) under this Section 6.12 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by any Group Company, or applicable Law (whether at law or in equity).

Section 6.13 Subscription Agreements. The EQV Parties may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. The EQV Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to the EQV Parties in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; (iv) without limiting the Company’s right to enforce the Subscription Agreement, enforce any EQV Party’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable PIPE Investors to fund the amounts set forth in the Subscription Agreements in accordance with their terms and (v) provide prompt notice to the Company if any counterparty to a Subscription Agreement notifies EQV of any breach of any representation or other agreement contained in such Subscription Agreement by such counterparty.

Section 6.14 Affiliate Obligations. On or before the Closing Date, except as provided for in this Agreement and any Ancillary Agreements, the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction listed on Schedule 6.14 of the Company Disclosure Schedules to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or EQV.

Section 6.15 280G. If the Company determines, in good faith, that any payments or benefits payable or provided by the Company or any of the Company Subsidiaries to any person in connection with the transactions contemplated by this Agreement could reasonably be expected to constitute “parachute payments” under Section 280G(b)(2) of the Code and could reasonably be expected, absent the vote described below, to result in the imposition of Taxes under Section 4999 of the Code, then no later than five Business Days prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) and who has a right or potential right to any payments or benefits in connection that could, individually or in the aggregate, constitute “parachute payments” (as defined in Section 280G(b) of the Code) an executed waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments and/or benefits, the “Waived 280G Benefits”) and (b) for all such obtained waivers, solicit the approval of its equityholders entitled to vote on such matters of the Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to EQV at least five days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 6.15 (including supporting analysis and calculations, form of waiver agreement, equityholder consent and disclosure statement) for EQV’s review and comment, and the Company shall incorporate all reasonable comments received from EQV on such documents prior to the distribution to the intended recipients. Such equityholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such equityholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained. Prior to the Closing, the Company shall deliver to EQV evidence reasonably satisfactory to EQV that (i) a vote of the Company’s equityholders was obtained in conformance with Section 280G of the Code and the regulations thereunder or (ii) such requisite Company equityholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid, payable, received or retained. For the avoidance of doubt, with respect to any EQV Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, EQV and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) that has been disclosed to the Company at least five Business Days prior to the Closing Date, the Company shall cooperate with EQV in good faith to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code, and incorporate such EQV Arrangements into its calculations and 280G equityholder approval process described above.

Section 6.16 Equity Incentive Plan. Subject to, and in accordance with, Section 6.9, the EQV Board shall approve and adopt an equity incentive plan, in the form attached hereto as Exhibit O and with any changes or modifications thereto as the Company and EQV may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or EQV, as applicable) (the “Equity Incentive Plan”) and the Restricted Stock Unit Award Agreement in the form attached hereto as Exhibit P (which form shall be used for the equity grants made under the Equity Incentive Plan granted as of the effective date of Presidio Production Company’s Form S-8), in the manner prescribed under applicable Laws, to be effective following the Closing Date, reserving a number of ParentCo Class A Shares for grants thereunder as provided in the Equity Incentive Plan.

Section 6.17 Annual Bonuses. If the Closing occurs during the 2025 calendar year, EQV, or an Affiliate of EQV, as applicable, shall pay to each employee of a Group Company a cash payment equal to such employee’s full 2025 annual cash bonus (“2025 Bonus”) that such employee would have been entitled to receive if the Closing had not occurred, payable no later than March 15, 2026. The portion of the 2025 Bonuses (in the aggregate) that relates to the portion of the performance period that elapsed prior to the Closing, shall be no less than the bonus amounts accrued in the calculation of Company Indebtedness and the portion of the 2025 Bonus that relates to the period following the Closing shall be based on actual performance for such period (calculated in the Ordinary Course of Business). If the Closing occurs during the 2026 calendar year, EQV or an Affiliate of EQV, as applicable, shall pay to each employee of a Group Company a cash payment equal to such employee’s 2025 Bonus that such employee would have been entitled to if the Closing had not occurred (if such bonus has not be paid as of, or prior to, the Closing), payable no later than March 15, 2026, with the aggregate amount of the 2025 Bonuses at least equal to the amount accrued in the calculation of Company Indebtedness.

Section 6.18 No EQV Stock Transactions. During the Pre-Closing Period, except as otherwise explicitly contemplated by this Agreement, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of EQV without the prior written consent of EQV.

Section 6.19 Exclusivity.

(a) From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than EQV and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) From the Execution Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the EQV Parties, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any of the EQV Parties, the Sponsor, any Person or group of Persons other than the Company and the Company Unitholders that may constitute, or would reasonably be expected to lead to, a EQV Party Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a EQV Party Competing Transaction; (iii) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a EQV Party Competing Transaction; (iv) approve, endorse or recommend any EQV Party Competing Transaction; or (v) enter into a EQV Party Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a EQV Party Competing Transaction or publicly announce an intention to do so.

Section 6.20 NHPI LP Equity Distribution. During the Pre-Closing Period but prior to the occurrence of the EQV Required Vote, notwithstanding anything to the contrary in this Agreement, NHPI may distribute its Company Units to its then-current limited partners to the extent such distribution is in compliance with and not in violation of the Company LLCA, including execution by any such limited partners of any requisite joinder to the Company LLCA and becoming bound by the terms thereof (any such recipient, a “Successor LP”). Following any such distribution, the recipient Successor LP shall be deemed to be a Company Unitholder for purposes of this Agreement.

Article VII
TAX MATTERS

Section 7.1 Certain Tax Matters.

(a) Intended Tax Treatment.

(i) For U.S. federal (and applicable state or local) income Tax purposes, ParentCo, EQV, EQV Holdings and the Company hereby agree to treat (and, if applicable, to cause its affiliates to treat) applicable portions of the Transactions as follows:

(A) the Domestication shall be treated as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder;

(B) the EQV Share Conversion shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder;

(C) The Cash Consideration paid by EQV or its Subsidiary to Company Unitholders pursuant to Section 2.1(g)(iv) and Section 2.2(a) for Company Equity Interests held by such Company Unitholders shall be treated as a direct exchange of Company Equity Interests between EQV and such Company Unitholders;

(D) EQV Holdings shall be treated as a partnership continuation of the Company pursuant to Section 708(a) of the Code (the “Continuing Partnership”);

(E) the receipt of EQV Holdings Common Units in the Merger shall be treated as either (A) a transaction described in Section 721 of the Code, in a manner consistent with Revenue Ruling 84-52, 1984-1 C.B. 157, or (B) a readjustment of partnership items among holders of Company Equity Interests in a non-taxable transaction not involving a sale or exchange;

(F) the ParentCo Class B Shares received in the ParentCo Class B Purchase or the Non-Committed Member Class B Purchase shall be treated as having a fair market value equal to the amount paid by the Company Unitholders in the ParentCo Class B Purchase or the Non-Committed Member Class B Purchase, respectively;

(G) in connection with the EQV Contribution, EQV shall be treated as contributing assets to the Continuing Partnership in a transaction described under Section 721(a) of the Code;

(H) the forfeiture of EQV Class B Shares by certain holders of EQV Class B Shares pursuant to the Securities Contribution and Transfer Agreements shall be treated as a contribution to capital by such holders of EQV Class B Shares to EQV with respect to which no shares are issued;

(I) the EQV Merger shall be treated as a reorganization under Section 368(a) of the Code and the Treasury Regulations thereunder; and

(J) the EQV Merger, EQVR Acquisition, PIPE Investment, the Series A Preferred Investment, the ParentCo Class B Purchase, the Non-Committed Member Class B Purchase, and the ParentCo Class A Contribution taken together shall, taken together, be treated as tax-deferred contributions governed by Section 351 of the Code.

(ii) The Parties intend that this Agreement constitute and hereby adopt this Agreement as a “plan of reorganization” with respect to the Domestication, the EQV Merger, and the EQV Share Conversion for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The tax treatments described in Section 7.1(a)(i) are collectively referred to as the “Intended Tax Treatment.” ParentCo, EQV, EQV Holdings and the Company shall (and, if applicable, shall cause its affiliates to) use reasonable best efforts to (i) cause the Transactions to qualify for the Intended Tax Treatment, (ii) take no action (whether or not otherwise permitted under this Agreement), which action would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment, (iii) prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, and (iv) not take any action or position inconsistent with the Intended Tax Treatment in any Tax Return, any Proceeding or otherwise for any Tax purposes, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, if any opinion related to the Intended Tax Treatment is required by the SEC in connection with the filing of the Registration Statement/Proxy Statement or any other required disclosure in respect thereof, then (i) to the extent such opinion or disclosure relates to the Group Companies or any of their direct or indirect owners, the Company shall cause such opinion to be provided by Sidley (or another nationally recognized tax advisor to the Company if Sidley is unable to provide such tax opinion), and (ii) to the extent such opinion or disclosure relates to EQV or any of its direct or indirect owners, EQV shall cause such opinion to be provided by Kirkland (or another nationally recognized tax advisor to EQV). ParentCo, EQV, EQV Holdings, and the Company shall (and, if applicable, shall cause its affiliates to) cooperate in connection with the delivery of any such opinion, including by providing any customary representation letters that may be reasonably requested by any such tax advisor. Notwithstanding anything to the contrary in this Agreement, none of the Parties or their respective tax counsels are obligated to provide any tax opinion other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement/Proxy Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a tax opinion by any Party’s advisors be a condition precedent to the Transactions.

(b) Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any associated penalties and interest) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by EQV Holdings. EQV Holdings shall prepare and file, or cause to be prepared and filed, at EQV Holding’s expense, all necessary Tax Returns and other documentation with respect to all Transfer Taxes. The Parties will, and will cause their respective affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation to the extent required under applicable Tax Law. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(c) The Parties agree to treat the taxable year of EQV as ending on the date that the Domestication is consummated for U.S. federal income tax purposes.

(d) With respect to any Tax audit related to the income Tax Returns of the Company or any Group Company that is treated as a partnership for U.S. federal (or applicable state or local) income tax purposes, for any Pre-Closing Tax Period or Straddle Period for which the Partnership Tax Audit Rules apply (each, a “Relevant Tax Audit”), unless otherwise agreed by EQV (such agreement not to be unreasonably withheld, conditioned, or delayed), the Parties and their respective Affiliates shall cooperate to make (or cause to be made), including by causing the “partnership representative” (within the meaning of the Partnership Tax Audit Rules) of the Company, or any such Group Company to make, an election pursuant to Section 6226 of the Code with respect to any “imputed underpayment” (within the meaning of the Partnership Tax Audit Rules) arising in connection with any such Relevant Tax Audit (or any similar elections under any applicable state or local Law) (a “Push-Out Election”). In the event of a Relevant Tax Audit where a Push-Out Election is required to be made, NHPI has the right, but not the obligation, to control the conduct and resolution of any such Relevant Tax Audit (including any related Proceeding) (a “Tax Contest”). If NHPI does not elect to control such Tax Contest, the Company shall (i) keep NHPI reasonably informed of any such Tax Contest, (ii) allow NHPI to participate in (at the its expense) any such Tax Contest, (iii) allow NHPI to make reasonable comments to the Group Company and their “partnership representative” regarding such Tax Contest and shall consider in good faith incorporating any such comments, and (iv) not settle any such Tax Contest without the prior written consent of NHPI (which consent shall not be unreasonably withheld, conditioned, or delayed).

(e) Preparation of Tax Returns.

(i) EQV Holdings (which after the Closing shall be treated as a continuation of the Company in accordance with Section 7.1(a)(i)(D)) shall prepare, or cause to be prepared, at the cost and expense of EQV Holdings, all income Tax Returns with respect to Pass-Through Income Taxes of each Group Company for any Pre-Closing Tax Period and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions). Each such Tax Return shall be prepared in a manner consistent with the Group Companies’ past practice, except to the extent not permitted under applicable Law, and consistent with the EQV Holdings A&R LLCA or the Company LLCA, as applicable. No less than twenty (20) Business Days prior to the due date for timely filing of each such Tax Returns (or if the due date is within twenty (20) Business Days of the Closing Date, as promptly as practical after the Closing Date), EQV Holdings shall deliver a draft of each such Tax Return to NHPI for review, comment and consent (which consent shall not to be unreasonably withheld, conditioned or delayed). EQV Holdings shall incorporate any reasonable comments made by NHPI.

(ii) Notwithstanding the foregoing, each Tax Return described in this Section 7.1(e)(ii) for a Straddle Period for which the “interim closing method” and the calendar day convention under Section 706 of the Code and Treasury Regulations Section 1.706-4(c) (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method.

(f) After the Closing, the EQV Parties and their Affiliates (including the Group Companies) will not, without the consent of NHPI (which consent will not be unreasonably withheld, conditioned or delayed) and except as required by applicable Law, (a) amend, refile or otherwise modify or cause to be amended, refiled or otherwise modified, any Tax Return of any Group Company with respect to Pass-Through Income Taxes for a Pre-Closing Tax Period, (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Pass-Through Income Taxes for a Pre-Closing Tax Period, (c) make or change any Tax election or accounting method or practice with respect to any Taxes relating to any Pass-Through Income Taxes for a Pre-Closing Tax Period or that would have retroactive effect to Pass-Through Income Taxes for any Pre-Closing Tax Period, (d) initiate any voluntary disclosure or other communication with any Taxing Authority relating to any Pass-Through Income Tax payment (whether actual, estimated or potential) or Tax Return filing obligation with respect to Pass-Through Income Taxes for a Pre-Closing Tax Period, (e) initiate any discussion, audit, examination or other Proceeding with any Taxing Authority with respect to Pass-Through Income Taxes for a Pre-Closing Tax Period, or (f) take any action on the Closing Date after the Closing with respect to the Group Companies other than in the Ordinary Course of Business consistent with the past custom or that is expressly contemplated by this Agreement, in each case, to the extent any such action could reasonably be expected to increase any liability with respect to Pass-Through Income Taxes to the Company Unitholders for any Pre-Closing Tax Period.

(g) All cash held by EQV in the Trust Account or otherwise owned by EQV immediately prior to the Closing but after the EQV Share Redemptions (and not including any cash from the PIPE Investment, the Series A Preferred Investment and any Permitted Equity Financing, or cash used to pay deferred underwriting expenses of EQV, the “EQV Post-Closing Cash”) shall be deposited into a segregated account, and from such account, the Company and the Qualified Group shall, to the maximum extent possible, use (x) at least fifty percent (50%) of the EQV Closing Cash or (y), if the amount of EQV Post-Closing Cash is less than the amount described in clause (x), 100% of such EQV Post-Closing Cash, in the Company’s business. Notwithstanding the foregoing, to the maximum extent possible, ParentCo shall, and shall cause the Qualified Group to: (a) fund redemptions of Equity Interests in the Company or any of its Affiliates, (b) pay any transaction expenses incurred by the Company or any of its Affiliates in connection with the consummation of the Transactions, (c) repay any indebtedness of the Company or its Affiliates (other than indebtedness incurred following the Closing in the ordinary course of the Company’s business), and (d) fund distributions, dividends, or payments to or for the benefit of any creditors or stockholders of the Company or any of its Affiliates using cash on hand other than the EQV Post-Closing Cash (except to the extent such EQV Post-Closing Cash exceeds 50% of the EQV Closing Cash).

(h) None of ParentCo, EQV, EQV Holdings or the Company will take any action, or engage in any transaction, that would result in the liquidation of EQV for U.S. federal income tax purposes in the tax year including the Closing Date and the two subsequent tax years.

Article VIII
CONDITIONS TO OBLIGATIONS OF PARTIES

Section 8.1 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the Transactions illegal or any Order in effect preventing the consummation of the Transactions.

(b) Required Vote. The EQV Required Vote shall have been obtained.

(c) Listing. The ParentCo Class A Shares being issued in connection with the transactions contemplated by this Agreement, including the PIPE Investment, shall have been approved for the listing on the Securities Exchange, subject only to official notice of issuance.

(d) Registration Statement. The Registration Statement shall have become or been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect thereto and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Section 8.2 Conditions to the Obligations of the EQV Parties. The obligations of the EQV Parties to consummate the transactions to be performed by each applicable EQV Party in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Group Companies set forth in Article III (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract” and in respect of Section 3.5), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

(ii) The Company Fundamental Representations shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies.

(b) Performance and Obligations of the Company. The covenants and agreements of the Company to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Officers Certificate. The Company shall deliver to EQV a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), in each case, dated as of the Closing Date, certifying, with respect to the Company, that the conditions set forth in Section 8.2(a) and (b) have been satisfied.

(d) Company Deliverables. The Company shall have delivered to EQV the various certificates, instruments and documents referred to in Section 2.5 (other than Section 2.5(d)).

Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the EQV Parties set forth in Article IV (other than the EQV Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would not have a material adverse effect on EQV.

(ii) The EQV Fundamental Representations shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies.

(b) Performance and Obligations of EQV. The covenants and agreements of the EQV Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Officers Certificate. EQV shall deliver to the Company, a duly executed certificate from a director or an officer of EQV (the “EQV Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 8.3 and Section 8.3(b) have been satisfied.

(d) EQV Deliverables. EQV shall have delivered to the Company the various certificates, instruments and documents referred to in Section 2.6.

(e) EQV Share Redemption. The EQV Share Redemptions shall have been completed in accordance with the terms hereof, the applicable EQV Governing Documents and the Trust Agreement.

(f) Minimum Cash Condition. At the Closing, the Minimum Cash Condition shall have been satisfied and be available for payment as Cash Consideration in accordance with Section 2.2(b).

(g) EQVR Acquisition. All conditions precedent to the consummation of the transactions contemplated by the EQVR Merger Agreement, other than those conditions expressly required to be performed at the Closing (as defined therein), shall have been satisfied or, to the extent permitted under the EQVR Merger Agreement, duly waived, in accordance with the terms and conditions thereof.

Section 8.4 Frustration of Closing Conditions. None of the Company or EQV may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of each such other Party to be satisfied.

Section 8.5 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VIII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the Transactions abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and EQV;

(b) by either the Company or EQV by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Law or Order;

(c) by either the Company or EQV by written notice to the other if the consummation of the Transactions shall not have occurred on or before the date that is six months following the date hereof, which date shall be extended automatically for 60 days to the extent the Parties are continuing to work in good faith toward the Closing (as may be extended, the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party or any of its applicable Affiliates then in material breach of its representations, warranties, covenants or agreements under this Agreement or whose breach of any of its covenants or agreements under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;

(d) by the Company by written notice to EQV, if any EQV Party breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 8.1 or Section 8.3 hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to EQV by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) 30 Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e) by EQV by written notice to the Company, if the Company breaches in any material respect any of its representations or warranties contained herein or the Company breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to EQV’s and Company Merger Sub’s obligations to consummate the transactions set forth in Section 8.1 or Section 8.2 not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Company by EQV, cannot be cured or has not been cured by the later of (x) the Outside Date and (y) 30 Business Days after the delivery of such written notice (in the case of clause (y), the Outside Date, as applicable, shall automatically be extended until the end of such 30 Business Day period, but in no event on more than one occasion) and EQV has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to EQV if any EQV Party is then in material breach of any representation, warranty, covenant or agreement contained herein; or

(f) by either the Company or EQV by written notice to the other if the EQV Special Meeting has been held (including any adjournment or postponement thereof), has concluded, the EQV Stockholders have duly voted, and the EQV Required Vote was not obtained.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.8(a), Section 6.10, this Section 9.2 and Article X hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article X
MISCELLANEOUS

Section 10.1 Amendment and Waiver. No amendment or modification of any provision hereof shall be valid unless the same shall be in writing and signed by EQV and the Company. Any purported amendment or modification of any provision hereof that does not comply with this Section 10.1 shall be null and void. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 10.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when delivered by e-mail prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 10.2, notices, demands and communications to the Company and the EQV Parties shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the EQV Parties, prior to the Closing: EQV Ventures Acquisition Corp. 1090 Center Drive Park City, UT 84098		with copies (which shall be required for, but not constitute, notice) to: Kirkland & Ellis LLP 609 Main Street
Attention:	Jerome Silvey, III	Attention:	William J. Benitez, P.C.
	Tyson Taylor		Julian Seiguer, P.C.
Email:	tyson.taylor@eqvgroup.com	Email:	wbenitez@kirkland.com
	jerry.silvey@eqvgroup.com		julian.seiguer@kirkland.com

Notices to the Company: Presidio Investment Holdings LLC 500 W. 7th Street Suite 1500 Fort Worth, Texas 76102		with a copy to (which shall be required for, but not constitute, notice) to: Sidley Austin LLP 1999 Avenue of the Stars 17th Floor Los Angeles, California 90067
		Attention:	Joshua G. DuClos
Morgan Stanley Legal and Compliance			Jeremy B. Pettit
1633 Broadway			Jocelyne E. Kelly
New York, NY 10019		E-mail:	jduclos@sidley.com
Attention: Calvin White; Sunil Hosmane			jpettit@sidley.com
Email: calvin.white@morganstanley.com;			jocelyne.kelly@sidley.com
sunil.hosmane@morganstanley.com

Notices to the Surviving Company and, following the Closing, EQV:		with a copy to (which shall be required for, but not constitute, notice) to:
EQV Resources LLC 500 W. 7th Street Suite 1500 Fort Worth, Texas 76102		Sidley Austin LLP 1999 Avenue of the Stars 17th Floor Los Angeles, California 90067
		Attention:	Joshua G. DuClos
Jeremy B. Pettit
Jocelyne E. Kelly
		E-mail:	jduclos@sidley.com
jpettit@sidley.com
jocelyne.kelly@sidley.com

Section 10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of EQV) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 10.3 shall be null and void.

Section 10.4 Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), the Parties shall substitute in good faith as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

Section 10.5 Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract, lease or other agreement (including this Agreement) mean such contract, lease or other agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to EQV if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Presidio | K&E Legal Diligence: Presidio - K&E” online data site hosted by Box, Inc. for purposes of the Transactions (the “Data Room”) or otherwise provided to EQV’s Representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article III, at least one Business Day prior to the Execution Date or the Closing Date.

Section 10.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement), the Ancillary Agreements, the EQVR Merger Agreement and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including the letter of intent between EQV and the Company, dated November 26, 2024), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement and the Ancillary Agreements exclusively pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and the Parties disclaim that they are owed any duties or are entitled to any remedies under this Agreement and the Ancillary Agreements not set forth in this Agreement and the Ancillary Agreements. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 10.6, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise effect the Parties’ or their respective Affiliates’ Equity Interests or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement and (y) the Confidentiality Agreements), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company agreements, limited partnership agreements and/or other similar governing documents of any of the Parties or their respective Subsidiaries.

Section 10.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, to the extent applicable, the Cayman Companies Act shall also apply to the Domestication. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.8 Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants or agreements set forth in this Agreement or in any Ancillary Agreement or any certificate or letter of transmittal delivered hereunder including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the applicable period following the Closing (including any breaches occurring after the Closing), which shall survive until 30 days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 10.9 Trust Account Waiver. The Company acknowledges that EQV has established the Trust Account for the benefit of its public EQV Stockholders, which holds proceeds of its initial public offering. For and in consideration of EQV entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (a) the public EQV Stockholders upon the redemption of their shares and (b) the underwriters of EQV’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among EQV and the Company or the Company’s Unitholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever provided that nothing in this Section 10.9 shall limit any right to specifically enforce this Agreement pursuant to Section 10.11. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by EQV and the Sponsor to induce EQV to enter into this Agreement, and the Company further intends and understands such waiver to be Enforceable against the Company and each of the Affiliates and Persons that it has the authority to bind under applicable Law. To the extent that the Company or any of its Affiliates or Persons that it has the authority to bind commences any Proceeding against EQV or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to EQV or its representatives, which proceeding seeks, in whole or in part, monetary relief against EQV or its representatives, the Company hereby acknowledges and agrees that its Affiliates’ sole remedy shall be against assets of the EQV Parties not in the Trust Account and that such claim shall not permit the Company or such Affiliates (or any Person claiming on its behalf) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 10.9 shall serve to limit or prohibit (i) the Company’s, any Company Unitholder’s right to pursue a claim against the EQV Parties for legal relief against assets held outside the Trust Account or pursuant to Section 10.11 for specific performance or other non-monetary relief, or (ii) any claims that the Company or any Company Unitholder may have in the future against EQV’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.

Section 10.10 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 10.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique and recognizes and affirms that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law), and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 10.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 10.14, (b) the Indemnified Persons or other Persons who are beneficiaries under the D&O Provisions or the Tail Policy (and, after the death of any of the foregoing persons, such Person’s heirs and Representatives), each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.12(c) and (c)  the Qualifying RBL Financing Group Members, each of whom is an express third-party beneficiary hereunder to the provisions of Section 10.17). Notwithstanding the foregoing the Financial Advisors may rely on the representations and warranties contained in Article III and Article IV as if such representations were made to the Financial Advisors, provided, however, that (x) the Financial Advisors shall have no rights of recovery and no recourse for any breach or violation of such representations and warranties or otherwise under this Agreement and (y) no consent of the Financial Advisors shall be required for any waiver of the conditions to Closing set forth in Section 8.2(a) or Section 8.3(a). This Section 10.12 may not be modified, waived or terminated in a manner that is adverse to (w) the Financial Advisors without the written consent of the Financial Advisors, (x) the Non-Party Affiliates without the written consent of the Non-Party Affiliates, (y) the Indemnified Persons or other Persons who are beneficiaries under the D&O Provisions or the Tail Policy (and, after the death of any of the foregoing persons, such Person’s heirs and Representatives) without the written consent of such Indemnified Persons or other Persons who are beneficiaries under the D&O Provisions or the Tail Policy (and, after the death of any of the foregoing persons, such Person’s heirs and Representatives) or (z) the Qualifying RBL Financing Group Members without the written consent of the Qualifying RBL Financing Group Members.

Section 10.13 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion (A) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, or (B) represent a determination that such item or matter did not arise in the Ordinary Course of Business, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. Moreover, in disclosing the information in the Schedules, the Parties, to the fullest extent permitted by law, expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential in accordance with Section 6.5 by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any documents or instruments delivered contemporaneously herewith, at or prior to Closing, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 10.14.

Section 10.15 Equitable Adjustments. If, during the Pre-Closing Period, the EQV Holdings Common Units, EQV Class A Shares or EQV Class B Shares shall have been changed into a different number of units or shares or a different class, with the prior written consent of the Company to the extent required by this Agreement, by reason of any stock dividend, share recapitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number or amount contained herein which is based upon the number of shares or units of EQV Interests will be appropriately adjusted to provide to the Company Unitholders and the EQV Stockholders the same economic effect as contemplated hereby prior to such event.

Section 10.16 Legal Representation and Privilege.

(a) The Company.

(i) Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that Sidley Austin LLP (or any successor thereto) (“Sidley”) may represent the Second Surviving Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Sidley provides legal services to any EQV Party or any Group Company after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Sidley (or any other counsel that represented any Group Company), the Group Companies and/or any director, manager, officer, owner, employee or Representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable Group Company (but in all cases, for the avoidance of doubt, excluding any other Subsidiary of EQV) and is exclusively controlled by such applicable Group Company, and shall not pass to or be claimed by EQV, any Subsidiary of EQV or any other Party or Waiving Party, other than the Company. From and after the Closing, each Party (other than the Company) shall not and shall cause its Waiving Parties not to access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Company), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Sidley (or any other counsel that represented the Group Companies), any Group Company and/or any director, manager, officer, owner, employee or Representative of any of the foregoing occurring prior to the Closing in connection with any the Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company.

(b) EQV.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland (or any successor thereto) may represent EQV or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions (any such representation, the “EQV Post-Closing Representation”) notwithstanding its representation (or any continued representation) of EQV in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the EQV Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Kirkland provides legal services to EQV after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland (or any other counsel that represented the EQV), the EQV and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to EQV and is exclusively controlled by such member, and shall not pass to or be claimed by any other Party or Waiving Party, other than EQV. From and after the Closing, each Party (other than EQV) shall not, and shall cause its Waiving Parties not to access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than EQV), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland (or any other counsel that represented the EQV), EQV and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any EQV Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of EQV.

Section 10.17 Debt Financing Sources. Notwithstanding anything to the contrary contained herein, each Party agrees, on behalf of itself, its subsidiaries, and its affiliates, and each of their respective stockholders, governing bodies, and Representatives, that none of the Qualifying RBL Financing Group Members shall have any liability or obligation to any Party with respect to any claims or actions arising out of or relating to the Qualifying RBL Financing, the Qualifying RBL Commitment Letter, this Agreement (including any representations or covenants related to or in connection with the Qualifying RBL Financing, the Qualifying RBL Commitment Letter, or any of the transactions contemplated hereunder or thereunder), or any of the transactions contemplated hereunder or thereunder, and in no event shall any Party, any of its subsidiaries or affiliates or any of its Representatives seek any recovery, judgment or damages of any kind, including, without limitation, consequential, indirect or punitive damages, against any Qualifying RBL Financing Group Member, by the enforcement of any assessment or by any legal or equitable proceeding (including, without limitation, any action for specific performance), against such Qualifying RBL Financing Group Member, by virtue of any statute, regulation or applicable law, or otherwise, whether at law or in equity, in contract, in tort or otherwise, in each case in connection with this Agreement, the Qualifying RBL Financing, the Qualifying RBL Commitment Letter or any of the transactions contemplated hereunder or thereunder; provided that the foregoing shall not prohibit any Party or any of its Affiliates from defending itself in any legal action brought by a Qualifying RBL Financing Group Member against any Party or any of its Affiliates, but excluding bringing a claim, cross-claim, or counterclaim against any such Qualifying RBL Financing Group Member in such legal action. Notwithstanding anything to the contrary in Section 10.12, the Qualifying RBL Financing Group Members are express third party beneficiaries of, and such Qualifying RBL Financing Group Members may enforce, any of the provisions in this Section 10.17 (and such provisions shall not be amended in any manner adverse in any material respect to the Qualifying RBL Financing Group Members without the prior written consent of the lenders party to the Qualifying RBL Commitment Letter). Without limiting the foregoing, each Party hereto agrees that (a) it will not, and it will not permit any of its subsidiaries or affiliates to, bring or support any action, cause of action or claim, whether in law or in equity, whether in contract, tort or otherwise, against any Qualifying RBL Financing Group Member in any way relating to the Qualifying RBL Financing or this Agreement in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof (and the Parties hereto agree to submit to the jurisdiction of, and venue in, such court), (b) any such legal action, suit or proceeding contemplated by the preceding clause (a) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Qualifying RBL Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Qualifying RBL Commitment Letter or in any definitive documentation related to the Qualifying RBL Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware) and (c) the provisions of Section 10.7 relating to waiver of jury trial shall apply to any such action, cause of action or claim. Notwithstanding anything contained herein to the contrary, nothing in this Section 10.17 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement between a Qualifying RBL Financing Group Member and such Party or Affiliate, including the Qualifying RBL Commitment Letter. Notwithstanding anything herein to the contrary, including the definition of “Qualifying RBL Commitment Letter,” this Section 10.17 shall apply even if the Qualifying RBL Commitment Letter is subsequently amended, restated, amended and restated, supplemented or otherwise modified from time to time, with or without the consent of the EQV Parties.

* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

EQV PARTIES:

EQV Ventures Acquisition Corp.

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	President

PROMETHEUS PUBCO INC.

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	President

PROMETHEUS PUBCO MERGER SUB INC.

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	President

PROMETHEUS HOLDINGS LLC

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	President

PROMETHEUS MERGER SUB LLC

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	President

COMPANY:

PRESIDIO INVESTMENT HOLDINGS LLC

By:	/s/ William A. Ulrich
Name:	William A. Ulrich
Title:	Authorized Signatory

Signature Page to Business Combination Agreement

EXHIBIT A

FORM OF SUBSCRIPTION AGREEMENTS

(see attached)

Exhibit A to Business Combination Agreement

EXHIBIT B

FORM OF SERIES A PREFERRED SECURITIES PURCHASE AGREEMENT

(see attached)

Exhibit B to Business Combination Agreement

EXHIBIT C

FORM OF SERIES A PREFERRED CERTIFICATE OF DESIGNATION

(see attached)

Exhibit C to Business Combination Agreement

EXHIBIT D

FORM OF PARENTCO SERIES A INVESTOR WARRANTS

(see attached)

Exhibit D to Business Combination Agreement

EXHIBIT E

FORM OF SPONSOR LETTER AGREEMENT

(see attached)

Exhibit E to Business Combination Agreement

EXHIBIT F

FORM OF EQV CHARTER

(see attached)

Exhibit F to Business Combination Agreement

EXHIBIT G

FORM OF EQV BYLAWS

(see attached)

Exhibit G to Business Combination Agreement

EXHIBIT H

FORM OF EQV HOLDINGS A&R LLCA

(see attached)

Exhibit H to Business Combination Agreement

PROMETHEUS HOLDINGS LLC

FORM OF AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [__], 2025

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND REPURCHASE OPTIONS SET FORTH IN THIS AGREEMENT.

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Schedules

Schedule 1 — Schedule of Members

Exhibits

Exhibit A — Form of Joinder Agreement
Exhibit B-1 — Form of Agreement and Consent of Spouse
Exhibit B-2 — Form of Spouse’s Confirmation of Separate Property

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PROMETHEUS HOLDINGS LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) of Prometheus Holdings LLC, a Delaware limited liability company (the “Company”), dated as of [__], 2025 (the “Effective Date”), is entered into by and among the Company, Prometheus PubCo Inc., a Delaware corporation (the “Corporation”), as the managing member of the Company, [EQV Surviving Sub] (f/k/a EQV Ventures Acquisition Corp.), a Delaware corporation (“MidCo”) and each of the other Members (as defined herein). Unless the context otherwise requires, capitalized terms used herein have the respective meaning ascribed to them in Article I.

RECITALS

WHEREAS, the Company was formed as a limited liability company with the name “Prometheus Holdings LLC”, pursuant to and in accordance with the Delaware Act by the filing of the Certificate with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on July 22, 2025;

WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by that certain Limited Liability Company Agreement of the Company, dated as of July 22, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto, the “Initial LLC Agreement”); and

WHEREAS, in connection with the Business Combination Agreement, by and among the Manager, the Company, MidCo, and Prometheus Merger Sub LLC, a Delaware limited liability company and Presidio Investment Holdings LLC, a Delaware limited liability company (“Target”), dated as of August 5, 2025 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Combination Agreement”), the Initial LLC Agreement is amended and restated in its entirety by this Agreement, with this Agreement superseding and replacing the Initial LLC Agreement in its entirety;

WHEREAS, pursuant to the Combination Agreement, and subject to the terms and conditions contained therein, (i) immediately prior to the Company Merger Effective Time (as defined in the Combination Agreement), the Company converted or exchanged all outstanding equity securities of the Company into Common Units (as defined herein) or cash, in accordance with the terms of the Combination Agreement, (ii) as of the Effective Time, the Corporation contributed to MidCo the EQV Contributions (as defined in the Combination Agreement) and MidCo thereafter contributed to the Company the Closing Contributions, and in consideration thereof, the Company issued to MidCo Common Units, Series A Preferred Units, Common Warrants and Investor Warrants;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial LLC Agreement is hereby amended and restated in its entirety and the Company, the Corporation and the other Members, each intending to be legally bound, each hereby agrees as follows:

Article I
DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Accrued Distributions” has the meaning set forth in Section 4.01(a)(i).

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement” has the meaning set forth in the Preamble.

“Allocable Margin Tax Liability” has the meaning set forth in Section 9.03.

“Allocation Period” has the meaning set forth in Section 5.02.

“Applicable Share” has the meaning set forth in Section 9.03.

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” means, (i) with respect to any Member other than the Corporation, an amount equal to the product of (A) the estimated or actual cumulative taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for full or partial Taxable Years commencing on or after the Effective Date, less the estimated or actual cumulative taxable losses of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for full or partial Taxable Years commencing on or after the Effective Date, in each case, as reasonably determined by the Manager (for the avoidance of doubt, taking into account any allocations under Code Section 704(c) and the Treasury Regulations thereunder), multiplied by (B) the highest combined marginal U.S. federal, state, and local income tax rate for an individual, or, if higher, a corporation, resident in New York City, New York, including any tax rate imposed under Section 1411 of the Code and taking into account the character of the income or gain; and (ii) with respect to the Corporation, zero.

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“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they become due; (c) the failure of such Person to pay its debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive calendar days.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Book Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Value as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a Warrant or other Noncompensatory Option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or in connection with a Redemption; or (v) any other event to the extent determined by the Manager to be permitted and necessary or appropriate to properly reflect Book Value in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv); provided, however, that adjustments pursuant to clauses (b)(i), (b)(ii) and (b)(iv) above shall not be made if the Manager reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any Warrants or other Noncompensatory Options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Book Value of its properties to properly reflect any change in the Fair Market Value of such Warrants or other Noncompensatory Options in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

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(c) the Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d) the Book Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.03(h); provided, however, that the Book Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Manager reasonably determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e) if the Book Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Book Value, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Distributions” has the meaning set forth in Section 4.01(a)(i).

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series A Perpetual Preferred Stock of the Corporation, dated [__], 2025.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote;

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(b) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof;

(c) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Company); or

(d) the Corporation ceases to be the sole Manager of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the beneficial holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.09(a).

“Change of Control Transaction” means any Change of Control that was approved by the Corporate Board prior to such Change of Control.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Corporation.

“Class A Common Stock Value” means with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable measurement date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Class A Common Stock Value shall be determined in good faith by a majority of the disinterested members of the Corporate Board or a committee of disinterested directors of the Corporate Board.

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“Class B Common Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of the Corporation.

“Closing Contributions” has the meaning set forth in the Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption that occurs upon an exercise of the Company Redemption Right, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, on the Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the Manager (through at least two (2) of its independent directors (within the meaning of the rules of the Stock Exchange), who are disinterested) shall determine the Common Unit Redemption Price in good faith.

“Common Unitholder” means a Member who is the registered holder of Common Units.

“Common Warrants” means warrants to purchase Common Units of the Company with terms substantially similar to the [ParentCo Warrants].

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Book Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Book Value.

“Company Redemption Notice” has the meaning set forth in Section 11.07(c).

“Company Redemption Right” has the meaning set forth in Section 11.07(c).

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“Confidential Information” has the meaning set forth in Section 15.02(a).

“Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Board” means the board of directors of the Corporation.

“Corporate Incentive Award Plan” means the incentive award plan of the Corporation, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Corporation” has the meaning set forth in the preamble to this Agreement, together with its successors and assigns.“

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “Poison Pill” or similar stockholder rights plan approved by the Corporate Board.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year or other Fiscal Period, except that with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other Fiscal Period, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such asset shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

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 “Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements (and without otherwise violating any applicable provisions of any of the Credit Agreements).

“Distribution” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.

“Effective Date” has the meaning set forth in the Preamble.

“Election Notice” has the meaning set forth in Section 11.01(b).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the Bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

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“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including, but not limited to, any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body, authority, board, body, bureau, commission, court, department, entity, instrumentality, organization or tribunal exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Initial LLC Agreement” has the meaning set forth in the Recitals.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Investor Warrants” means warrants to purchase Common Units of the Company with terms substantially similar to the ParentCo Series A Investor Warrants.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Entity.

“Liquidating Event” has the meaning set forth in Section 14.01.

“Liquidation Preference” has the meaning set forth in the Certificate of Designation.

“Liquidator” has the meaning set forth in Section 14.02.

“LLC Employee” means an employee of, or other service provider (including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

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“Losses” means items of loss or deduction of the Company determined according to Section 5.01(a).

“Manager” has the meaning set forth in Section 6.01(a).

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“MidCo” has the meaning set forth in the preamble to this Agreement.

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“Noncompensatory Option” has the meaning set forth in Treasury Regulations Section 1.721-2(f).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” and “Officers” have the meanings set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“ParentCo Series A Investor Warrants” has the meaning set forth in the Combination Agreement.

“Partnership Representative” has the meaning set forth in Section 9.03.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Member.

“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time. The Percentage Interests of the Members, in the aggregate among an individual class of Units, shall always equal exactly 100.0000%. The Manager may make adjustments, as necessary, to ensure that the Percentage Interest of Members, in the aggregate among an individual class of Units, equals exactly 100.0000%.

“Permitted Redemption Event” means any of the following events, which has or is occurring, or is otherwise satisfied, as of the Redemption Date:

(i) the Redemption is part of one or more Redemptions by a Member and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating the Corporation as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1));

(ii) the Redemption is in connection with a Pubco Offer; provided that any such Redemption pursuant to this clause (ii) shall be effective immediately prior to the consummation of the closing of the Pubco Offer date (and, for the avoidance of doubt, shall not be effective if such Pubco Offer is not consummated); or

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(iii) the Redemption is permitted by the Corporation, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the Corporation determines, after consultation with Tax Counsel, that the Company would not reasonably be expected to be treated as a “publicly traded partnership” under Section 7704 of the Code as a result of or in connection with such Redemption.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Preferred Unit Related Taxes” has the meaning set forth in Section 4.01(b)(i)(A).

“Preferred Unitholder” means a Member who is the holder of Preferred Units.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Profits” or “Losses” means, for each Taxable Year or other Fiscal Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income or gain of the Company that is exempt from U.S. federal income tax or otherwise described in Section 705(a)(1)(B) of the Code and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Book Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the Company asset) or an item of loss (if the adjustment decreases the Book Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.03, be taken into account for purposes of computing Profits or Losses;

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(d) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Book Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Book Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)   to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 5.03 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.03 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“Pubco Offer” has the meaning set forth in Section 10.09(b).

“Pushout Election” has the meaning set forth in Section 9.04.

“Quarterly Redemption Date” means, either (x) for each fiscal quarter during any period in which the Company does not reasonably expect to satisfy the requirements of the Private Placement Safe Harbor, the first Business Day occurring after the 60th day after the expiration of the applicable Quarterly Redemption Notice Period, beginning with the first applicable Quarterly Redemption Date that will fall on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to a Member, (y) for each fiscal quarter during any period in which the Company reasonably expects to satisfy the requirements of the Private Placement Safe Harbor, the first Business Day following the end of the Redemption Black-Out Period applicable after the Quarterly Redemption Notice Period or (z) such other date as the Corporation shall determine in its sole discretion; provided that with respect to clause (x) above, (i) such date is at least 60 days after the expiration of the Quarterly Redemption Notice Period (unless the Corporation is advised by Tax Counsel that a date that is less than 60 days after the expiration of the Quarterly Redemption Notice Period would not reasonably be expected (at a “should” or higher level of confidence) to cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code), (ii) the Corporation shall use commercially reasonable efforts to ensure that at least one Quarterly Redemption Date occurs each fiscal quarter and (iii) the Corporation shall not permit more than four Quarterly Redemption Dates to occur in a fiscal year unless advised by Tax Counsel that each Quarterly Redemption Date after the fourth Quarterly Redemption Date in a fiscal year would not reasonably be expected (at a “should” or higher level of confidence) to cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code.

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“Quarterly Redemption Notice Period” means, for each fiscal quarter, (i) during any period in which the Company does not reasonably expect to satisfy the requirements of the Private Placement Safe Harbor the period commencing on the third (3rd) Business Day after the day on which the Corporation releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to a Member (or such other date within such quarter as the Corporation shall determine in its sole discretion) and ending five (5) Business Days thereafter, or (ii) during any period in which the Company reasonably expects to satisfy the requirements of the Private Placement Safe Harbor, the period commencing on the tenth (10th) Business Day prior to the last Business Day of each fiscal quarter and ending on the last Business Day of each fiscal quarter. Notwithstanding the foregoing, the Corporation may change the definition of Quarterly Redemption Notice Period with respect to any Quarterly Redemption Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (x) the revised definition provides for a Quarterly Redemption Notice Period occurring at least once in each calendar quarter, (y) the first Quarterly Redemption Notice Period pursuant to the revised definition will occur no less than 10 Business Days from the date written notice of such change is sent to each Member (other than the Corporation) and (z) the revised definition, together with the revised Quarterly Redemption Date resulting therefrom, do not materially adversely affect the ability of Members to exercise their Redemption rights pursuant to this Agreement.

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units, multiplied by (b) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Black-Out Period” means (i) any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement and (ii) the period of time commencing on (x) the date of the declaration of a dividend by the Corporation and ending on the first day following (y) the record date determined by the Corporate Board with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Redemption Black-Out Period which respect to clause (ii) of the definition hereof occur more than four times per calendar year.

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“Redemption Date” means, (i) in the case of an Unrestricted Redemption, a date specified by the Redeeming Member in the Redemption Notice, which shall not be less than (5) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods) or, if no such date is specified, a date determined by the Manager which shall not be less than (5) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice, on which the exercise of the Redemption Right shall be completed, (ii) in the case of a Redemption pursuant to a Company Redemption Right, a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Company Redemption Notice, on which exercise of the Company Redemption Right shall be completed and (iii) in any other case, the Quarterly Redemption Date; provided that if the Redemption Date for any Redemption with respect to which the Corporation elects to make a Share Settlement would otherwise fall within any Redemption Black-Out Period, then the Redemption Date shall occur on the next Business Day following the end of such Redemption Black-Out Period.

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, by and among the Corporation, certain of the Members as of the Effective Date and certain other Persons whose signatures are affixed thereto (together with any joinder thereto from time to time by any successor or assign to any party to such agreement) (as it may be amended from time to time in accordance with its terms).

“Regulatory Allocations” has the meaning set forth in Section 5.03(i).

“Reinvestment Shares” has the meaning set forth in the SLA.

“Restricted Retraction Notice” has the meaning set forth in Section 11.01(c).

“Retraction Notice” has the meaning set forth in Section 11.01(c).

“Schedule of Members” has the meaning set forth in Section 3.01(a).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Series A Preferred Stock” means the shares of Series A Perpetual Preferred Stock, par value $0.0001 per share, of the Corporation.

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“Series A Preferred Units” means a Unit designated as a “Series A Preferred Unit” and having the rights and obligations specified with respect to the Series A Preferred Units in this Agreement.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“SLA” means that certain Sponsor Letter Agreement, dated as of August 5, 2025, by and among EQV Ventures Sponsor LLC, a Delaware limited liability company (“Sponsor”), Midco, the Company, Target, and the other parties thereto.

“Stand-Alone Margin Tax Liability” has the meaning set forth in Section 9.03.

“Stock Exchange” means New York Stock Exchange.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Company or by the Corporation, including the Corporate Incentive Award Plan.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Supplemental Tax Distribution” has the meaning set forth in Section 4.01(c).

“Target” has the meaning set forth in the recitals.

“Tax Counsel” means a nationally recognized law or accounting firm.

“Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Tax Distribution Date” means April 15th, June 15th, September 15th, and December 15th (or such other dates for which individuals or corporations are required to make quarterly estimated tax payments for U.S. federal income tax purposes).

“Taxable Year” means the Company’s annual accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

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“Total Separate Company Margin Tax Liability” has the meaning set forth in Section 9.03.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Unit Distributions” has the meaning set forth in Section 4.01(a)(i).

“Unrestricted Redemptions” means any Redemption that is (i) in connection with a Permitted Redemption Event or (ii) that occurs during a Taxable Year in which the Company reasonably expects to satisfy the requirements of the Private Placement Safe Harbor and such Redemption is for an amount equal to at least [ ] Common Units.

“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under the Corporate Incentive Award Plan that are not Vested Corporate Shares.

“Upstairs Warrants” means the [ParentCo Warrants] and the ParentCo Series A Investor Warrants.

“Value” means (a) for any Stock Option Plan, the Market Price for the Trading Day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under the Corporate Incentive Award Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Vesting Date” has the meaning set forth in Section 3.09(c)(ii).

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“Warrant Agreements” means warrant agreements between MidCo and the Company, dated as of the date hereof, pursuant to which, among other things, the Company will issue Common Warrants and Investor Warrants to MidCo.

“Warrants” means warrants issued by the Company pursuant to the Warrant Agreements.

Article II
ORGANIZATIONAL MATTERS

Section 2.01 Formation of Company. The Company was formed on July 22, 2025 pursuant to the provisions of the Delaware Act. The filing of the Certificate with the Secretary of State of the State of Delaware are hereby ratified and confirmed in all respects.

Section 2.02 Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Initial LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Neither any Member nor the Manager nor any other Person shall have appraisal rights with respect to any Units.

Section 2.03 Name. The name of the Company is “Prometheus Holdings LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 2.04 Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate, each of which may be within or outside the State of Delaware. The address of the registered office of the Company in the State of Delaware and the registered agent for service of process on the Company in the State of Delaware shall be the office and registered agent named in the Certificate. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.

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Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes that is a continuation of Target, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Article III
MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) In connection with the consummation of the transactions contemplated by the Combination Agreement, MidCo acquired Common Units, Series A Preferred Units, Common Warrants and Investor Warrants from the Company as consideration for the Closing Contributions and was admitted as a Member.

(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the transactions contemplated by the Combination Agreement is set forth as Schedule 1 to this Agreement. The Company shall also maintain a record of (1) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units and (2) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

(d) Each Member (or transferee thereof) that is treated for U.S. federal income tax purposes as a partnership, S-corporation or grantor trust (or if the Member is a disregarded entity and the Person treated for U.S. federal income tax purposes as the owner of the Member is a partnership, S-corporation, or grantor trust, such partnership, S-corporation or grantor trust), upon receipt of Common Units, represents that such Member was not formed or used for the principal purpose or as one of its principal purposes to permit the Company to satisfy the Private Placement Safe Harbor.

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Section 3.02 Units.

(a) Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of a single class of Common Units and a single class of Series A Preferred Units.

(b) Subject to Section 3.03(a), the Manager may (i) issue additional Common Units or Series A Preferred Units at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Corporation or class or series of preferred stock of the Corporation, respectively; provided that as long as there are any Members (other than the Corporation or its Subsidiaries) (i) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (ii) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units.

(c) Subject to Sections 15.03(b) and 15.03(c), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Sections 3.02(b), 3.03(a), 3.09 or 3.10.

Section 3.03 Authorization and Issuance of Additional Units.

(a) Except as otherwise determined by the Manager in good faith to be fair and reasonable to the shareholders and other equityholders of the Corporation and to the Members to preserve the intended economic effect of this Section 3.03, Section 11.01 and the other provisions hereof:

(i) the Company and the Corporation shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units and the Class A Common Stock or Class B Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock, (ii) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its wholly owned Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Members, directly or indirectly, (iii) a one-to-one ratio between the number of Series A Preferred Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Series A Preferred Stock, (iv) a one-to-one ratio between the number of Common Warrants owned by the Corporation, directly or indirectly, and the number of outstanding [ParentCo Warrants], (v) a one-to-one ratio between the number of Investor Warrants owned by the Corporation, directly or indirectly, and the number of outstanding ParentCo Series A Investor Warrants and (vi) a one-to-one ratio between the number of Reinvestment Shares issued in book-entry form by the Corporation and the number of Common Units issued in book-entry form by the Company, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury stock or (C) preferred stock or other debt or equity securities (including, without limitation, warrants, options or rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock or Class B Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Company);

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(ii) in the event the Corporation issues, transfers or delivers from treasury stock or repurchases Class A Common Stock, the Manager and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock;

(iii) in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock, the Manager and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed;

(iv) the Company and the Corporation shall not undertake any subdivision (by any Common Unit split, stock split, Common Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock or Class B Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class B Common Stock or Common Units, respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock and (y) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock or the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock as contemplated by the first sentence of this Section 3.03(a); and

(v) In the event any holder of an Upstairs Warrant exercises an Upstairs Warrant, then the Corporation shall cause MidCo to cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by MidCo, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrants shall be matched with a corresponding number of Common Units issued by the Company to MidCo pursuant to a Warrant Agreement. Upon the valid exercise of a Warrant by MidCo in accordance with a Warrant Agreement pursuant to the immediately preceding sentence, the Company shall issue to MidCo the number of Common Units contemplated thereby, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement. The Corporation agrees that it will not cause MidCo to exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event that an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by MidCo.

(vi) In the event that the Corporation issues a Reinvestment Share in book-entry form through the Corporation’s transfer agent, the Company shall issue a Common Unit to the Corporation in book-entry form through the Company’s transfer agent.

(b) The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.03, Section 3.09 and Section 3.10. Subject to the foregoing and Sections 15.03(b) and 15.03(c), the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.03 without the requirement of any consent or acknowledgement of any other Member.

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(c) Notwithstanding any other provision of this Agreement (including Section 3.03(a)), if the Corporation acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates, the Corporation may, in its sole discretion:

(i) contribute (or cause to be contributed) such excess cash amount to the Company in exchange for a number of Common Units or other Equity Securities of the Company determined in its sole discretion, and distribute to the holders of Class A Common Stock shares of Class A Common Stock (if the Company issues Common Units to MidCo or the Corporation) or such other equity securities of the Corporation (if the Company issues Equity Securities of the Company other than Common Units to MidCo or the Corporation) corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by the Corporation) and other economic rights as those of such Equity Securities of the Company issued; or

(ii) use such excess cash amount in such other manner, and make such other adjustments to or take such other actions with respect to the capitalization of the Corporation and the Company and to the one-to-one exchange ratio between Common Units and Class A Common Stock, as the Corporation in good faith determines to be fair and reasonable to the shareholders and other equityholders of the Corporation and to the Members to preserve the intended economic effect of this Section 3.03, Section 11.01 and the other provisions hereof.

Section 3.04 Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with the use of cash or other assets held by the Corporation, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation; provided that, if the Corporation uses the net proceeds from an issuance of Class A Common Stock (solely to the extent such net proceeds were not contributed to the Company and an equal number of Common Units were issued in connection with such issuance of Class A Common Stock in accordance with this Agreement) to fund such repurchase or redemption, then the Company shall not redeem or cancel a corresponding number of Common Units held (directly or indirectly) by the Corporation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.05 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 15.03, the Manager is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.

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(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.06 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.07 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.08 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(d), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.09 Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than an LLC Employee is duly exercised:

(i) The Corporation shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to the Corporation by such exercising Person in connection with the exercise of such stock option.

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(ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.09(a)(i), the Corporation shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(iii) The Corporation shall receive in exchange for such Capital Contributions (as deemed made under Section 3.09(a)(ii)), a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(b) Options Granted to LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to an LLC Employee is duly exercised:

(i) The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) The Corporation shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the difference between (x) the number of shares of Class A Common Stock as to which such stock option is being exercised minus (y) the number of shares of Class A Common Stock sold pursuant to Section 3.09(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation (and not a distribution) to such LLC Employee, the number of shares of Class A Common Stock described in Section 3.09(b)(ii).

(iv) The Corporation shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Corporation in connection with the exercise of such stock option. The Corporation shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

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(c) Restricted Stock Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary:

(i) The Corporation shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Employee in accordance with the Equity Plan;

(ii) On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred: (1) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Employee, (3) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii) The Company shall issue to the Corporation on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.09(c)(i) in consideration for a Capital Contribution that the Corporation is deemed to make to the Company pursuant to clause (3) of Section 3.09(c)(ii) above.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.09 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-dilution adjustments. For all purposes of this Section 3.09, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

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Section 3.10 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

Article IV
DISTRIBUTIONS

Section 4.01 Distributions Generally.

(a) Distributable Cash; Other Distributions.

(i)    After making provision for Distributions under Section 4.01(b), Distributions shall, with respect to each outstanding Series A Preferred Unit, accrue at the Applicable Dividend Rate (as defined in the Certificate of Designation) (the “Accrued Distributions”). Such Distributions may be paid in cash (“Cash Distributions”) or additional Series A Preferred Units (“Unit Distributions”) only to the extent that an equal amount of cash dividends or Series A Preferred Stock dividends are declared by the Corporation with respect to the Series A Preferred Stock, and when so declared, shall be payable immediately prior to the time that such cash dividends or Series A Preferred Stock dividends are paid by the Corporation with respect to the Series A Preferred Stock. Once a Cash Distribution or Unit Distribution has been made under this Section 4.01(a)(i) in respect of an Accrued Distribution, the amount of Accrued Distributions shall be reduced by the amount of such Cash Distribution or Unit Distribution (whose Fair Market Value shall be determined by using the Market Price of the Class A Common Stock on the date the corresponding dividend of Class A Common Stock was declared by the Corporation).

(ii) After making or providing for any Distributions under Section 4.01(a)(i) and Section 4.01(b), to the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01(a)(ii) shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; provided further that notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due.

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(b) Tax Distributions.

(i) The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, make cash distributions out of legally available funds, (“Tax Distributions”) as follows:

(A)	to the Corporation in such amounts as the Manager reasonably determines is necessary to enable the Corporation to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities with respect to any items of gross income and gain allocated to it with respect to the Series A Preferred Units (the “Preferred Unit Related Taxes”); provided that, any amount distributed pursuant to this Section 4.01(b)(i)(A) in excess of the Corporation’s actual U.S. federal, state and local and non-U.S. cash tax liabilities with respect to such Taxable Year, as finally determined, shall be treated as an advance against, and shall reduce, subsequent distributions made pursuant to this Section 4.01(b)(i)(A); and

(B)	to the Common Unitholders, pro rata in accordance with each Common Unitholder’s Common Unit Percentage Interest, in such amounts as the Manager reasonably determines is necessary to enable the Corporation to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities (other than Preferred Unit Related Taxes).

(ii) Tax Distributions pursuant to Section 4.01(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on each Tax Distribution Date. A final accounting for Tax Distributions shall be made for each Taxable Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Taxable Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Taxable Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Taxable Year, but shall not reduce Tax Distributions made to a Member to provide such Member with its Common Unit Percentage Interest of Tax Distributions made pursuant to Section 4.01(b)(i)(B). Notwithstanding anything to the contrary in this Agreement, the Manager shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period.

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(c) If a Common Unitholder has an Assumed Tax Liability at a Tax Distribution Date in excess of the sum of the amount of distributions made to such Common Unitholder under Section 4.01(b)(i)(B) and this Section 4.01(c) during the Taxable Year and all prior Taxable Years, the Company may, at the discretion of the Manager, subject to any restrictions contained in any agreement to which the Company is bound, make cash distributions out of legally available funds to such Common Unitholder up to an amount equal to such excess (a “Supplemental Tax Distribution”). To the extent any Common Unitholder otherwise would be entitled to receive less than its Common Unit Percentage Interest of the aggregate Supplemental Tax Distributions to be paid pursuant to this Section 4.01(c) on any given date, the Supplemental Tax Distributions to such Common Unitholder shall be increased to ensure that all distributions made pursuant to this Section 4.01(c) are made pro rata in accordance with the Common Unitholders’ respective Common Unit Percentage Interests. If, on the date of a Supplemental Tax Distribution, there are insufficient funds on hand to distribute to the Common Unitholders the full amount of the Supplemental Tax Distributions to which such Common Unitholders are otherwise entitled, Supplemental Tax Distributions pursuant to this Section 4.01(c) shall be made to the Common Unitholders to the extent of available funds in accordance with their Common Unitholder Percentage Interests and the Company may make future Supplemental Tax Distributions as soon as funds become available sufficient to pay the remaining portion of the Supplemental Tax Distributions to which such Common Unitholders are otherwise entitled.

(d) If all or a portion of a Member’s Units are transferred, sold or otherwise disposed, then the transferor shall have no further right to receive any further Distributions in respect of such transferred Units and any subsequent distributions to the transferee shall be determined with regard to amounts previously distributed to the transferor.

Article V
CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall be (i) increased by (A) allocations to such Member of Profits pursuant to Section 5.02 and any other items of income or gain allocated to such Member pursuant to Section 5.03, (B) the amount of cash or the initial Book Value of any asset (net of any liabilities assumed by the Company and any liabilities to which the asset is subject) contributed to the Company by such Member, and (C) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (ii) decreased by (A) allocations to such Member of Losses pursuant to Section 5.02 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.03, (B) the amount of any cash or the Book Value of any asset (net of any liabilities assumed by the Member and any liabilities to which the asset is subject) distributed to such Member, and (C) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv).

(b) In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 11.06(b)) the Capital Account of the transferor that is attributable to the transferred Units shall carry over to the transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

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Section 5.02 Allocations. Except as otherwise provided in Section 5.03 and Section 5.04, Profits and Losses for any Taxable Year or other Fiscal Period (the “Allocation Period”), and to the extent determined necessary and appropriate by the Manager to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses, shall be allocated among the Members during such Allocation Period as follows:

(a) In any Allocation Period that includes a Liquidating Event, in a manner such that, after giving effect to the special allocations set forth in Section 5.03 and all distributions through the end of such Allocation Period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 14.02(c) if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their gross asset value, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the gross asset value of the assets securing such Liability), and all remaining or resulting cash was distributed, in accordance with Section 14.02(c), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

(b) In any other Allocation Period:

(i)    First, items of Company gross income and gain shall be allocated to the Preferred Unitholders until the aggregate amount of gross income and gain allocated with respect to the Series A Preferred Units pursuant hereto for the applicable current Allocation Period and all previous Allocation Periods is equal to the cumulative amount of the sum of (without duplication):

(A)	all Cash Distributions and Unit Distributions (whose Fair Market Value shall be determined by using the Market Price of the Class A Common Stock on the date the corresponding dividend of Class A Common Stock was declared by the Corporation) made with respect to such Series A Preferred Unit pursuant to Section 4.01(a)(i), and

(B)	the sum of the Accrued Distributions on all of the outstanding Series A Preferred Units, in each case as of the end of such current Allocation Period.

(ii) Second, the balance of Profits and Losses shall be allocated to the Common Unitholders, pro rata in accordance with their Common Unit Percentage Interests.

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(c) If (i) on the date on which a Liquidating Event occurs there is at least one outstanding Series A Preferred Unit, (ii) after having made all other allocations provided for in Section 5.02 and Section 5.03 for the Allocation Period in which the Liquidating Event occurs, the Per Unit Capital Amount of each Series A Preferred Unit would not equal or exceed the Liquidation Preference, and (iii) the date on which a Liquidating Event occurs is on or before the date (not including any extension of time) prescribed by law for the filing of the Company’s federal income tax return for the Allocation Period immediately prior to the Allocation Period in which the Liquidating Event occurs, then items of income, gain, loss and deduction for such prior Allocation Period shall be allocated among all Members in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to Section 5.02(a), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Liquidation Preference.

Section 5.03 Special Allocations.

(a) Nonrecourse Deductions shall be allocated pro rata among the Members in accordance with their Common Unit Percentage Interests.

(b) Any Member Nonrecourse Deductions shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.03(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Allocation Period (or if there was a net decrease in Company Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.03(c)), each Member shall be specially allocated items of Company income and gain for such Allocation Period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such Allocation Period (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any other provision of this Agreement except Section 5.03(c), if there is a net decrease in Member Minimum Gain during any Allocation Period (or if there was a net decrease in Member Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.03(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(e) Notwithstanding any provision hereof to the contrary except Section 5.03(c) and Section 5.03(d), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Allocation Period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.03(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts (as adjusted pursuant to clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit”) but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f) Notwithstanding any provision hereof to the contrary except Section 5.03(c) and Section 5.03(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) that causes a Member have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.03(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(f) were not in this Agreement. This Section 5.03(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g) If any Member has an Adjusted Capital Account Deficit at the end of any Allocation Period, that Member shall be specially allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.03(g) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made as if Section 5.03(f) and this Section 5.03(g) were not in this Agreement.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) of the Code (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Units, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies. The foregoing is without derogation of Section 11.06 of this Agreement.

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(i) The allocations set forth in Section 5.03(a) through Section 5.03(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.03(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j) Items of income, gain, loss, deduction or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules.

Section 5.04 Tax Allocations.

(a) Except as provided in Section 5.04(b), Section 5.04(c) and Section 5.04(d), the income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for purposes of computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value using the traditional method with curative allocations as set forth in Treasury Regulations Section 1.704-3(c), with the curative allocations applied only to gain from the sale of the assets of the Company.

(c) If the Book Value of any asset of the Company is adjusted pursuant to Section 5.01(a), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value using the traditional method with curative allocations as set forth in Treasury Regulations Section 1.704-3(c), with the curative allocations applied only to gain from the sale of the assets of the Company.

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Manager taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

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(e) For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Manager; provided that each year the Manager shall use its reasonable best efforts (using in all instances any proper method, including without limitation the “additional method” described in Treasury Regulation Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year or other Fiscal Period, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units.

(f)   If, as a result of an exercise of a Noncompensatory Option to acquire an interest in the Company (including the Warrants), a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(g) In the event any Common Units issued pursuant to [ ] are subsequently forfeited, the Company may make forfeiture allocations with respect to such Common Units in the Taxable Year of such forfeiture in accordance with the principles of proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c), taking into account any amendments thereto and any temporary or final Treasury Regulations issued pursuant thereto.

(h) Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.

Section 5.05 Indemnification and Reimbursement for Payments on Behalf of a Member.

(a) Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Manager determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b) Other Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Manager determines, in good faith, that such tax relates to one or more specific Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 5.05. Any determinations made by the Manager pursuant to this Section 5.05 shall be binding on the Members.

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(c) Indemnity Obligation. Each Member shall indemnify the Company in full for any amounts withheld or paid with respect to a Member pursuant to Section 5.05(a) or (b). The Manager may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.05 and such Member shall be treated as receiving the full amount of such offset or withholding for the purposes of this Agreement. In addition, notwithstanding anything to the contrary, each Member agrees that any Cash Settlement such Member is entitled to receive pursuant to Article XI may be offset by an amount equal to such Member’s obligation to indemnify the Company under this Section 5.05 and that such Member shall be treated as receiving the full amount of such Cash Settlement and paying to the Company an amount equal to such obligation. A Member’s obligation to make payments to the Company under this Section 5.05 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Manager (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.05, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law).

(d) Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.

Section 5.06 Rights of Series A Preferred Units.

(a) The Corporation shall be entitled to receive liquidating distributions in respect of the Series A Preferred Units in the manner set forth in Section 14.02(c). The Corporation shall be entitled to receive distributions other than liquidating distributions in respect of the Series A Preferred Units in the manner set forth in Section 4.01(a)(i) and Section 4.01(b)(i).

(b) Except as otherwise provided in the following sentence or as otherwise required by Delaware law, the holders of Series A Preferred Units shall have no voting, consent or approval rights. Notwithstanding any other provision of this Agreement, for so long as any Series A Preferred Units remain outstanding, the Company shall not (either directly or by amendment, merger, consolidation or otherwise), without the affirmative vote or action by written consent (not to be unreasonably withheld, conditioned or delayed) of the holders of at least a majority of the then-issued and outstanding Series A Preferred Units, materially and adversely amend, modify or supplement this Agreement in a manner that would materially and adversely affect the rights, preferences or privileges of the Series A Preferred Units.

(c) Immediately prior to the time that a share of Series A Preferred Stock is to be repurchased or redeemed by the Corporation, the Company shall repurchase or redeem an equal number of Series A Preferred Units in exchange for the same consideration that is to be paid by the Corporation in the repurchase or redemption of the Series A Preferred Stock. For example, if 100,000 shares of Series A Preferred Stock are to be repurchased by the Corporation in exchange for $3,000,000 in cash and 400,000 shares of Class A Common Stock, then 100,000 Series A Preferred Units shall be repurchased by the Company from the Corporation in exchange for $3,000,000 in cash and 400,000 Common Units.

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(d) Notwithstanding Section 5.06(c), no repurchase or redemption shall be effected to the extent such repurchase or redemption would render the Company insolvent or violate the Delaware Act or applicable Law. For purposes of the foregoing sentence, “insolvency” means the inability of the Company to meet its payment obligations when due. Notwithstanding Section 5.06(c), no repurchase or redemption of the Series A Preferred Units shall be required or effected if such redemption would cause the Series A Preferred Units to be treated as “disqualified stock,” “disqualified capital stock” or any equivalent term under any credit agreement, loan agreement, indenture or other credit facility to which the Company is a party at the time of the repurchase or redemption.

Article VI
MANAGEMENT

Section 6.01 Authority of Manager; Officer Delegation.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, the “Manager”), (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions of this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.

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(c) Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

(d) Notwithstanding any other provision of this Agreement, neither the Manager nor any Officer authorized by the Manager shall have the authority, on behalf of the Company, either directly or indirectly, without the prior approval of the Manager and the holders of a majority of the Common Units then outstanding (excluding all Common Units held directly or indirectly by the Corporation), to take any action that would result in the failure of the Company to be taxable as a partnership (or the failure of any Subsidiary that is a partnership or disregarded entity as of the Effective Time to be treated as a partnership or disregarded entity) for purposes of U.S. federal income tax, or take any position inconsistent with treating the Company as a partnership (or such Subsidiary as a partnership or disregarded entity) for purposes of U.S. federal income tax, except as required by Law.

Section 6.02 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.03 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

Section 6.04 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.05 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager; provided that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members and otherwise are permitted by the Credit Agreements; provided further that the foregoing shall in no way limit the Manager’s rights under Sections 3.02, 3.03, 3.04 or 3.09. The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the Effective Date in accordance with the Initial LLC Agreement or that the board of managers of the Company or the Corporate Board has approved in connection with the transactions contemplated by the Combination Agreement.

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Section 6.06 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that, upon consummation of the transactions contemplated by the Combination Agreement, the Manager’s Class A Common Stock will be publicly traded and, therefore, the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including without limitation all fees, expenses and costs associated with the transactions contemplated by the Combination Agreement and all fees, expenses and costs of being a public company (including without limitation public reporting obligations, proxy statements, stockholder meetings, stock repurchase excise taxes, Stock Exchange (or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading) fees, transfer agent fees, legal fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence.

Section 6.07 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including, without limitation, chief executive officer, president, chief financial officer, chief operating officer, general counsel, senior vice president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons which may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

Section 6.08 Limitation of Liability of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, employees or other agents shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s willful misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in the Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

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(b) To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(c) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(d) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, notwithstanding any provision of this Agreement or duty otherwise, existing at Law or in equity, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Manager or any of the Manager’s Affiliates and shall be deemed approved by all Members.

Section 6.09 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Article VII
RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGER

Section 7.01 Limitation of Liability and Duties of Members.

(a) Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

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(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV or shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.08 with respect to the Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

Section 7.02 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

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Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in the Corporation) or is or was serving as the Manager or a director, officer, employee or other agent of the Manager, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in Other Agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(d) The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.

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(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Inspection Rights. Any Member holding at least five (5) percent of the Units or any of their respective designated representatives, in person or by attorney or other agent, shall, upon written demand stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose any of the foregoing books or records; provided that for purposes of this sentence, a proper purpose shall mean any purpose reasonably related to such Person’s interest as a Member. In every instance where an attorney or other agent shall be the Person who seeks the right to inspection, the demand shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the Member. The demand shall be directed to the Company at its registered office in the State of Delaware or at its principal place of business.

Article VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles IV and V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager.

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Article IX
TAX MATTERS

Section 9.01 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Manager shall use commercially reasonable efforts to prepare and deliver (or cause to be prepared and delivered) to each Member an estimated K-1, including reasonable quarterly estimates of such Member’s taxable income, gains, losses, deductions or credits for such Fiscal Year for U.S. federal, and applicable state and local, income tax reporting purposes, at least five (5) days prior to the corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers. The Manager shall use reasonable efforts to furnish, within one hundred and eighty (180) days of the close of each Taxable Year, to each Member a completed IRS Schedule K-1 (and any comparable state income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including without limitation the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members.

Section 9.02 Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year. The Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Texas Margin Tax Sharing Arrangement. If applicable Law requires (a) a Member and (b) the Company to participate in the filing of a Texas margin tax combined group report, the Members agree that the Company shall be responsible for the Company’s Texas margin tax liability as determined prior to the application of any tax credits or similar tax assets generated by and available to any entity included in the combined group that is other than the Company (the “Allocable Margin Tax Liability”). The Company’s Allocable Margin Tax Liability shall be equal to (i) the Company’s Texas margin tax liability determined on a separate company basis (the “Stand-Alone Margin Tax Liability”), adjusted upward (if a positive number) or downward (if a negative number) by (ii) the Company’s Applicable Share, multiplied by the difference between (A) the sum of the Texas margin tax liability (determined on a separate company basis) of each separate company in the combined group (the “Total Separate Company Margin Tax Liability”) and (B) the combined group’s Texas margin tax liability; provided that the Company shall not receive any downward adjustment to its Stand-Alone Margin Tax Liability for any tax credits or similar tax assets generated by and available to any entity included in the combined group that is other than the Company. For purposes of this Section 9.03, the term “Applicable Share” means the proportion, expressed as a percentage, that the Company’s Stand-Alone Margin Tax Liability bears to the Total Separate Company Margin Tax Liability.

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Section 9.04 Tax Controversies. The Manager shall cause the Company to take all necessary actions required by Law to designate the Corporation as the “partnership representative” of the Company as provided in Section 6223(a) of the Code with respect to any Taxable Year of the Company, and the Corporation is hereby authorized to designate an individual under the Partnership Tax Audit Rules (the “designated individual”) to be the sole individual through which such entity “partnership representative” will act (in such capacities, collectively, the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause the Corporation (or its designated individual, as applicable) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6223-1(e)(1) and completing IRS Form 8979. The Partnership Representative shall have the right and obligation to take all actions authorized and required, by the Code for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law) (each such election, a “Pushout Election”), and the Members shall cooperate to the extent reasonably requested by the Company in connection therewith. The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. The provisions of this Section 9.04 and Section 5.05 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company.

Article X
RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

Section 10.01 Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.02 and 10.09 or (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager, or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager in accordance with Section 6.04. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in the Corporation.

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Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any of the following Transfers (each, a “Permitted Transfer” and each transferee in a Permitted Transfer, a “Permitted Transferee”): (a)(i) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof or (ii) a Transfer by a Member to the Corporation or any of its Subsidiaries or (b) in the case of a Member who is not a natural person, a Transfer to an Affiliate of such Member; provided, however, that (x) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (y) in the case of the foregoing clause (b), the Permitted Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and prior to such Transfer the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. In the case of a Permitted Transfer of any Common Units by any Member that is authorized to hold Class B Common Stock in accordance with the Corporation’s certificate of incorporation to a Permitted Transferee in accordance with this Section 10.02, such Member (or any subsequent Permitted Transferee of such Member) shall also transfer a number of shares of Class B Common Stock equal to the number of Common Units that were transferred by such Member (or subsequent Permitted Transferee) in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07.

Section 10.03    Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON [____], 20[__], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [__] LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND [__] LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY [__] LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the transferor was a party (collectively, the “Other Agreements”), by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.

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Section 10.05 Assignee’s Rights.

(a) The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

Section 10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

Section 10.07 Overriding Provisions.

(a) Any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable law, null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or  waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

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(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01, Section 10.02 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause an assignment under the Investment Company Act;

(iii) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);

(v) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code; or

(vi) result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

(c) Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units, unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding; provided that the Company shall cooperate in the manner set forth in Section 11.06 with any reasonable requests from such Member for certifications or other information from the Company in connection with satisfying this Section 10.07(c) prior to the relevant Transfer (or Redemption or Direct Exchange, as applicable).

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Section 10.08 Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the Effective Date such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Section 10.09 Certain Transactions with respect to the Corporation.

(a) In connection with a Change of Control Transaction, the Manager shall have the right, in its sole discretion, to require each Member to effect a Redemption of all or a portion of such Member’s Units, together with the cancellation of an equal number of shares of Class B Common Stock, pursuant to which such Units will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article XI (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Units and any shares of Class B Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). In the event the Manager desires to initiate the provisions of this Section 10.09, the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption in accordance with the terms of Article XI, including taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption. Notwithstanding the foregoing, in the event the Manager requires the Members to exchange less than all of their outstanding Units (and to surrender a corresponding number of shares of Class B Common Stock for cancellation), each Member’s participation in the Change of Control Transaction shall be reduced pro rata.

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(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Manager shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such Pubco Offer. The Members (other than the Manager) shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Pubco Offer that was initially proposed by the Corporation, the Corporation shall use reasonable best efforts to enable and permit the Members (other than the Manager) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock prior to the consummation of such transaction. For the avoidance of doubt, in no event shall Common Unitholders be entitled to receive in such Pubco Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer.

(c) In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction, and the provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Manager elects to waive the provisions of Section 10.09(a).

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Article XI
REDEMPTION AND DIRECT EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Member.

(a) Each Member (other than the Corporation and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its Common Units in whole or in part (the “Redemption Right”) (i) with respect to an Unrestricted Redemption, at any time and from time to time following the waiver or expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to such Member and (ii) in any other case, during the Quarterly Redemption Notice Period preceding the desired Redemption Date; provided that, (x) with respect to any Redemption, a Member shall be required to redeem at least [__] Common Units if a Redemption is for less than all of a Member’s remaining Common Units and (y) with respect to any Unrestricted Redemption, other than an Unrestricted Redemption that is in connection with a Permitted Redemption Event, a Member shall not be entitled to request more than one Redemption in any [ ]-day period or more than [ ] Redemptions in any 12-month period. Notwithstanding the foregoing, a Member may exercise its Redemption Right with respect to any of the then-held Common Units of such Member if such Redemption Right is exercised in connection with the valid exercise of such Member’s rights to have the shares of Class A Common Stock issuable in connection with such Redemption participate in an offering of securities by the Corporation or any other Member (i.e., “piggyback” rights) pursuant to the Registration Rights Agreement. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and the applicable Redemption Date; provided that the Company, the Corporation and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further that in the event the Corporation elects a Share Settlement in connection with an Unrestricted Redemption, the Unrestricted Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of a purchase by another Person (whether in an underwritten offering, tender or exchange offer, or otherwise) of the shares of Class A Common Stock that may be issued in connection with such proposed Unrestricted Redemption. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(c) or has revoked or delayed a Redemption as provided in Section 11.01(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to the Corporation, to the extent applicable;

(ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(b), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units; and

(iii) the Corporation shall cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.01(a)(i)(y) above.

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(b) The Corporation shall have the option (as determined by at least [two (2)] of its independent directors (within the meaning of the rules of the Stock Exchange) who are disinterested), as provided in Section 11.02, to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement; provided, for the avoidance of doubt, that the Corporation may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement only to the extent that the Corporation has cash available in an amount equal to at least the Redeemed Units Equivalent. The Corporation shall give written notice (the “Election Notice”) to the Company (with a copy to the applicable Redeeming Member) of such election within two (2) Business Days of receiving the Redemption Notice; provided that if the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method. If the Corporation elects a Share Settlement (including in connection with a Direct Exchange pursuant to Section 11.03), the Corporation shall deliver or cause to be delivered the number of shares of Class A Common Stock deliverable upon such Share Settlement as promptly as practicable (but not later than three (3) Business Days) after the Redemption Date, at the offices of the then-acting registrar and transfer agent of the shares of Class A Common Stock (or, if there is no then-acting registrar and transfer agent of Class A Common Stock, at the principal executive offices of the Corporation), registered in the name of the relevant Redeeming Member (or in such other name as is requested in writing by the Redeeming Member), in certificated or uncertificated form, as determined by the Corporation; provided that to the extent the shares of Class A Common Stock are settled through the facilities of The Depository Trust Company, upon the written instruction of the Redeeming Member set forth in the Redemption Notice, the Corporation shall use its commercially reasonable efforts to deliver the shares of Class A Common Stock deliverable to such Redeeming Member through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member by no later than the close of business on the Business Day immediately following the Redemption Date.

(c) In the event the Corporation elects the Cash Settlement in connection with any Unrestricted Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) within three (3) Business Days of delivery of the Election Notice. Subject to the last two sentences of this Section 11.01(c), if, in the case of a Redemption that is not an Unrestricted Redemption, the Class A Common Stock Value (determined by treating the last full Trading Day that is three Business Days immediately prior to the applicable Redemption Date as the final measurement date of such five-day period used to calculate the Class A Common Stock Value) decreases by more than 10% from the Class A Common Stock Value (determined by treating the last full Trading Day that is immediately prior to the date of delivery the applicable Redemption Notice as the final measurement date of such five-day period used to calculate the Class A Common Stock Value), the Redeeming Member may elect to retract its Redemption Notice by giving written notice of such election (a “Restricted Retraction Notice”) to the Corporation and the Company no later than three Business Days prior to the Redemption Date. The timely delivery of a Retraction Notice or Restricted Retraction Notice, as applicable, shall terminate all of the Redeeming Member’s, the Company’s and the Corporation’s rights and obligations under this Section 11.01 arising from the applicable Redemption Notice or Restricted Retraction Notice (but not, for the avoidance of doubt, from any Redemption Notice or Restricted Retraction Notice not retracted or that may be delivered in the future). A Redeeming Member may deliver a Restricted Retraction Notice only once in every 12-month period (and any additional Restricted Retraction Notice delivered by such Redeeming Member within such 12-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Redemption specified therein). A Redeeming Member who revokes a Redemption pursuant to a Restricted Retraction Notice may not participate in the Redemption to occur on the next Quarterly Redemption Date immediately following the Quarterly Redemption Date with respect to which the Restricted Retraction Notice pertains.

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(d) In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or Restricted Retraction Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) the Redeeming Member is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Redemption Black-Out Period.

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If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(d), the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeeming Member may agree in writing).

(e) The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date.

(f) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g) Notwithstanding anything to the contrary herein, no Redemption shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Company or of the Corporation, such Redemption would have the effect set forth in Section 10.07(b)(v) and (vi), or otherwise pose a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code, and the Company or the Corporation may impose additional restrictions on Redemptions during such taxable year as the Company or the Corporation may determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.

(h) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Member shall not be entitled to redeem Redeemed Units to the extent the Corporation determines that such Redemption (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the U.S. Securities Act of 1933, as amended) or (ii) would not be permitted under any other agreements with the Corporation or its subsidiaries to which such Member may be party or any written policies of the Corporation related to unlawful or improper trading (including, without limitation, the policies of the Corporation relating to insider trading).

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Section 11.02 Election and Contribution of the Corporation. Unless the Redeeming Member has timely delivered a Retraction Notice or Restricted Retraction Notice as provided in Section 11.01(c), or has revoked or delayed a Redemption as provided in Section 11.01(d), subject to Section 11.03 on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make a Capital Contribution to the Company(in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 11.01(b)), and (ii) except in connection with a Direct Exchange pursuant to Section 11.03, the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.03, in the event that the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice or Restricted Retraction Notice shall terminate all of the Company’s and the Corporation’s rights and obligations under this Section 11.02 arising from the Redemption Notice or Restricted Retraction Notice.

Section 11.03 Direct Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI (save for the limitations set forth in Section 11.01(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under Section 11.01, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (as determined by at least [two (2)] of its independent directors (within the meaning of the rules of the Stock Exchange) who are disinterested) (subject to the timing limitations set forth on such discretion in Section 11.01(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member and the Corporation (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(b)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election is subject to the limitations set forth in Section 11.01(b) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

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(c) Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:

(i) the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, to the extent applicable, in each case, to the Corporation;

(ii) the Corporation shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.03(c)(i)(y) above; and

(iii) the Company shall (x) register the Corporation as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to the Corporation a certificate for the number of Redeemed Units.

Section 11.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of the Corporation.

(a) At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares; provided that all such unregistered shares of Class A Common Stock (if any) shall be entitled to the registration rights set forth in the Registration Rights Agreement if the holders thereof are party to the Registration Rights Agreement and have such rights thereunder. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Corporation’s certificate of incorporation (if any).

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(b) Prior to any Redemption or Direct Exchange effected pursuant to this Agreement, the Corporation shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Corporation of equity securities of Corporation (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Corporation, including any director by deputization. The authorizing resolutions shall be approved by either the Corporate Board or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3 under the Exchange Act) of the Corporation (with the authorizing resolutions specifying the name of each such director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

Section 11.05 Effect of Exercise of Redemption or Direct Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has a remaining Unit following such Redemption or Direct Exchange, the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member, the Company or the Corporation of any prior breach of this Agreement by such Redeeming Member, the Company or the Corporation.

Section 11.06 Tax Treatment.

(a) Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeeming Member for U.S. federal and applicable state and local income tax purposes. For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and the Corporation agree to treat each Redemption or Direct Exchange as a sale of such Redeeming Member’s Common Units (together with the same number of Class B Common Stock) to the Corporation in exchange for Class A Common Stock or cash, as applicable (with no such consideration being allocated to such Class B Common Stock, which shall be deemed to have no value for purposes of such exchange).

(b) The issuance of Class A Common Stock upon a Redemption or Direct Exchange shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance, except that if any shares of such Class A Common Stock are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose names such shares are to be issued shall pay to the Corporation the amount of any tax payable in respect of any Transfer involved in such issuance or establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

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(c) Each of the Company and the Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption or Direct Exchange such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Common Stock. Prior to making such deduction or withholding, the Company shall use commercially reasonable efforts to give written notice to the Redeeming Member and reasonably cooperate with such Redeeming Member to reduce or avoid any such withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Member, and, if withholding is taken in Class A Common Stock, the relevant withholding party shall be treated as having sold such Class A Common Stock on behalf of such Redeeming Member for an amount of cash equal to the Fair Market Value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate governmental authority.

Section 11.07 Company Exchange and Redemption Right. At the discretion of the Corporation, and provided that the Class A Common Stock is listed or admitted to trading on the Stock Exchange, the Common Units are subject to mandatory Redemption in each of the following circumstances:

(a) if the Corporation/Company has obtained the consent of holders of at least 66 2/3% of the Common Units then outstanding (excluding all Common Units held directly or indirectly by the Corporation), then all Members will be required to redeem all outstanding Common Units then held by the Members;

(b) if the Members (other than the Corporation and its direct or indirect wholly owned Subsidiaries) hold less than 10% of the then-outstanding Common Units, then all Members will be required to redeem all outstanding Common Units then held by the Members; and

(c) if at any time the Company has more than 85 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)), then any or all Members who hold less than 1% of the Common Units then outstanding (excluding all Common Units held directly or indirectly by the Corporation) will be required to redeem all of their Common Units then held by such Member(s) (the foregoing clauses (a), (b) and (c), a “Company Redemption Right”).

The Company shall exercise the Company Redemption Right by delivering written notice to each Member subject of the Redemption (the “Company Redemption Notice”) not later than five (5) Business Days prior to the proposed Redemption Date, which notice shall specify the Redemption Date and whether the redemption shall be effected through a Cash Settlement, a Share Settlement or a Direct Exchange. The Member whose Common Units are the subject of the Company Redemption Notice shall not have the right to deliver a Retraction Notice or otherwise cancel or reverse the Company’s decision to proceed with the Redemption. Except as otherwise provided in this Section 11.07, the Company Redemption Right shall be settled in accordance with the provisions of this Article XI. Notwithstanding anything in this Article XI, the Company’s right to cause a Redemption and/or Exchange under this Section 11.07 shall apply to any and all Common Units (including those Common Units that are subject to vesting conditions held by a Member and its Affiliates), and any shares of Class A Common Stock received in exchange or redemption of any such Common Units which are subject to vesting conditions shall be subject to the same vesting conditions and in the same proportions as such Common Units. Notwithstanding the foregoing, the Common Units shall in no event be subject to a Company Redemption Right unless,in the event of a Share Settlement of such Company Redemption Right, (x) there is an active shelf registration statement in effect with respect to all of the Common Units that would be subject to Redemption and (y) the Class A Common Stock issuable in connection with such Redemption shall not be subject to any lockup or other restrictions on Transfer.

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Article XII
ADMISSION OF MEMBERS

Section 12.01    Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.

Section 12.02    Additional Members. Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Date may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

Article XIII
WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01    Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.06 and the Manager’s right to resign pursuant to Section 6.03, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

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Article XIV
DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, Bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon (a “Liquidating Event”):

(a) the decision of the Manager together with the written approval of the Common Unitholders holding a majority of the Common Units to dissolve the Company (excluding for purposes of such calculation the Corporation and all Common Units held directly or indirectly by it);

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Winding up. Subject to Section 14.05, on dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. The steps to be accomplished by the Liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the Liquidators may reasonably determine) the following: first, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), including all expenses incurred in connection with the liquidations; and second, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c) following any payments pursuant to the foregoing Section 14.02(b), all remaining assets of the Company shall be distributed:

(i) to the Series A Preferred Units an amount equal to the Liquidation Preference; and

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(ii) the balance to the Members in accordance with Section 4.01(a)(ii) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03 Deferment Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.

Section 14.04 Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

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Article XV
GENERAL PROVISIONS

Section 15.01 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, Bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02 Confidentiality.

(a) Each of the Members (other than the Corporation) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of such Member at the time of disclosure by the Company; (b) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of the Corporation, or any other officer designated by the Manager; (d) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

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(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided that such Member shall remain liable with respect to any breach of this Section 15.02 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 15.02).

(c) Notwithstanding Section 15.02(a) or Section 15.02(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 15.02 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 15.02)). Notwithstanding any of the foregoing, nothing in this Section 15.02 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

Section 15.03 Amendments. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the written consent of the Manager, together with the written consent of the holders of a majority of the Common Units then outstanding (excluding all Common Units held directly or indirectly by the Corporation). Notwithstanding the foregoing, no amendment or modification:

(a) to this Section 15.03 may be made without the prior written consent of the Manager and each of the Members;

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(b) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and

(c) to any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Articles IV and XIV in a manner that is not pro rata with respect to all Members, (B) increase the liabilities of such Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (D) materially and adversely affect the rights of any Member under Section 3.03, Section 3.04, Section 7.01, Section 7.04, Article X or Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.

Notwithstanding any of the foregoing, the Manager may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of the Corporation.

Section 15.04 Title to Company Assets. Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.05 Addresses and Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party.

To the Company:

[__]

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with a copy (which copy shall not constitute notice) to:

[__]

To the Corporation:

[__]

with a copy (which copy shall not constitute notice) to:

[__]

To the Members, as set forth on Schedule 1.

Section 15.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 15.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 15.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

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Section 15.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.13 Execution and Delivery Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 15.14 Right of Offset. Whenever the Company or the Corporation is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or the Corporation which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 15.14.

Section 15.15 Entire Agreement. This Agreement, those documents expressly referred to herein, any indemnity agreements entered into in connection with the Initial LLC Agreement with any member of the board of directors at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Initial LLC Agreement is superseded by this Agreement as of the Effective Date and shall be of no further force and effect thereafter.

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Section 15.16 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 15.17 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

[OpCo] LLC

By:
Name:
Title:

CORPORATION:

[__]

By:
Name:
Title:

MEMBERS:

[__]

[Signature Page to Amended and Restated Limited Liability Company Agreement]

SCHEDULE 1

SCHEDULE OF MEMBERS

Member	Number of [__] Common Units	Address

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [●], 20[●] (this “Joinder”), is delivered pursuant to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of [OpCo] LLC, a Delaware limited liability company (the “Company”), by and among the Company, [__], a Delaware corporation and the managing member of the Company (the “Corporation”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.	Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is admitted as and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

[OpCo] LLC

By: [__] INC., its Managing Member

By:
Name:
Title:

Exhibit B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of [•] (the “Member”), a party to that certain Amended and Restated Limited Liability Company Agreement, dated as of [•], 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of [OpCo] LLC, a Delaware limited liability company (the “Company”), by and among the Company, [__], a Delaware corporation and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated: [●]

[NAME OF SPOUSE]

By:
Name:

Exhibit B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of [●] (the “Member”), who is a party to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of [OpCo] LLC, a Delaware limited liability company (the “Company”), by and among the Company, [__], a Delaware corporation and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm on that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated: [●]

[NAME OF SPOUSE]

By:
Name:

EXHIBIT I

FORM OF ParentCo Charter

(see attached)

Exhibit I to Business Combination Agreement

EXHIBIT J

FORM OF PARENTCO BYLAWS

(see attached)

Exhibit J to Business Combination Agreement

EXHIBIT K

FORM OF REGISTRATION AND STOCKHOLDERS’ RIGHTS AGREEMENT

(see attached)

Exhibit K to Business Combination Agreement

FORM OF REGISTRATION AND STOCKHOLDERS’ RIGHTS AGREEMENT

This Registration and Stockholders’ Rights Agreement (this “Agreement”) is made as of [●], 2025, by and among (a) the signatories listed on Schedule I hereto under “Presidio Initial Holders” (the “Presidio Initial Holders”) and “EQV Holders” (the “EQV Holders”, and with the Presidio Initial Holders, collectively with EQVR (as defined below), the signatories listed on Schedule I hereto under “Morgan Stanley Holders” and each of their respective Permitted Transferees (as defined below), the “Initial Holders”); (b) Prometheus Holdings LLC (“EQV Holdings”); (c) EQV Resources Intermediate LLC (“EQVR”); (d) EQV Ventures Sponsor LLC (“Sponsor” and collectively with the Initial Holders and EQV Holdings, the “Stockholder Parties”); (e) EQV Ventures Acquisition Corp. (the “SPAC”); and (f) Prometheus PubCo Inc., to be renamed as Presidio Production Company (including any of its successors by merger, acquisition, reorganization, conversion or otherwise, the “Company”).

RECITALS

WHEREAS, reference is made to that certain Business Combination Agreement, dated as of August 5, 2025 (as it may be amended, supplemented and/or restated from time to time in accordance with its terms, the “Business Combination Agreement” and, the transactions contemplated thereby, the “Presidio Transactions”), by and among (a) the Company, (b) EQV Holdings, (c) Prometheus Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of EQV Holdings, (d) Presidio Investment Holdings LLC, a Delaware limited liability company (“Presidio”) and (e) the SPAC;

WHEREAS, reference is made to that certain Merger Agreement, dated as of August 5, 2025 (as it may be amended, supplemented and/or restated from time to time in accordance with its terms, the “Merger Agreement” and, the transactions contemplated thereby, the “EQVR Transactions” and, together with the Presidio Transactions, the “Transactions”), by and among (a) the SPAC, (b) the Company, (c) EQVR Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company, (d) EQV Resources LLC, a Delaware limited liability company, (e) EQVR and (f) Presidio;

WHEREAS, on August 6, 2024, the SPAC and Sponsor entered into that certain Private Placement Units Purchase Agreement, pursuant to which Sponsor committed to purchase 400,000 units in a private placement transaction occurring simultaneously with the closing of the SPAC’s initial public offering;

WHEREAS, among other things, pursuant to the Business Combination Agreement, immediately following the closing of the Presidio Transactions, the Presidio Initial Holders and EQV Holders shall hold either (a) a number of EQV Holdings Class A Units (as defined below) and corresponding shares of Class B Common Stock (as defined below), or (b) shares of Class A Common Stock, in each case, in accordance with the terms of the Business Combination Agreement;

WHEREAS, among other things, pursuant to the Merger Agreement, immediately following the closing of the EQVR Transactions, EQVR shall hold a number of shares of Class A Common Stock in accordance with the terms of the Merger Agreement;

WHEREAS, as of immediately following the closing of the Transactions (the “Closing”), each of the Stockholder Parties Beneficially Owns (as defined below) the respective number of shares of Class A Common Stock of the Company, Class A Units of EQV Holdings (the “EQV Holdings Class A Units”) or Class B Units of EQV Holdings (the “EQV Holdings Class B Units” and, together with the EQV Holdings Class A Units, the “EQV Holdings Common Units”), as the case may be, and Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock,” and together with the Class A Common Stock and EQV Holdings Common Units, collectively, the “Company Interests”), set forth on Exhibit A hereto;

WHEREAS, the number of the Company Interests Beneficially Owned by each Stockholder Party may change from time to time, in accordance with the terms of (a) the Business Combination Agreement, (b) the Merger Agreement, (c) the Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time in accordance with its terms and applicable law (the “Charter”), (d) the bylaws of the Company, as they may be amended, supplemented and/or restated from time to time in accordance with its terms and applicable law (the “Bylaws”), and (e) the EQV Holdings A&R LLCA (as defined below), which changes shall be reported by each Stockholder Party to the extent required by and in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable;

WHEREAS, the SPAC previously entered into that certain Registration and Shareholder Rights Agreement dated as of August 6, 2024 (the “Existing Registration Rights Agreement”), by and among, among others, the SPAC, Sponsor and BTIG, LLC (Sponsor, BTIG, LLC, and the holders listed as “Holders” therein, collectively, the “Existing Registration Rights Holders”); and

WHEREAS, in connection with the Transactions, the Stockholder Parties have agreed to execute and deliver this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Stockholder Parties or any of their respective Affiliates or Subsidiaries. For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing.

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“Beneficially Own” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Class A Common Stock” shall mean Class A Common Stock, par value $0.0001 per share, of the Company.

“Closing Date” shall mean the date that the Transactions are consummated.

“Common Stock” shall mean Class A Common Stock, Class B Common Stock and any other equity security of the Company issued or issuable with respect to the shares of Class A Common Stock or Class B Common Stock, in each case, by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or similar transaction.

“Confidential Information” shall mean all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to a Stockholder Party by the Company or any of its Subsidiaries or any of their representatives on behalf of the Company or any of its Subsidiaries, or developed or learned by, a Stockholder Party or any of its representatives, in the performance of duties for, or on behalf of, the Company or any of its Subsidiaries, including, without limitation: (a) internal business information of the Company and its Subsidiaries (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with and information about the Company, any of its Subsidiaries, any of its or their Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company or any of its Subsidiaries has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Company or any of its Subsidiaries, including, without limitation, identities of potential target companies, management teams and transaction sources identified by, or on behalf of, the Company or any of its Subsidiaries; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company’s intellectual property and updates of any of the foregoing; provided that, “Confidential Information” shall not include any information that has (i) become generally known and widely available for public use other than as a result of the acts or omissions of such Stockholder Party or any Person over which such Stockholder Party has control to the extent such acts or omissions are authorized by such Stockholder Party in the performance of such Person’s assigned duties for such Stockholder Party, (ii) was independently developed by such Stockholder Party or its representatives without the use of any other Confidential Information, (iii) is or has been made known or disclosed to such Stockholder Party by a third party (other than any other Stockholder Party or an Affiliate of a Stockholder Party) without a breach of any obligation of confidentiality such third party may have to the Company or any of its Subsidiaries, or (iv) is expressly covered by another confidentiality or nondisclosure agreement between such Stockholder Party (or any of its Affiliates) and the Company or any of its Subsidiaries (in which case, such other agreement shall control).

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“Contract” shall mean any written or oral contract, agreement, license or Lease (including any amendments thereto).

“Equity Securities” shall mean, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted equity awards, restricted equity units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“EQV Holdings A&R LLCA” shall mean that certain amended and restated limited liability company agreement of EQV Holdings, dated as of the date hereof, as may be amended from time to time in accordance with its terms.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Founder Lock-up Shares” shall mean, collectively, the Lock-up Shares (as defined in the Sponsor Letter Agreement) held by the Sponsor or its Permitted Transferees, and the securities underlying such Lock-up Shares (as defined in the Sponsor Letter Agreement) that are held by the Sponsor or its Permitted Transferees.

“Fully Diluted Basis” means on a basis calculated assuming the full exercise of all outstanding options, warrants and other rights and obligations to acquire voting interests of the Company (without regard to any vesting provisions) and the full conversion, exercise or exchange of all issued and outstanding securities convertible into or exercisable or exchangeable for voting interests of the Company, not including any voting interests of the Company reserved for issuance pursuant to future awards under any option, equity bonus, share purchase or other equity incentive plan or arrangement of the Company (including the Equity Incentive Plan (as defined in the Business Combination Agreement)).

“Governmental Entity” shall mean any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

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“Law” shall mean any federal, state, local or foreign law, regulation or rule, or any decree, judgment, permit or order, of any Governmental Entity.

“Lease” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or any Subsidiaries holds any leased real property (along with all amendments, modifications and supplements thereto).

“Liabilities” shall mean any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” shall mean, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lock-up Parties” shall mean the Initial Holders and their Permitted Transferees, except NH Presidio Investments LLC, its Affiliates and their respective Permitted Transferees.

“Lock-up Period” shall mean, with respect to the Lock-up Shares, the period ending 180 days after the Closing.

“Lock-up Shares” shall mean, collectively, the Registrable Securities held by the Lock-up Parties or their Permitted Transferees, and the securities underlying such Registrable Securities that are held by the Lock-up Parties or their Permitted Transferees.

“Necessary Action” shall mean, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and do not directly conflict with any rights expressly granted to such party in this Agreement, the Business Combination Agreement, the Merger Agreement, the Charter or the Bylaws) reasonably necessary and desirable and within his, her or its control to cause such result, including, without limitation, (a) calling special meetings of the Board or the stockholders of the Company, (b) voting or providing a proxy with respect to the Company Interests Beneficially Owned by such party, (c) voting in favor of the adoption of stockholders’ resolutions in connection with any amendments to the Charter or the Bylaws or (d) making, or causing to be made, all filings, registrations or similar actions with governmental, administrative or regulatory authorities that are required to achieve such a result.

“Percentage Interest” means, as of any determination time and with respect to a Stockholder Party, the percentage of the issued and outstanding voting interests of the Company held by such Stockholder Party, together with its Permitted Transferees, as determined on a Fully Diluted Basis.

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“Permitted Transferee” shall mean, with respect to any Stockholder Party or any of their respective Permitted Transferees: (a) the Company, EQVR or EQV Holdings or, in each case, any Subsidiaries thereof; (b) any Person approved in writing by the Board, in its sole discretion (such consent not to be unreasonably withheld, conditioned or delayed); (c) in the case of (i) each of the Initial Holders or any of their respective Permitted Transferees and (ii) Sponsor or any of its Permitted Transferees, (A) each of their respective direct and indirect equityholders and the Affiliates thereof from time to time (including any partner, shareholder or member controlling or under common control with such Stockholder Party or any affiliated investment fund or vehicle), (B) any other Stockholder Party, and (C) any Permitted Transferee of any Stockholder Party; or (d) if a Stockholder Party or Permitted Transferee is a natural Person, any of such Stockholder Party’s or Permitted Transferee’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such Stockholder Party or Permitted Transferee, as applicable, and for the sole benefit of such Stockholder Party or Permitted Transferee and/or such Stockholder Party’s and/or such Permitted Transferee’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons, in the case of each of clauses (a) through (d), only if such transferee becomes a party to this Agreement.

“Person” shall mean individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Proceeding” shall mean any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry or other proceeding at Law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Registrable Securities” shall mean (a) the shares of Class A Common Stock issuable upon the exchange of Company Interests held by a Registration Rights Party (as defined below) immediately after the Closing in accordance with the terms of the EQV Holdings A&R LLCA, (b) the shares of Class A Common Stock issued to EQVR pursuant to the Merger Agreement, (c) any other shares of Class A Common Stock or Equity Securities of the Company held by a Registration Rights Party or its subsidiaries from time to time, including shares of Class A Common Stock issuable upon the exchange of Equity Securities of the Company, which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof, (d) any other outstanding shares of Class A Common Stock, and any shares of Class A Common Stock issuable upon the exercise of any other equity securities of the Company, held by a Registration Rights Party as of the date of this Agreement, (e) Existing Registrable Securities held by any Registration Rights Party, and (f) any other equity security of the Company issued or issuable with respect to the shares of Class A Common Stock referenced in clauses (a) through (e) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or other similar transaction; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged pursuant to such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further Transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) (A) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations) and (B) the Stockholder Party’s Percentage Interest is less than 1%; or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration Statement” shall mean a registration statement filed by the Company or its successor with the Commission (as defined below) in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity), including any related prospectus (preliminary, final, free writing or otherwise), amendments and supplements to such registration statement or any related prospectus, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement. Notwithstanding the foregoing, no prospectus supplement containing an Exchange Act report of the Company filed with respect to a Registration Statement or prospectus for which forward incorporation by reference is unavailable shall be considered a “Registration Statement” hereunder.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shelf Registration Statement” shall mean a Registration Statement for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

“Sponsor Holders” shall mean Sponsor, which for the avoidance of doubt, shall not include EQVR, and its Permitted Transferees.

“Sponsor Letter Agreement” shall mean the “Sponsor Letter Agreement,” as defined in the Business Combination Agreement.

“Stockholder Shares” shall mean all Equity Securities of the Stockholder Parties registered in the name of, or Beneficially Owned by, the Stockholder Parties, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50.0% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Equity Security or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

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“Underwritten Offering” shall mean an offering for cash pursuant to an effective Registration Statement in which securities of the Company are sold to an Underwriter (or Underwriters) in a firm commitment underwriting for distribution to the public.

“Voting Shares” shall mean all securities of the Company that may be voted in the election of the Directors (as defined below) registered in the name of, or Beneficially Owned by any Person, including any and all Equity Securities of the Company acquired and held by such Person subsequent to the date hereof, which as of the date hereof, shall include the Class A Common Stock and Class B Common Stock.

2. Registration Rights.

(a) Registration Statement Covering Resale of Registrable Securities.

(i) Within 30 calendar days after the Closing Date (and in no event later than the date of filing of any registration statement pursuant to a Subscription Agreement (as defined in the Business Combination Agreement)), the Company will file with the Securities and Exchange Commission (the “Commission”) (at its sole cost and expense) a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time or its successor form (“Form S-3”), or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1 or any similar long-form registration that may be available at such time or its successor form (“Form S-1”), for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Sponsor and the Initial Holders (each, a “Registration Rights Party” and together, the “Registration Rights Parties”) of all of the Registrable Securities then held by the Registration Rights Parties pursuant to any method or combination of methods legally available to, and requested by any Registration Rights Party (the “Resale Shelf Registration Statement”). The Company shall include all of the Registrable Securities (as defined in the Existing Registration Rights Agreement) of the Existing Registration Rights Holders, including the Equity Interests (as defined in the Business Combination Agreement) of the Company or the SPAC subject to the Sponsor Letter Agreement (as defined in the Business Combination Agreement) (such securities, the “Existing Registrable Securities”), in the Resale Shelf Registration Statement, notwithstanding Section 2.4 of the Existing Registration Rights Agreement. The Company shall use its commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (A) 75 calendar days after the filing thereof (or, if the Commission reviews and has written comments to the Resale Shelf Registration Statement, the 105th calendar day following the filing thereof), (B) the first date of effectiveness of any registration statement filed pursuant to a Subscription Agreement (as defined in the Business Combination Agreement), and (C) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of (A) through (C), the “Effectiveness Deadline”); provided, that if such deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company agrees to cause such Resale Shelf Registration Statement, or another shelf registration statement that includes the Registration Rights Parties’ Registrable Securities, to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Registration Rights Parties until all such securities have ceased to be Registrable Securities (the “Effectiveness Period”). If the Company files a Form S-1 pursuant to this Section 2(a)(i), the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 (by filing a post-effective amendment to the Form S-1 or a new Shelf Registration Statement and obtaining its effectiveness, in either case, without affecting the effectiveness and availability of the existing Form S-1 until the effectiveness of the post-effective amendment or new Shelf Registration Statement) as soon as practicable after the Company is eligible to use Form S-3 (it being agreed that the Company shall file an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company for the resale of the Registrable Securities).

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(ii) Notification and Distribution of Materials. The Company shall notify the Registration Rights Parties in writing of the effectiveness of the Resale Shelf Registration Statement promptly and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), any prospectus contained therein or relating thereto (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as a Registration Rights Party may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

(iii) Amendments and Supplements; Subsequent Shelf Registration. Subject to the provisions of Section 2(a)(i) above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith or any document that is to be incorporated by reference into such Resale Shelf Registration Statement or prospectus as may be reasonably requested by a Registration Rights Party, as may be necessary to keep the Resale Shelf Registration Statement effective or as may be required by the rules, regulations or instructions applicable to the form used by the Company or by the Securities Act or rules and regulations thereunder with respect to the disposition of all Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason during the Effectiveness Period, the Company shall use its reasonable best efforts to as promptly as practicable cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as practicable amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration Statement (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Registration Rights Party; provided that the Effectiveness Period shall be extended by the amount of time during which any of the Registrable Securities of the Registration Parties are not registered under an effective Resale Shelf Registration Statement. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, in compliance with the provisions of the Securities Act and available for use during the Effectiveness Period. Any references herein to Resale Shelf Registration Statement shall include any Subsequent Shelf Registration and any Shelf Registration Statement filed pursuant to the last sentence of Section 2(a)(i).

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(iv) Suspensions. The Registration Rights Parties each acknowledge and agree that upon receipt of written notice from the Company, the Company may suspend the use of the Resale Shelf Registration Statement if it determines that in order for such registration statement not to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required to be disclosed in a current, quarterly or annual report under the Exchange Act and the Company has a bona fide business purpose for not making such information public, provided, that, (i) the Company shall suspend the use of the Resale Shelf Registration Statement for the shortest period of time, but in no event for a period of more than 60 consecutive days or more than a total of 90 calendar days in any 12-month period; provided, however, that the Company shall not defer or suspend its obligations in this manner more than two times in any 12-month period; (ii) the Company shall suspend the use of any other Registration Statement and prospectus and shall not sell any securities for its own account or that of any other stockholder, in each case during such time as the Resale Shelf Registration Statement is suspended pursuant to this Section 2.1(a)(iv); and (iii) the Company shall use commercially reasonable efforts to make such Resale Shelf Registration Statement available for the sale by the Registration Rights Parties of such securities promptly thereafter. The Company shall promptly notify the Registration Rights Parties in writing of (i) the date on which such suspension will begin pursuant to this Section 2(a)(iv) and (ii) the date on which such suspension period will end pursuant to this Section 2(a)(iv). The Effectiveness Period shall be extended by the amount of time during which the use of any Registration Statement is suspended pursuant to this Section 2(a)(iv).

(v) Registration of Additional Registrable Securities. If a Resale Shelf Registration Statement is then effective, within 10 Business Days after the Company has received a written request from a Permitted Transferee holding Registrable Securities not covered by an effective Resale Shelf Registration Statement, the Company shall file a prospectus supplement or amendment to the Resale Shelf Registration Statement to add such Permitted Transferee as a selling stockholder in such Resale Shelf Registration Statement to the extent permitted under the rules and regulations promulgated by the Commission.

(vi) Shelf Takedown. Subject to the other applicable provisions of this Agreement and to the extent permitted under the rules and regulations of the Commission, at any time that any Resale Shelf Registration Statement is effective, if a Registration Rights Party delivers a notice to the Company stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Resale Shelf Registration Statement (a “Shelf Offering”) and stating the number of Registrable Securities to be included in such Shelf Offering, then, subject to the other applicable provisions of this Agreement, the Company shall, as promptly as practicable, amend or supplement the Resale Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

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(vii) Block Trades. After the Company is eligible to file a Registration Statement on Form S-3, if a Registration Rights Party wishes to engage in an underwritten or other coordinated registered or unregistered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), consisting of Registrable Securities with a total offering price reasonably expected to exceed $[●] or representing all remaining Registrable Securities held by such Registration Rights Party, then such Registration Rights Party (in such capacity, a “Block Trade Requesting Holder”) may notify the Company of the Block Trade not less than two business days prior to the day such offering is first anticipated to commence and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Block Trade; provided, that the Block Trade Requesting Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use reasonable best efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the prospectus supplement (as applicable and if required) and other offering documentation related to the Block Trade; provided, further, that if, in connection with a Block Trade, the Company is not required to take any actions to facilitate such Block Trade (other than customary coordination with the Company’s transfer agent but not procuring the delivery of an opinion by the Company’s counsel), then a Block Trade Requesting Holder shall not be required to notify the Company prior to such Block Trade. No other holders of Company securities will be permitted to participate in a Block Trade without the written consent of the Block Trade Requesting Holder. Prior to the filing of an applicable “red herring” prospectus supplement used in connection with a Block Trade, the Block Trade Requesting Holder initiating such Block Trade shall have the right to elect to withdraw therefrom by notice to the Company and the managing Underwriter(s) thereof. The Block Trade Requesting Holder(s) initiating a Block Trade shall have the right to select Underwriter(s) for such Block Trade. In connection with any Block Trade, the Company shall use its reasonable best efforts to timely furnish any information or take any actions reasonably requested by the Block Trade Requesting Holders in connection with such a Block Trade, including the delivery of customary comfort letters, customary legal opinions and customary Underwriter due diligence, in each case subject to receipt by the Company, its auditors and legal counsel of reasonable representations and documentation by such persons to permit the delivery of such comfort letter and legal opinions. Such Block Trades available to the Registration Rights Parties shall be unlimited in number.

(b) Underwritten Takedown.

(i) At any time and from time to time after the Resale Shelf Registration Statement has been declared effective by the Commission, a Registration Rights Party may request (such requesting Person, the “Demanding Holder”) to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (before deduction of underwriting discounts and commissions) reasonably expected to exceed, in the aggregate, $[●] or with respect to all of the then outstanding Registrable Securities of such Registration Rights Party (the “Underwritten Shelf Takedown Conditions”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown (an “Underwritten Demand”). Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three Underwritten Offerings pursuant to Section 2(b) in any 12-month period and is not obligated to effect an Underwritten Offering pursuant to this Section 2(b) within 90 days after the closing of any Underwritten Offering (the “Underwritten Offering Limitations”). Each of EQVR, Sponsor, and NH Presidio Investments LLC shall be entitled to no more than two Underwritten Demands in any 12-month period, subject to the Underwritten Shelf Takedown Conditions and Underwritten Offering Limitations. For the avoidance of doubt, Underwritten Shelf Takedowns shall not include Block Trades.

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(ii) The Company shall, within three Business Days of the Company’s receipt of an Underwritten Demand (one Business Day if such offering is a Block Trade or a “bought deal” or “overnight transaction” (a “Bought Deal”)), notify, in writing, all other Registration Rights Parties of such demand, and each such Person who thereafter wishes to include all or a portion of such Registration Rights Party’s Registrable Securities in such Underwritten Offering (a “Requesting Holder”) shall so notify the Company, in writing, within three Business Days (one Business Day if such offering is a Block Trade or a Bought Deal) after the receipt by the Registration Rights Parties of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder, such Requesting Holder shall be entitled to have its Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand, subject to compliance with Section 2(b)(iii). For the avoidance of doubt, no Registration Rights Party is entitled to any notice of any Block Trade or rights to participate in such Block Trade without the written consent of the Block Trade Requesting Holder as provided in Section 2(a)(vii).

(iii) The Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks and which selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed) and to agree to the pricing and other terms of such offering. In connection with an Underwritten Shelf Takedown, the Company and all Requesting Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2(b) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering, and the Company shall take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Shelf Takedown.

(iv) If the managing Underwriter for an Underwritten Shelf Takedown advises the Demanding Holder that in its opinion the inclusion of all securities requested to be included in the Underwritten Shelf Takedown (whether by the Demanding Holder, the Requesting Holders, the Company or any other Person) may materially and adversely affect the price, timing, distribution or success of the offering (a “Negative Impact”), then all such securities to be included in such Underwritten Shelf Takedown shall be limited to the securities that the managing Underwriter believes can be sold without a Negative Impact and shall be allocated as follows: (A) first, the Registrable Securities of the Demanding Holder and the Requesting Holders (on a pro rata basis based on the number of shares of Registrable Securities properly requested by such Demanding Holder and Requesting Holders to be included in the Underwritten Shelf Takedown), (B) second, to the extent that any additional securities can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Existing Registration Rights Holders who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to the Existing Registration Rights Agreement in accordance with the terms of such agreement (on a pro rata basis based on the number of Existing Registrable Securities properly requested by such Persons to be included in the Underwritten Shelf Offering), (C) third, to the extent that any additional securities can, in the opinion of the managing Underwriter, be sold without a Negative Impact, to the Registration Rights Parties who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to this Agreement in accordance with the terms of this Agreement (on a pro rata basis based on the number of Registrable Securities properly requested by such Persons to be included in the Underwritten Shelf Offering), (D) fourth, to the extent that any additional securities can, in the opinion of the managing Underwriter, be sold without a Negative Impact, to the Company and (E) fifth, to the extent that any additional securities can, in the opinion of the managing Underwriter, be sold without a Negative Impact, to the Company’s other securityholders who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to an agreement, other than this Agreement and other than the Existing Registration Rights Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement.

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(v) Withdrawal Rights. Any Demanding Holder initiating an Underwritten Shelf Takedown for any or no reason whatsoever may withdraw from such Underwritten Shelf Takedown by giving written notice to the Company prior to the public announcement of the Underwritten Shelf Takedown by the Company; provided that a Registration Rights Party not so withdrawing may elect to have the Company continue an Underwritten Shelf Takedown if the Underwritten Shelf Takedown Conditions would still be satisfied. Following the receipt of any withdrawal notice, the Company shall promptly forward such notice to any other Registration Rights Party that had elected to participate in such Underwritten Shelf Takedown. A withdrawn Underwritten Shelf Takedown will be considered as an Underwritten Demand for purposes of the two annual Underwritten Demands limitation, solely with respect to the withdrawing Demand Holder, unless (i) the Demanding Holder pays all Registration Expenses in connection with such withdrawn Underwritten Shelf Takedown, (ii) subsequent to the delivery of the Underwritten Demand to the Company, material adverse information regarding the Company is disclosed that was not known by the Demanding Holder at the time the Underwritten Demand was made, (iii) subsequent to the delivery of the Underwritten Demand to the Company, the Company suspends the use of the Resale Shelf Registration Statement pursuant to Section 2(a)(iv) hereto, or (iv) the Company has not complied in all material respects with its obligations hereunder required to have been taken prior to such withdrawal. For the avoidance of doubt, a validly withdrawn Underwritten Shelf Takedown will not be considered as an Underwritten Offering for purposes of the Underwritten Offering Limitations.

(c) Piggyback Rights.

(i) Piggyback Rights. Subject to Section 6 at any time and from time to time following the Closing Date, if the Company proposes to (A) file a Registration Statement with respect to an offering of Equity Securities of the Company or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of the Company (other than a form not available for registering the resale of the Registrable Securities to the public), for its own account or for the account of a stockholder of the Company that is not a party to this Agreement, or (B) conduct an offering of Equity Securities of the Company or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of the Company, for its own account or for the account of a stockholder that is not a party to this Agreement (such offering referred to in clause (A) or (B), a “Piggyback Offering”), the Company shall promptly but not less than 10 days before the anticipated filing date of the Registration Statement for such offering give written notice (the “Piggyback Notice”) of such Piggyback Offering to the Registration Rights Parties. The Piggyback Notice shall include the amount and type of securities to be included in such offering, the expected date of commencement of marketing efforts and any proposed managing underwriter and shall offer the Registration Rights Parties the opportunity to include in such Piggyback Offering such amount of Registrable Securities as each such Person may request. Subject to Section 2(c)(ii) and Section 2(c)(iv), the Company will include in each Piggyback Offering all Registrable Securities for which the Company has received written requests for inclusion within five days after the date the Piggyback Notice is given (provided that, in the case of a Block Trade or a Bought Deal, such written requests for inclusion must be received within one Business Day after the date the Piggyback Notice is given); provided, however, that, in the case of a Piggyback Offering in the form of a “takedown” under a Shelf Registration Statement, such Registrable Securities are covered by an existing and effective Shelf Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be offered. All Registration Rights Parties proposing to distribute their securities through a Piggyback Offering, as a condition for inclusion of their Registrable Securities therein, shall agree to enter into an underwriting agreement with the Underwriters for such Piggyback Offering; provided, however, that the underwriting agreement is in customary form.

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(ii) Company Right to Abandon or Delay. If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Company determines for any reason not to register or delay the Piggyback Offering, the Company may, at its election, give notice of its determination to all Registration Rights Parties, and in the case of such a determination, will be relieved of its obligation set forth in Section 2(c) in connection with the abandoned or delayed Piggyback Offering, without prejudice. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggyback Offering as provided in Section 2(d)(xi).

(iii) Withdrawal Rights. Any Registration Rights Party requesting to be included in a Piggyback Offering may withdraw its request for inclusion by giving written notice to the Company, (A) at least three Business Days prior to the anticipated effective date of the registration statement filed in connection with such Piggyback Offering if the registration statement requires acceleration of effectiveness or (B) in all other cases, at least one Business Day prior to the anticipated date of the filing by the Company under Rule 424 of a supplemental prospectus (which shall be the preliminary supplemental prospectus, if one is used in the “takedown”) with respect to such offering; provided, however, that the withdrawal will be irrevocable and, after making the withdrawal, a Registration Rights Party will no longer have any right to include its Registrable Securities in that Piggyback Offering.

(iv) Unlimited Piggyback Registration Rights. For the avoidance of doubt, any Registration or Underwritten Offering pursuant to Section 2(c) of this Agreement shall not be counted as an Underwritten Offering under Section 2(b) of this Agreement.

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(v) Reduction of Offering. If the managing Underwriter for a Piggyback Offering advises the Company that in its opinion the inclusion of all securities requested to be included in such Piggyback Offering (whether by the Company, the Registration Rights Parties, the Existing Registration Rights Holders or any other Person) may have a Negative Impact, then all such shares to be included therein shall be limited to the shares that the managing Underwriter believes can be sold without a Negative Impact and shall be allocated as follows:

(A) If the Piggyback Offering is initiated by the Company for its own account: (1) first, to the Company, (2) second, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Existing Registration Rights Holders who properly requested to include their securities in such Piggyback Offering pursuant to the Existing Registration Rights Agreement in accordance with the terms of such agreement (on a pro rata basis based on the number of Existing Registrable Securities properly requested by such Persons to be included in the Piggyback Offering), (3) third, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Registration Rights Parties who properly requested to include their Registrable Securities in such Piggyback Offering (on a pro rata basis based on the number of Registrable Securities properly requested by such Persons to be included in the Piggyback Offering), and (4) fourth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to other securityholders who properly requested to include their securities in such Piggyback Offering pursuant to an agreement, other than this Agreement and other than the Existing Registration Rights Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement; and

(B) If the Piggyback Offering is initiated by the Company for the account of a Person pursuant to an agreement, other than this Agreement, with the Company that provides for registration rights: (1) first, to such Person, (2) second, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Existing Registration Rights Holders who properly requested to include their Existing Registrable Securities in such Piggyback Offering pursuant to such agreement in accordance with the terms of such agreement (on a pro rata basis based on the number of Existing Registrable Securities properly requested by such Persons to be included in the Piggyback Offering), (3) third, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Registration Rights Parties who properly requested to include their Registrable Securities in such Piggyback Offering (on a pro rata basis based on the number of Registrable Securities properly requested by such Persons to be included in the Piggyback Offering), (4) fourth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Company, and (5) fifth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to other securityholders who properly requested to include their securities in such Piggyback Offering pursuant to an agreement, other than this Agreement and other than the Existing Registration Rights Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement.

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(d) Registration and Offering Procedures.

(i) Notification. After the effectiveness of the Resale Shelf Registration Statement, the Company shall promptly notify the Registration Rights Parties with Registrable Securities included in such Registration Statement: (A) when the Resale Shelf Registration Statement becomes effective; (B) when any post-effective amendment to the Resale Shelf Registration Statement becomes effective; (C) of the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to cause it to be removed as promptly as possible if entered); and (D) any request by the Commission for any amendment or supplement to the Resale Shelf Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by the Resale Shelf Registration Statement, such Resale Shelf Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and promptly make available to the holders of Registrable Securities included in the Resale Shelf Registration Statement any such supplement or amendment. Prior to filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including all exhibits thereto and documents incorporated by reference therein, the Company shall furnish to the Underwriters, if any, the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed and such other documents as the Underwriters or such holders or their counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holders sufficiently in advance, but in no event later than at least three calendar days in advance, of filing to provide such Underwriters, such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and shall reasonably consider and incorporate any comments from such persons. Notwithstanding the foregoing, no notice shall be required with respect to a prospectus supplement containing an Exchange Act report of the Company filed with respect to a Registration Statement or prospectus for which forward incorporation by reference is unavailable and any such prospectus supplement shall not be considered a “Registration Statement” hereunder.

(ii) In no event shall any Registration Rights Party be identified as a statutory underwriter in a Registration Statement unless in response to a comment or request from the staff of the Commission; provided, however, that if the Commission requests that any Registration Rights Party be identified as a statutory underwriter in a Registration Statement, each Person so requested to be identified will have an opportunity to withdraw from the Registration Statement.

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(iii) If the Commission prevents the Company from including any or all of the Registrable Securities (or any Existing Registrable Securities) in the Resale Shelf Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities (or any Existing Registrable Securities) by the applicable shareholders or otherwise, (A) such Registration Statement shall register for resale such number of Registrable Securities that is equal to the maximum number as is permitted by the Commission, (B) the number of Existing Registrable Securities to be registered for each Existing Registration Rights Holder with Existing Registrable Securities included in such Registration Statement shall be reduced pro rata among all securities registered thereunder, (C) the number of Registrable Securities to be registered for each Registration Rights Party shall be reduced pro rata among all securities registered thereunder, and (D) promptly inform each of the Registration Rights Parties and as expeditiously as possible after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend such Resale Shelf Registration Statement or file a new Resale Shelf Registration Statement to register such additional Registrable Securities and cause such amendment or new Resale Shelf Registration Statement to become effective as expeditiously as possible; provided, however, that prior to filing such amendment or new Resale Shelf Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff, including without limitation, the Manual of Publicly Available Telephone Interpretations D.29; provided further that the Effectiveness Period shall be extended by the amount of time during which any of the Registrable Securities of the Registration Parties are not registered as a result of the foregoing.

(iv) Securities Laws Compliance and FINRA. The Company shall use its reasonable best efforts to (A) register or qualify the Registrable Securities covered by the Resale Shelf Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the holders of Registrable Securities included in the Resale Shelf Registration Statement (in light of their intended plan of distribution) may reasonably request and (B) take such action necessary to cause such Registrable Securities covered by the Resale Shelf Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction where it is not then otherwise so subject. The Company shall cooperate with the holders of the Registrable Securities and the Underwriters, if any, or agent(s) participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

(v) Cooperation. The Company shall (A) enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Registration Rights Parties included in a Registration Statement or the Underwriters, if any, shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification, and (B) provide reasonable cooperation, including taking such actions as may be reasonably requested by the holders of the Registrable Securities in connection with such Registration and causing at least one executive officer and a senior financial officer to attend and participate in “road shows” and other information meetings organized by the Underwriters, if any, or with attorneys, accountants or potential investors, in each case as reasonably requested; provided, however, that such participation shall not unreasonably interfere with the business operations of the Company. The Company shall reasonably cooperate with the holders of the Registrable Securities and the Underwriters, if any, or agent(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the Registration Statement and enable such securities to be in such denominations and registered in such names as the Underwriters, or agent, if any, or the holders of such Registrable Securities may request.

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(vi) Opinions and Comfort Letters. The Company shall use its reasonable best efforts to obtain and, if obtained, furnish an opinion and negative assurances letter of outside counsel for the Company, dated as of a date reasonably requested by a Registration Rights Party, to the extent such opinions or letters are customary, or, in the event of an Underwritten Public Offering, as of the date of the closing under the underwriting agreement, and addressed to the holders of Registrable Securities participating in such offering (to the extent required or customary in such offering), the placement agent, sales agent or Underwriter, if any, reasonably satisfactory in form and substance to such party, covering such legal matters as are customarily included in such opinions and negative assurances letters. With respect to any Underwritten Offering pursuant to this Agreement, the Company shall use its reasonable best efforts to obtain and, if obtained, furnish a “comfort” letter, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the Underwriters and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in the applicable Registration Statement, reasonably satisfactory in form and substance to such Underwriters.

(vii) Transfer Agent. The Company shall provide and maintain a transfer agent and registrar for the Registrable Securities.

(viii) Records. Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, Directors (as defined below) and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

(ix) Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of any Resale Shelf Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission).

(x) Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

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(xi) Registration Expenses. The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2(a), any Resale Shelf Registration Statement takedown pursuant to Section 2(a), any Underwritten Shelf Takedown pursuant to Section 2(b), any Piggyback Offering pursuant to Section 2(c), and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Resale Shelf Registration Statement becomes effective, including, without limitation: (A) all registration and filing fees; (B) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (C) printing, messenger and delivery expenses; (D) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (E) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by the terms hereof; (F) FINRA fees; (G) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (H) the fees and expenses of any special experts retained by the Company in connection with such registration; (I) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration or Transfer and (J) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with such registration and/or marketing of the Registrable Securities (collectively, the “Registration Expenses”). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but the Company shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.

(xii) Information. The holders of Registrable Securities shall promptly provide such customary information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws; provided that the Company may exclude a Registration Rights Party from the Resale Shelf Registration Statement if following the Company’s request for such information at least five Business Days prior to the anticipated filing date of the Resale Shelf Registration Statement, such Registration Rights Party unreasonably fails to furnish such information that is, in the reasonable opinion of the Company’s counsel, necessary to effect the registration under the Resale Shelf Registration Statement; provided further that the Company shall use commercially reasonable efforts to include such Registration Rights Party in the Resale Shelf Registration Statement when such Registration Statement is next amended or supplemented or a Subsequent Shelf Registration is filed if such Registration Rights Party has then timely provided such necessary information.

(xiii) Other Obligations. At any time and from time to time after the expiration of any lock-up period to which such shares are subject, if any, in connection with a sale or Transfer of Registrable Securities exempt from registration under the Securities Act or through transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith and subject to applicable securities and other laws, (A) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (B) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (A). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or Transfers.

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(xiv) Legend Removal Obligations. If any Registration Rights Party (A) proposes to sell or Transfer any Registrable Securities exempt from Section 5 of the Securities Act, pursuant to an effective Registration Statement, or pursuant to Rule 144, including in each case in connection with any trading program under Rule 10b5-1 of the Exchange Act, (B) holds Registrable Securities that are eligible for resale pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares, or (C) holds Registrable Securities which do not require a legend under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by nationally recognized counsel to such Registration Rights Party and the Company’s transfer agent, if required by such transfer agent, then the Company shall, at the sole expense of the Company, promptly, and in any event no later than within two trading days, take any and all actions necessary or reasonably requested by such Registration Rights Party to facilitate and permit the removal of any restrictive legends from such Registrable Securities, including, without limitation, the delivery of any opinions of counsel or instruction letters to the transfer agent as are requested by the same; provided, that with respect to clauses (B) and (C) above, the applicable Registration Rights Party has provided all documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). Each Registration Rights Party agrees to provide the Company, its counsel or the transfer agent with the evidence reasonably requested by it to cause the removal of such legends, including, as may be appropriate, any information the Company reasonably deems necessary to determine that such legend is no longer required under the Securities Act or applicable state Laws. The applicable Registration Rights Party shall be responsible for all fees and expenses (including of counsel for such Registration Rights Party) incurred by such Registration Rights Party with respect to delivering the Legend Removal Documents.

(xv) Rule 144. With a view to making available to the Registration Rights Parties the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of the Company, permit the Registration Rights Parties to sell securities of the Company to the public without registration, the Company agrees to: (A) make and keep public information available, as those terms are understood and defined in Rule 144, for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the Commission; (B) not later than four Business Days following the Closing Date, file a Current Report on Form 8-K that includes current “Form 10 information” (within the meaning of Rule 144) reflecting the Company’s status as an entity that is no longer an issuer described in paragraph (i)(1)(i) of Rule 144; (C) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (D) furnish to each Registration Rights Party so long as such Registration Rights Party owns Registrable Securities, within two Business Days following its receipt of a written request, (I) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (II) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company (it being understood that the availability of such report on the Commission’s EDGAR system shall satisfy this requirement) and (III) such other information as may be reasonably requested in writing to permit the Registration Rights Parties to sell such securities pursuant to Rule 144 without registration.

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(xvi) In Kind Distributions. If any holder of Registrable Securities (and/or any of its Affiliates) seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Company will reasonably cooperate with and assist such holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company and the delivery of Registrable Securities without restrictive legends, to the extent no longer applicable).

(xvii) Margin Loans. The Company shall, as expeditiously as possible and if requested by any Registration Rights Party in connection with any transaction involving any Registrable Securities (including any sale or other transfer of such Registrable Securities without registration under the Securities Act, pledges pursuant to margin loans, hedges or other transactions or arrangements (including, without limitation, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined)), provide such Registration Rights Party with customary and reasonable assistance to facilitate such transaction, including, without limitation (i) such action as such Registration Rights Party may reasonably request from time to time to enable such Registration Rights Party to sell Registrable Securities without registration under the Securities Act or (ii) entering into an “issuer’s agreement” in connection with any margin loan with respect to such Registrable Securities in customary form.

(xviii) No Inconsistent Agreements; Additional Rights. The Company hereby covenants and agrees that neither the Company nor any of its Subsidiaries shall hereafter enter into, and, for the avoidance of doubt, except for the Existing Registration Rights Agreement, the Series A Preferred SPA and the Subscription Agreements, neither the Company nor any of its Subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the holders of Registrable Securities by this Agreement. Without the prior written consent of each Registration Rights Party, neither the Company nor any of its Subsidiaries shall grant to any Person or agree to otherwise become obligated in respect of the rights of registration in the nature or substantially in the nature of those set forth in Section 2 of this Agreement that would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement, the Series A Preferred SPA, the Subscription Agreements and the Existing Registration Rights Agreement; provided that, without the prior written consent of each Registration Rights Party, neither the Existing Registration Rights Agreement nor the Subscription Agreements may be amended in a way that would result in such agreements being inconsistent with or violating the rights granted to the Registration Rights Parties by this Agreement or resulting in the holders thereunder having rights that are more favorable to such holders or prospective holders than the rights granted to the Registration Rights Parties hereunder; provided, further, that no additional parties shall be granted registration rights under the Existing Registration Rights Agreement (other than “Permitted Transferees” as defined therein) without the prior written consent of the Registration Rights Parties. For the avoidance of doubt, the Registration Rights Parties each acknowledge and agree that the Company may include securities of the parties to the Subscription Agreements and the Existing Registration Rights Agreement on the Resale Shelf Registration Statement.

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(xix) 10b5-1 Plan. In no event shall the Company or any officer unreasonably withhold, condition or delay approval of any trading plan under Rule 10b5-1 of the Exchange Act presented by a Registration Rights Party. For the avoidance of doubt, no such approval is needed for the implementation of trading plans under Rule 10b5-1 of the Exchange Act by Stockholder Parties that are not subject to the Company’s Insider Trading Policy.

(xx) General Cooperation. The Company shall, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Registration Rights Parties, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter(s) in any Underwritten Offering.

(e) Indemnification.

(i) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Registration Rights Party, its directors, members, managers, partners and officers, employees, and agents, and each person who controls such Registration Rights Party (within the meaning of the Securities Act or the Exchange Act) and each affiliate of such Registration Rights Party (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by (i) (A) in any Registration Statement filed pursuant to the terms of this Agreement, any untrue or alleged untrue statement of a material fact or omission of any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in any prospectus included in or relating to any such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto, any untrue or alleged untrue statement of a material fact or omission of any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by the Company of any federal, state, common or other law, rule or regulation applicable to the Company in connection with such registration, including the Securities Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such registration, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Registration Rights Party expressly for use therein.

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(ii) Each Registration Rights Party agrees, severally and not jointly with the other parties to this Agreement, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from (A) in any Registration Statement filed pursuant to the terms of this Agreement, any untrue or alleged untrue statement of a material fact or omission of any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in any prospectus included in or relating to any such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto, any untrue or alleged untrue statement of a material fact or omission of any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of a Registration Rights Party expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Registration Rights Parties furnishing such information or affidavits. In no event shall the liability of a Registration Rights Party be greater in amount than the dollar amount of the net proceeds received by the Registration Rights Party upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder except to the extent such failure has not prejudiced the indemnifying party in defending such claim) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (plus one local counsel for all parties in each jurisdiction in which a proceeding with respect to such claim is taking place), unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or includes any admission as to fault, culpability or failure to act on the part of such indemnified party.

(iv) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Registrable Securities.

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(v) If the indemnification provided under this Section 2(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by an indemnifying party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2(e)(v) from any person who was not guilty of such fraudulent misrepresentation. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2(e)(v) were determined solely by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2(e)(v). Any contribution pursuant to this Section 2(e)(v) by any Registration Rights Party shall be limited in amount to the amount of net proceeds received by such Registration Rights Party from the sale of Registrable Securities pursuant to a Registration Statement filed pursuant to the terms of this Agreement, less the aggregate amount of any damages or other amounts such Registration Rights Party has otherwise been required to pay (pursuant to the indemnification provisions of this Section 2(e) or otherwise) by reason of such Registration Rights Party’s untrue or alleged untrue statement or omission or alleged omission. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement. The indemnification and contribution obligations provided for in this Section 2(e) shall be in addition to any liability which any party may otherwise have to any other party, shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, manager, agent, representative or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

(f) Existing Registration Rights. Notwithstanding anything herein to the contrary, effective as of the date hereof, Sponsor and each EQV Holder agree that all rights, obligations, and covenants relating to registration rights granted to Sponsor and such EQV Holder under the Existing Registration Rights Agreement shall be terminated in their entirety and shall be of no further force or effect. Sponsor and each EQV Holder hereby waives, as applicable, any and all rights it may have under the Existing Registration Rights Agreement and acknowledges that such agreement with respect to Sponsor and such EQV Holder, as applicable, is superseded and replaced in its entirety by this Agreement. For the avoidance of doubt, Existing Registrable Securities held by any Registration Rights Party shall be considered Registrable Securities pursuant to this Agreement.

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3. Board of Directors.

(a) Sponsor Holder Directors. So long as Sponsor Holders own in the aggregate more than twenty percent (20%) of the outstanding shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Common Stock), Sponsor Holders shall be entitled to designate (and the Company shall be required to appoint and/or nominate for election at any annual or special meeting of the stockholders of the Company (or action by written consent) for the election of directors to the Board) two (2) individuals to the Board (any such individual, a “Sponsor Designated Director” and together, the “Sponsor Designated Directors”), who shall initially be the individuals designated by the Sponsor Holders pursuant to the Business Combination Agreement (each, an “Initial Sponsor Designated Director” and together, the “Initial Sponsor Designated Directors”), effective as of immediately following the Effective Time, to serve as a Class II and III director, respectively, as the Sponsor Holders shall so designate. In addition, so long as Sponsor Holders own in the aggregate more than ten percent (10%) of the outstanding shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Common Stock), Sponsor Holders shall retain the right to designate (and the Company shall be required to appoint and/or nominate for election at any annual or special meeting of the stockholders of the Company (or action by written consent) for the election of directors to the Board) one (1) Sponsor Designated Director. If an Initial Sponsor Designated Director is unable or unwilling to serve at the Closing, Sponsor Holders shall promptly designate a replacement director and provide any relevant information about such appointee as the Company may reasonably request, and such replacement shall be appointed as a director effective at the Closing. Each Sponsor Designated Director shall remain in office as a director until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Immediately following his or her appointment to the Board, each Sponsor Designated Director shall deliver to the Company a written advance resignation (the “Sponsor Director Advance Resignation”) to be effective upon notice from Sponsor to the Company. A Sponsor Designated Director may be removed at any time (i) upon Sponsor’s notice to the Company of effectiveness of the Sponsor Director Advance Resignation or (ii) pursuant to the Charter and the Bylaws, for cause and by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting together as a single class. In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation, or removal of a Sponsor Designated Director, then Sponsor Holders shall have the right to designate an individual to fill such vacancy and the Company shall take all Necessary Action to promptly appoint such person to fill such vacancy, and in any event, within no later than three (3) days of Sponsor’s designation, and such person shall thereafter be deemed the Sponsor Designated Director under this Agreement to serve in the same class in which the prior Sponsor Designated Director served. During the period any Sponsor Designated Director is a director of the Board, the Company shall, at its own expense, provide to such Sponsor Designated Director the same benefits as any other non-employee director of the Board, including reimbursement of expenses under any applicable director and officer indemnification or insurance policy maintained by the Company. All securities of the Company that may vote in the election of directors to the Board that the Sponsor Holders hold, purchase, acquire the right to vote or otherwise acquire beneficial ownership of (including by the exercise or conversion of any security exercisable or convertible for Company Interests) after the execution of this Agreement shall constitute shares of Common Stock for purposes of this Section 3(a).

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4. Representations and Warranties.

(a) Representations and Warranties of Each Stockholder Party. Each Stockholder Party on its own behalf hereby represents and warrants to the Company and each other Stockholder Party, severally and not jointly, with respect to such Stockholder Party and such Stockholder Party’s ownership of his, her or its Stockholder Shares set forth on Exhibit A, as of the Closing Date:

(i) Organization; Authority. If such Stockholder Party is a legal entity, such Stockholder Party (A) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (B) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Stockholder Party. This Agreement constitutes a valid and binding obligation of such Stockholder Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at Law).

(ii) No Consent. Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of such Stockholder Party is required in connection with such Stockholder Party’s execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with such Stockholder Party’s ability to perform his, her or its obligations pursuant to this Agreement. If such Stockholder Party is a trust, no consent of any beneficiary is required for such Stockholder Party’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(iii) No Conflicts; Litigation. Neither such Stockholder Party’s execution and delivery of this Agreement, nor such Stockholder Party’s consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) conflict with or violate any provision of the organizational documents of such Stockholder Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, Lease or other agreement, instrument, concession, franchise, license, notice or Law, applicable to such Stockholder Party or to such Stockholder Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, such Stockholder Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of a such Stockholder Party, threatened, against such Stockholder Party or any of such Stockholder Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Stockholder Party’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

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(iv) Ownership of Shares. Such Stockholder Party Beneficially Owns his, her or its Stockholder Shares free and clear of all Liens. Except pursuant to this Agreement, the Business Combination Agreement, the Merger Agreement or as set forth on Exhibit A, there are no Options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of his, her or its Stockholder Shares and there are no voting trusts or voting agreements with respect to such Stockholder Shares. Such Stockholder Party does not Beneficially Own (A) any shares of capital stock of the Company other than the Stockholder Shares set forth on Exhibit A or (B) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Exhibit A (collectively, “Options”).

(b) Representations and Warranties of the Company. The Company on its own behalf hereby represents and warrants to each Stockholder Party, as of the Closing Date:

(i) Organization; Authority. The Company (A) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (B) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at Law).

(ii) No Consent. Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of the Company is required in connection with the Company’s the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not interfere with the Company’s ability to perform its obligations pursuant to this Agreement or have a material adverse effect on the Company’s business, operations, results of operations, condition (financial or otherwise), assets or properties.

(iii) No Conflicts; Litigation. Neither the Company’s execution and delivery of this Agreement, nor the Company’s consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) conflict with or violate any provision of the organizational documents of the Company, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, Lease or other agreement, instrument, concession, franchise, license, notice, order or Law, applicable to the Company or to the Company’s property or assets, except, in the case of clause (B), that would not reasonably be expected, individually or in the aggregate, to impair the Company’s ability to fulfill its obligations under this Agreement or have a material adverse effect on the Company’s business, operations, results of operations, condition (financial or otherwise), assets or properties. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of a Company, threatened, against the Company or any of the Company’s Affiliates or any of their respective assets or properties that would materially interfere with the Company’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

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5. Covenants of the Company.

(a) The Company shall take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties hereto with respect to the terms of this Agreement.

(b) The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance (including “Side A” coverage) in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) cause the Charter and the Bylaws to at all times provide for the indemnification, exculpation and advancement of expenses of all Directors to the fullest extent permitted under applicable Law.

(c) The Company shall pay all reasonable and documented out-of-pocket expenses incurred by the members of the Board in connection with the performance of his or her duties as a Director and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements (in a form approved by the Board) with each member of the Board and each officer of the Company from time to time.

6. Lock-up.

(a) Subject to Sections 6(b) and 6(c), each Lock-up Party agrees with the Company that it, he or she shall not Transfer any Lock-up Shares (if any and to the extent applicable) until the end of the Lock-up Period (the “Lock-up”). For the avoidance of doubt, the Lock-up shall not apply to any Company Interests, warrants or other securities of the Company (whether acquired in the open market, directly from the Company, upon exercise of any warrants or otherwise) other than the Lock-up Shares. Nothing in this Section 6 shall prohibit a Lock-up Party from the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the Transfer of such Lock-Up Shares during the Lock-Up Period.

(b) Notwithstanding the provisions set forth in Section 6(a), any Lock-up Party or its respective Permitted Transferees may Transfer its respective Lock-up Shares (if any and to the extent applicable) during the Lock-up Period (i) to any of such Lock-up Party’s Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock (including any Company Interests exchangeable for shares of Common Stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

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(c) Notwithstanding the provisions set forth in Section 6(a), the retirement of shares of Class B Common Stock pursuant to Section 4.6 of the Charter shall not be deemed a Transfer for purposes of this Section 6.

(d) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that, if any Founder Lock-up Shares are directly or indirectly (by waiver, amendment or otherwise) released from any of the restrictions on Transfer under the Sponsor Letter Agreement, then the Lock-up Shares of each Lock-up Party or its respective Permitted Transferees, as applicable, shall, unless such person consents otherwise in writing, also be released in a proportionate manner, and at the same time or times, as the Founder Lock-up Shares subject to such release. In the event that the Sponsor Letter Agreement is amended or otherwise modified in a manner with respect to the Founder Lock-up Shares favorable to Sponsor and such amendment or modification, if applied to this Agreement with respect to the Lock-up Shares, would also be favorable to any of the Lock-up Parties, each such Lock-up Party shall be afforded the benefits of, and this Agreement shall be deemed amended or modified to give effect to, such amendment or modification. In the event this Agreement is deemed amended or modified pursuant to the immediately preceding sentence, the Company shall notify each Lock-up Party within two (2) business days of the occurrence of such amendment or modification.

(e) For the avoidance of doubt, this Section 6 shall in no way limit any restrictions on or requirements relating to the Transfer of the Company Interests Beneficially Owned by the Lock-up Parties and their respective Permitted Transferees under applicable securities Laws or as otherwise set forth in this Agreement or the governing documents of the Company, EQVR and EQV Holdings as of the date hereof.

7. No Other Voting Trusts or Other Arrangement. Each Stockholder Party shall not, and shall not permit any entity under such Stockholder Party’s control to (a) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (b) grant any proxies consent or power of attorney or other authorization or consent with respect to any of the Voting Shares (excluding any proxies solicited by the Board) or (c) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

8. Additional Shares. Each Stockholder Party agrees that all securities of the Company that may vote in the election of the Directors that such Stockholder Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for Company Interests) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement; provided that no securities of the Company other than the Lock-up Shares shall be subject to the restrictions imposed by Section 6.

9. No Agreement as Director or Officer. Each Stockholder Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Stockholder Party makes any agreement or understanding in this Agreement in such Stockholder Party’s capacity as a Director or officer of the Company or any of its Subsidiaries (if Stockholder Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder Party in his, her or its capacity as a Director or officer of the Company, and no actions or omissions taken in such Stockholder Party’s capacity as a Director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder Party from exercising his or her fiduciary duties as an officer or Director to the Company or its stockholders.

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10. Confidentiality. Each Stockholder Party agrees, and agrees to cause its Affiliates, to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor, or otherwise in connection with, its investment in the Company) any Confidential Information; provided, however, that a Stockholder Party may disclose Confidential Information to (a) its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain and utilize their services in connection with its investment in the Company, (b) to any Affiliate, partner, member, equityholder, manager, officer, employee or wholly-owned Subsidiary of such Stockholder Party in the ordinary course of business; provided, further, that, such Stockholder Party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information or (c) as may otherwise be required by law, regulation, rule, court order or subpoena or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system; provided that, to the extent legally permissible, such Stockholder Party promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

11. Specific Enforcement. Each party hereto acknowledges that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party hereto would have no adequate remedy at Law) and the non-breaching party hereto would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereto shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement to the extent expressly contemplated herein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 11 shall not be required to provide any bond or other security in connection with any such injunction.

12. Termination.

(a) Following the Closing, with respect to each Stockholder Party, except as set forth in Section 12(b) and (i) Section 3 (Board of Directors), this Agreement shall terminate with respect to such Stockholder Party automatically (without any action by any party hereto) on the first date on which such Stockholder Party no longer has the right to designate a Director under this Agreement; and (ii) the remainder of this Agreement shall terminate automatically (without any action by any party hereto or any other Person) as to such Stockholder Party when such Stockholder Party ceases to Beneficially Own any Stockholder Shares.

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(b) Notwithstanding the foregoing, the obligations set forth in Section 10 (Confidentiality), Section 11 (Specific Enforcement), Section 12 (Termination), Section 13 (Amendments and Waivers), Section 15 (Assignment), Section 17 (Severability) and Section 18 (Governing Law; Jurisdiction; Waiver of Jury Trial) shall survive termination of this Agreement.

13. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by holders of a majority of the then-outstanding Registrable Securities; provided, however, that (a) in the case of any amendment to or waiver of the rights of any Stockholder Party hereunder, such amendment or waiver shall also require the signature of each Stockholder Party that has such right at the time of such amendment or waiver and (b) in the case of an amendment to or waiver of any obligation of a Stockholder Party hereunder, such amendment or waiver shall also require the signature of each Stockholder Party that remains subject to such obligation at the time of such amendment or waiver; provided further, that no amendment or waiver that adversely affects a Registration Rights Party in a manner disproportionate to any adverse effects such amendment or waiver would have on the other Registration Rights Parties hereunder shall be enforceable against such adversely affected Registration Rights Party, without the written consent of such adversely affected Registration Rights Party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

14. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or similar transaction, any securities issued with respect to Voting Shares held by the Stockholder Parties shall become Voting Shares for purposes of this Agreement (and any securities issued with respect to the Lock-up Shares held by the Stockholder Parties shall become Lock-up Shares for purposes of this Agreement). During the term of this Agreement, all dividends paid to the Stockholder Parties in Company Interests or other equity or securities convertible into equity shall become Voting Shares (and all dividends on Lock-up Shares paid to the Stockholder Parties in Company Interests or other equity or securities convertible into equity shall become Lock-up Shares) for purposes of this Agreement.

15. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

(b) No Stockholder Party may assign or delegate such Stockholder Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Stockholder Shares by such Stockholder Party to a Permitted Transferee in accordance with the terms of this Agreement and this Section 15.

(c) This Agreement and the provisions hereof shall, subject to Section 15(b), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of each Stockholder Party, as applicable, including with respect to any of such Stockholder Party’s Stockholder Shares that are Transferred to a Permitted Transferee in accordance with the terms of this Agreement.

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(d) No assignment in accordance with this Section 15 by any party hereto (including pursuant to a Transfer of any Stockholder Party’s Stockholder Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless the Company shall have received (i) written notice of such assignment as provided in Section 20 and (ii) the executed written agreement, in a form reasonably satisfactory to the Company, of the assignee to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. No Person to whom any Stockholder Party’s Stockholder Shares are Transferred shall be considered a Permitted Transferee for purposes of this Agreement unless and until the Person to whom such securities are Transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

(e) Notwithstanding anything to the contrary contained in this Section 15 or elsewhere in this Agreement, any Registration Rights Party may assign its rights under Section 2 in respect of any Registrable Securities to whom it Transfers such Registrable Securities, provided that such Transfer is not in violation of this Agreement and such Registrable Securities continue to constitute Registrable Securities following such Transfer.

(f) Any assignment made other than as provided in this Section 15 shall be null and void.

(g) Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by each Stockholder Party, the aggregate number of shares so held by such Stockholder Party shall include any shares of capital stock of the Company Transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 15; provided, that any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 15(d).

16. Other Rights. Subject to the terms of this Agreement, each Stockholder Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to its Stockholder Shares, including without limitation the right to dispose of and vote its Stockholder Shares subject to this Agreement, and no other Stockholder Party shall have any right to dispose of or vote, or cause the disposition or vote of, such Stockholder Shares. The obligations of each Stockholder Party hereunder are several and not joint with the obligations of any other Stockholder Party, and no Stockholder Party shall be responsible in any way for the performance of the obligations of any other Stockholder Party hereunder. Nothing contained herein, and no action taken by any Stockholder Party pursuant hereto, shall be deemed to constitute the Stockholder Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Stockholder Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. In furtherance of (but without limiting) the foregoing, each Stockholder Party hereby acknowledges and agrees that (a) the Stockholder Parties have entered into this single Agreement at the request, and for the convenience, of the Company (with each Stockholder Party being separately represented by its own counsel), (b) each Stockholder Party shall be entitled to independently protect and enforce its rights including, without limitation, its rights arising out of this Agreement, and (c) no Stockholder Party shall have any right to enforce this Agreement against any other Stockholder Party, nor shall any Stockholder Party compel or seek to compel the Company to enforce this Agreement against any other Stockholder Party, and such right to enforce this Agreement against any Stockholder Party shall be solely and exclusively vested in the Company. For purposes of clarity, nothing in this Section 16 shall be deemed to limit or otherwise affect the right of any Director designated by any Stockholder Party to take any action reasonably necessary or appropriate to cause the Company to enforce this Agreement in accordance with its terms.

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17. Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

18. Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTION AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 18, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

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19. Counterparts. This Agreement and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party hereto shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail as a defense to the formation or enforceability of a Contract and each party hereto forever waives any such defense.

20. Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 20, notices, demands and communications to the Stockholder Parties shall be sent to the addresses indicated on Exhibit A (or to such other address or addresses as the Stockholder Parties may from time to time designate in writing).

21. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The parties hereto have voluntarily agreed to define their rights and Liabilities with respect to the Transaction exclusively pursuant to the express terms and provisions hereof, and the parties hereto disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary Person in an arm’s-length transaction.

22. Effectiveness. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be effective upon the Closing. If the Business Combination Agreement is terminated in accordance with its respective terms, this Agreement shall terminate on concurrently therewith and shall be of no further force and effect.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

EQV VENTURES SPONSOR LLC

By:
Name:
Title:

[PRESIDIO PRODUCTION COMPANY / PROMETHEUS PUBCO INC.]

By:
Name:
Title:

PROMETHEUS HOLDINGS LLC

By:
Name:
Title:

EQV RESOURCES INTERMEDIATE LLC

By:
Name:
Title:

[Schedule I to Registration and Stockholders’ Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

[INITIAL HOLDER]

By:
Name:
Title:

[Signature Page to Registration and Stockholders’ Rights Agreement]

Schedule I

Initial Holders

Presidio Initial Holders

●	[●]

EQV Holders

●	[●]

Morgan Stanley Holders

●	[●]

[Schedule I to Registration and Stockholders’ Rights Agreement]

Exhibit A

Name	EQV Holdings Class A Units	EQV Holdings Class B Units	Pubco Class A Common Stock	Pubco Class B Common Stock

[Exhibit A to Registration and Stockholders’ Rights Agreement]

EXHIBIT L-1

Employment Agreement – Ulrich

(see attached)

Exhibit L-1 to Business Combination Agreement

EXHIBIT L-2

Employment Agreement – hammack

(see attached)

Exhibit L-2 to Business Combination Agreement

EXHIBIT L-3

Employment Agreement – brawley

(see attached)

Exhibit L-3 to Business Combination Agreement

Exhibit L-4

EMPLOYMENT AGREEMENT – BARNES

(see attached)

Exhibit L-4 to Business Combination Agreement

EXHIBIT M

ILLUSTRATIVE ALLOCATION SCHEDULE

(see attached)

Exhibit M to Business Combination Agreement

EXHIBIT N

ILLUSTRATIVE Available Cash

(see attached)

Exhibit N to Business Combination Agreement

EXHIBIT O

Form of EQUITY INCENTIVE PLAN

(see attached)

Exhibit O to Business Combination Agreement

EXHIBIT P

Form of RESTRICTED STOCK UNIT AWARD AGREEMENT

(see attached)

Exhibit P to Business Combination Agreement